                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                WELLPOINT HEALTH NETWORKS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                                 March 26, 1998

To our Stockholders:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") which will be held on May 12, 1998, at 10:00 a.m., at the Warner Center Marriott, 21850 Oxnard Street, Woodland Hills, California 91367.

    At the meeting, you will be asked to vote upon proposals to elect two Class II directors; approve an amendment to the Company's 1994 Stock Option/Award Plan (the "Stock Option Plan") changing various provisions of the Stock Option Plan; and ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants. Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

    Please take this opportunity to participate in the affairs of the Company by voting on the business to be presented at this meeting. Whether or not you plan to attend the meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

    If you plan to attend the Annual Meeting and are a registered stockholder, please bring the admission ticket which is attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or broker statement showing your beneficial ownership with you to the Annual Meeting.

    We look forward to your attendance at the Annual Meeting.

                                          Sincerely,

                                          [/S/ LEONARD D. SCHAEFFER]

                                          Leonard D. Schaeffer
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

                         WELLPOINT HEALTH NETWORKS INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1998

                            ------------------------

    The 1998 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") will be held on Tuesday, May 12, 1998, at 10:00 a.m., local time, at the Warner Center Marriott, located at 21850 Oxnard Street, Woodland Hills, California 91367 to act on the following matters:

    1. To elect two Class II directors of the Company to serve until the 2001 Annual Meeting or the election of their successors.

    2. To approve an amendment to the Company's 1994 Stock Option/Award Plan (the "Stock Option Plan") which, among other things, provides for automatic annual option grants to the Company's non-employee directors, permits discretionary grants to non-employee directors, modifies the Stock Option Plan's limit on aggregate grants to a single person and allows the Company to incorporate a "reload" feature into new and existing stock option grants.

    3. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 31, 1998.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on March 27, 1998 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be available for at least 10 days prior to the Annual Meeting at the Company's principal executive office located at 21555 Oxnard Street, Woodland Hills, California 91367 for the examination of any stockholders and will also be available for inspection at the meeting.

                                          By Order of the Board of Directors

                                                  [/S/ THOMAS C. GEISER]

                                          Thomas C. Geiser
                                          SECRETARY

Woodland Hills, California
March 26, 1998

                             YOUR VOTE IS IMPORTANT

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY.

                         WELLPOINT HEALTH NETWORKS INC.

                                ----------------

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of WellPoint Health Networks Inc. (the "Company" or "WellPoint") for use at the Annual Meeting of Stockholders to be held on May 12, 1998, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Warner Center Marriott located at 21850 Oxnard Street, Woodland Hills, California 91367. The Company's principal executive office is located at 21555 Oxnard Street, Woodland Hills, California 91367 and the Company's telephone number is (818) 703-4000. This Proxy Statement and the proxy card are being mailed to stockholders on or about March 31, 1998.

PROXIES

    If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted "FOR" Proposals 1, 2 and 3 and will be voted in the proxyholders' discretion as to other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's principal executive office, 21555 Oxnard Street, Woodland Hills, California 91367, Attention: Secretary, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

    The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person, by telephone or facsimile. The Company's transfer agent, ChaseMellon Stockholder Services, L.L.C., will assist in the solicitation of proxies as part of its transfer agent services to the Company. The fee for such services will be approximately $4,500 plus reasonable expenses.

SHARE OWNERSHIP AND VOTING

    Only holders of Common Stock of record at the close of business on March 27, 1998, the record date and time fixed by the Board of Directors, are entitled to vote at the meeting. As of March 15, 1998, approximately 69,971,937 shares of the Company's Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. A majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

    Each share of Common Stock outstanding on the record date is entitled to vote. Except to the extent that a stockholder withholds votes from the nominees, the proxyholders named in the accompanying form of proxy, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors of the Company.

    An affirmative vote of a majority of shares of Common Stock present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors. Directors are elected by a plurality of votes cast. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Abstentions will be counted in determining whether there is a quorum. As to certain matters other than the election of directors, the New York Stock Exchange Rules generally require when shares are registered in "street" or nominee name that their member brokers receive specific instruction from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to those matters. The shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

    The shares of Common Stock beneficially owned by the California HealthCare Foundation (the "Foundation"), which as of March 15, 1998 owned 29,910,000 shares (or approximately 42.7% of the outstanding Common Stock), will be voted in accordance with the terms of the existing voting agreements. See "May 1996 Recapitalization."

    Under the provisions of the Company's Salary Deferral Savings Program (the "401(k) Plan"), approximately 284,287 shares (as of March 17, 1998) of Common Stock of the Company held by Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plan, may be voted at the meeting pursuant to confidential instructions from participating employees.

MAY 1996 RECAPITALIZATION

    On May 20, 1996, Blue Cross of California ("BCC") and the Company's predecessor, WellPoint Health Networks Inc., a Delaware corporation ("Old WellPoint"), concluded a recapitalization (the "Recapitalization") pursuant to which, among other actions, Old WellPoint merged with and into BCC and the surviving entity changed its name to WellPoint Health Networks Inc. In connection with the Recapitalization, BCC relinquished its rights under the Blue Cross License Agreement dated January 1, 1991 between Blue Cross of California and the Blue Cross Blue Shield Association (the "BCBSA"), which licenses the use of the Blue Cross name and mark. The BCBSA and the Company entered into a License Agreement (the "License Agreement"), pursuant to which the Company became the exclusive licensee for the right to use the Blue Cross name and related service marks in California and became a member of the BCBSA.

    The License Agreement required that the Foundation enter into a voting trust agreement (the "Voting Trust Agreement"), pursuant to which the Foundation deposited into a voting trust (the "Voting Trust") the number of shares of the Company's Common Stock sufficient to reduce the Foundation's holdings outside such Voting Trust to a level not in excess of 50% of the voting power of the outstanding shares of the Company's Common Stock. The shares held by the trustee under the Voting Trust Agreement (the "Voting Trust Shares") generally must be voted (i) with respect to elections and removal of directors, calling of stockholder meetings and amendment of the Company's Certificate of Incorporation and Bylaws, where such actions are opposed by the Board of Directors, to support the position of the Board of Directors, (ii) with certain exceptions, on matters requiring a vote of at least an absolute majority of all outstanding shares of Common Stock, as the majority of non-Voting Trust Shares vote, and (iii) on all other matters, in the identical proportion in favor of or in opposition to such matters as non-Voting Trust Shares vote. In addition, the Voting Trust Agreement requires that the Foundation, through sales (which may involve exercises of registration rights granted to the Foundation at the time of the Recapitalization) or additional deposits into the Voting Trust, reduce its holdings outside the Voting Trust to 20% and 5% of the outstanding Common Stock on and after three and five years, respectively, from May 20, 1996. As a result of sales of its holdings of Common Stock, as of March 15, 1998, no shares held by the Foundation were subject to the provisions of the Voting Trust Agreement.

    Pursuant to an addendum to the License Agreement, the Foundation's Board of Directors was required to consist of a majority of persons that served as directors of BCC on or before May 17, 1996 (the "Original Blue Cross Directors"). In March 1998, the Company, the BCBSA and the Foundation tentatively agreed to modify this restriction. Pursuant to a proposed amendment to the Voting Trust Agreement (the "Amended Voting Trust Agreement"), in the event that the number of Original Blue Cross Directors were to become equal to the number of non-Original Blue Cross Directors (such occurrence being known as the "Even Division Date"), the Foundation would be required to immediately make deposits into the Voting Trust to reduce its holdings outside the Voting Trust to 20% of the outstanding Common Stock and make additional deposits into the Voting Trust within one year thereafter to reduce its holdings outside of the Voting Trust to 5% of the outstanding Common Stock. The Foundation has indicated to the Company that an Even Division Date may occur in April 1998. In order for a change in the composition of the Foundation Board to be permitted, the Foundation must obtain the approval of the California Attorney General and the California Department of Corporations. There can be no assurance that such approvals will be obtained or that the Amended Voting Trust Agreement will be executed prior to the Annual Meeting or at all.

    With respect to those shares held by the Foundation in excess of the Ownership Limit (as such term is defined in the Company's Restated Certificate of Incorporation) that are not subject to the Voting Trust Agreement, the Foundation has also entered into a voting agreement (the "Voting Agreement"). The Voting Agreement provides, among other things, that the Foundation, during the period that it continues to own in excess of the Ownership Limit, will vote all shares of the Company's Common Stock owned by it in excess of 5% of the outstanding shares (except those shares held pursuant to the Voting Trust Agreement) in favor of each nominee to the Board of Directors of the Company, or under certain circumstances, other subsets of the Board, all as set forth in the Company's Bylaws. With respect to the removal of directors, calling of stockholder meetings and amendment of the Company's Certificate of Incorporation and Bylaws, where such actions are opposed by the Board of Directors, the Foundation has also agreed under the Voting Agreement to support the position of the Board of Directors. As of March 15, 1998, the number of shares of Common Stock subject to the Voting Agreement was 26,411,404 (or approximately 37.7% of the outstanding Common Stock).

    Each of the material agreements entered into in connection with the Recapitalization was amended and restated on substantially similar terms at the time of the Company's August 1997 reincorporation in Delaware (which was approved by the stockholders at the Company's 1997 Annual Meeting).

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

    The Board of Directors proposes the election of the two Class II directors at the Annual Meeting. The Company's Bylaws provide for nine directors. The Board of Directors is divided into three classes, each serving three-year terms, as provided in the Company's Restated Certificate of Incorporation. There are currently two Class II directors. The three Class III directors hold office until the 1999 Annual Meeting and the three Class I directors hold office until the 2000 Annual Meeting. The two Class II directors hold office until this Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the two Class II director nominees to the Board of Directors named below. Mr. Banks has served as a director of the Company since April 1993, and Mr. Davenport has served as a director of the Company since May 1996. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxyholders to fill such vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class II director will continue until the 2001 Annual Meeting of Stockholders or until the director's successor has been elected. Although the Company's Restated Certificate of Incorporation currently provides for a total of three Class II director positions, the Board of Directors has determined that it is in the best interests of the Company to maintain the Board of Directors at its current size and accordingly has nominated only the two existing Class II directors for reelection. The proxyholders will not be able to vote for a greater number of nominees at the Annual Meeting than two nominees.

NOMINEES FOR ELECTION AS DIRECTORS

    The names of the nominees and certain biographical information about them are set forth below:

                      DAVID R. BANKS, age 61, has been a director of the Company since April
        [LOGO]        1993. He has been Chairman and Chief Executive Officer of Beverly
                      Enterprises since September 1979. Beverly Enterprises operates health care facilities in 34 states and the District of Columbia. Mr. Banks serves as a director of Ralston Purina, Nationwide Health Properties and Pharmerica, Inc. Mr. Banks serves on the Nominating and Governance
                      Committee and Compensation Committee of the Board.

                      STEPHEN L. DAVENPORT, age 65, has been a director of the Company since
        [LOGO]        May 1996, was an independent director of BCC from 1991 until May 1996 and prior to that served as an advisory director of BCC from 1989. He is retired. From 1980 to 1995, he was president of D/A Financial
                      Group. Prior to that he was Senior Vice President of Provident Mutual
                      Life Insurance Company. Pursuant to an agreement with the California
                      Department of Corporations (the "DOC") made at the time of the
                      Recapitalization, Mr. Davenport has effectively agreed not to serve as a director beyond April 2002. Mr. Davenport serves as the Chairperson of the Compensation Committee of the Board.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

DIRECTORS OTHER THAN THE NOMINEES

    The directors of the Company other than the nominees are as follows:

                      LEONARD D. SCHAEFFER, age 52, a Class III director, has been Chairman
        [LOGO]        of the Board of Directors and Chief Executive Officer of the Company
                      since August 1992. From 1989 until May 1996, Mr. Schaeffer was also
                      Chairman of the Board of Directors and, from 1986, Chief Executive
                      Officer of BCC. From 1982 to 1986, Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice
                      President and Chief Operating Officer of the Student Loan Marketing
                      Association ("Sallie Mae"), a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to
                      1980, Mr. Schaeffer was the Administrator of the Health Care Financing
                      Administration ("HCFA"). HCFA administers the Federal Medicare,
                      Medicaid and Peer Review Organization programs. Mr. Schaeffer serves as a director of Allergan, Inc.

                      W. TOLIVER BESSON, age 53, a Class III director, has been a director
        [LOGO]        of the Company since May 1996, was an independent director of BCC from
                      April 1994 until May 1996 and prior to that served as an advisory director of BCC from 1989. He has been a partner with the law firm of
                      Paul, Hastings, Janofsky & Walker since 1978. He served on its national management committee from 1985 to 1990 and served on the
                      Board of Governors of the California State Bar from 1979 to 1980. He currently serves as a member of the management committee of Cross
                      Country Ventures (a venture capital limited partnership). Pursuant to an agreement with the DOC, Mr. Besson has effectively agreed not to serve as a director beyond April 2003. Mr. Besson serves on the Audit
                      Committee and the Nominating and Governance Committee of the Board.

                      ROGER E. BIRK, age 67, a Class I director, has been a director of the
        [LOGO]        Company since April 1993. Mr. Birk served as President of the Federal
                      National Mortgage Association ("Fannie Mae") from 1987 to 1992 and as
                      Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. from
                      1982 to 1986. Mr. Birk serves as a director of Penske Transportation, the Federal National Mortgage Association ("Fannie Mae"), Mutual of
                      America Capital Corp. and Golden Bear Golf, Inc. Mr. Birk serves as the Chairperson of the Audit Committee of the Board.

                      SHEILA P. BURKE, age 47, a Class I director, has been a director of
        [LOGO]        the Company since April 1997. Since December 1996, Ms. Burke has been an Executive Dean of the John F. Kennedy School of Government, Harvard
                      University. Previously in 1996, Ms. Burke was a senior advisor to the
                      Dole for President Campaign. From 1986 until June 1996, Ms. Burke was the chief of staff for the Office of the Republican Leader of the
                      United States Senate. Ms. Burke currently serves on the Board of
                      Directors of Chubb Corp. Ms. Burke serves on the Audit Committee of the Board.

                      JULIE A. HILL, age 51, a Class III director, has been a director of
        [LOGO]        the Company since March 1994. She has been President and Chief
                      Executive Officer of Costain Homes Inc. ("Costain") since January
                      1991, having joined Costain in 1988 as Vice President of Sales and
                      Marketing. Costain is a division of London-based Costain Group PLC and builds single-family detached residential communities. Ms. Hill serves on the Compensation Committee and as the Chairperson of the Nominating
                      and Governance Committee of the Board.

                      ELIZABETH A. SANDERS, age 52, a Class I director, has been a director
        [LOGO]        of the Company since May 1996. Ms. Sanders has been a consultant to executive management from 1990 to the present. She was employed by
                      Nordstrom Inc. from 1978 to 1990 and served as Vice President and
                      General Manager of Nordstrom, Inc. from 1978 to 1990. Ms. Sanders is a founder of the National Bank of Southern California and was on its
                      board of directors from 1983 to 1990. She currently serves on the following boards of directors: H. F. Ahmanson & Company, Wal-Mart
                      Stores, Inc., Wolverine Worldwide, Inc. and the Advantica Restaurant
                      Group, Inc. Ms. Sanders serves on the Audit Committee of the Board.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of eight meetings (including regularly scheduled meetings and special meetings) during 1997. During the same period, the Board of Directors acted several times by unanimous written consent. During 1997, each of the directors attended or participated in 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which the director served, except Ms. Burke who attended less than 75% of the meetings of the Board of Directors and Audit Committee that were held in 1997 after she was elected as a Board member. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

    The Audit Committee, which consists of Messrs. Birk and Besson and Mesdames Burke and Sanders, met three times during 1997. The Audit Committee reviews financial and auditing issues of the Company, recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles, internal control structure and policies and procedures. Mr. Birk is chairperson of the Audit Committee.

    The Compensation Committee, which consists of Messrs. Banks and Davenport and Ms. Hill, met four times during 1997. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and incentive option plans, and approves the granting of stock options and awards to executive officers. Mr. Davenport is chairperson of the Compensation Committee.

    The Nominating and Governance Committee, which consists of Ms. Hill and Messrs. Banks and Besson, met three times during 1997. The Nominating and Governance Committee recommends qualified candidates for election as directors of the Company and generally reviews and makes recommendations to the Board concerning governance issues. Ms. Hill is chairperson of the Nominating and Governance Committee. Pursuant to the terms of the License Agreement, until the Foundation ceases to own voting capital stock of the Company in excess of the Ownership Limit specified in the Company's Restated Certificate of Incorporation, the Nominating and Governance Committee will be composed of three directors, each of whom will be an independent director. One of the members of the Nominating and Governance Committee must be one of the directors (or their replacement) designated by BCC prior to the Recapitalization. The BCC-designated directors are Ms. Burke and Messrs. Besson and Davenport. Stockholders wishing to recommend candidates for consideration by the Nominating and Governance Committee may do so by writing to the Secretary of the Company at the Company's principal executive office, giving the candidate's name, biographical affidavit and qualifications.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 1997, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements, except Thomas C. Geiser, who reported one transaction late in 1997.

COMPENSATION OF DIRECTORS

    All non-employee directors of the Company are entitled to the following compensation: (i) $23,000 per year paid in quarterly installments; and (ii) $1,300 per Board meeting and $900 per committee meeting, with the chairperson of the committee receiving $1,100 per committee meeting. The meeting fee is $500 for any Board or committee meeting in which a director participates by telephone. Non-employee directors may elect to defer receipt of a portion or all of their fees. Deferred amounts are credited with interest quarterly.

    On the last business day of the second quarter of each fiscal year of the Company, continuing non-employee directors who have served for at least six full calendar months automatically receive 800 shares of Common Stock pursuant to the Company's Stock Option Plan. If the amendment to the Stock Option Plan presented as Proposal No. 2 at the Annual Meeting is approved by the stockholders, eligible non-employee directors will also receive an annual 2,000-share stock option grant under the Stock Option Plan on the last business day of the second quarter of each fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors is composed of David R. Banks, Stephen L. Davenport and Julie A. Hill. The Company's Compensation Committee does not include any present or former officers or employees of the Company or any of its subsidiaries.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 1998 by (a) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) the Chief Executive Officer of the Company; (c) each of the four other most highly compensated executive officers of the Company (determined for the year ended December 31, 1997) (collectively, the "Named Executive Officers"); (d) each director of the Company; and (e) all directors and executive officers as a group:

                                                                                                       TOTAL SHARES
                                                                                                       BENEFICIALLY
                                                NUMBER OF SHARES                   NUMBER OF SHARES        AND
                                                  BENEFICIALLY       PERCENT OF     SUPPLEMENTALLY    SUPPLEMENTALLY  PERCENT OF
NAME AND ADDRESS                                    OWNED(1)          CLASS(2)           OWNED            OWNED          CLASS
--------------------------------------------  --------------------  -------------  -----------------  --------------  -----------
California HealthCare Foundation............        29,910,000(3)          42.7%          --             29,910,000         42.7%
  21560 Oxnard Street
  Woodland Hills, CA 91367

Leonard D. Schaeffer........................           474,420(4)         *               64,410(5)         538,830        *

D. Mark Weinberg............................           223,352(6)         *                8,187(7)         231,539        *

Ronald A. Williams..........................           236,592(8)         *                   80(9)         236,672        *

Thomas C. Geiser............................           153,333(10)        *                3,053(11)        156,386        *

David C. Colby..............................            34,410            *               12,500(12)         46,910        *

David R. Banks..............................             1,967(13)        *               --                  1,967        *

W. Toliver Besson...........................             2,300(14)        *               --                  2,300        *

Roger E. Birk...............................            11,302            *               --                 11,302        *

Sheila P. Burke.............................           --                 *               --                --             *

Stephen L. Davenport........................             3,220(15)        *               --                  3,220        *

Julie A. Hill...............................             1,515            *               --                  1,515        *

Elizabeth A. Sanders........................               800            *               --                    800        *

All executive officers and directors as a
  group (12 persons)........................         1,143,211(16)          1.6           88,230          1,231,441          1.7

--------------------------

*   Less than one percent.

 (1) Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

 (2) Calculation based on approximately 69,971,937 shares of Common Stock outstanding as of March 15, 1998.

 (3) As of March 15, 1998, approximately 26,411,404 shares were held pursuant to the Voting Agreement. This agreement contains provisions with respect to the voting of shares subject to it on certain specified matters. See "May 1996 Recapitalization."

 (4) Includes 400 shares held in a Keogh account, 200 shares held in an Individual Retirement Account ("IRA") account and 386 shares held in a 401(k) account for the benefit of Mr. Schaeffer. Includes 466,764 shares subject to presently exercisable options or options that become exercisable within 60 days.

 (5) Includes 64,187 deferred share units. The Company has agreed to issue such shares to Mr. Schaeffer upon termination of his employment with the Company. See "Executive Compensation and Other Information-- Employment Contracts, Termination of Employment and Change-in-Control Arrangements--Employment

    Agreement with Leonard D. Schaeffer." Also includes deferred rights to 223 shares held in a deferred compensation account for the benefit of Mr. Schaeffer.

 (6) Includes 3,120 shares held in a 401(k) account for the benefit of Mr. Weinberg and 205,633 shares subject to presently exercisable options or options that become exercisable within 60 days.

 (7) Represents deferred rights to 8,187 shares held in a deferred compensation account for the benefit of Mr. Weinberg.

 (8) Includes 103 shares held in a 401(k) account for the benefit of Mr. Williams and 211,858 shares subject to presently exercisable options or options that become exercisable within 60 days.

 (9) Represents deferred rights to 80 shares held in a deferred compensation account for the benefit of Mr. Williams.

(10) Includes 98 shares held in a 401(k) account for the benefit of Mr. Geiser and 141,315 shares subject to presently exercisable options or options that become exercisable within 60 days.

(11) Represents a restricted share right grant with respect to 3,000 shares made to Mr. Geiser that vests in equal installments on June 1, 1998 and 1999 and deferred rights to 53 shares held in a deferred compensation account for the benefit of Mr. Geiser.

(12) Represents a restricted share right grant made to Mr. Colby that vests in equal installments on September 1, 1998, 1999, 2000, 2001 and 2002.

(13) Includes 500 shares held in a Keogh account for the benefit of Mr. Banks.

(14) Includes 900 shares owned by the W. Toliver Besson Retirement Plan, of which Mr. Besson is trustee. Includes 100 shares owned by Mr. Besson's wife.

(15) Includes 1,000 shares held in an IRA for the benefit of Mr. Davenport and 2,220 shares owned by the Davenport Family Trust, of which Mr. Davenport is trustee.

(16) Includes 1,025,570 shares subject to presently exercisable options or options that become exercisable within 60 days.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CERTAIN COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other Named Executive Officers for the years ended December 31, 1995, 1996 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                             -----------------------------------------
                                          ANNUAL COMPENSATION                           AWARDS               PAYOUTS
                               -----------------------------------------     ----------------------------   ----------
                                                           OTHER ANNUAL                       SECURITIES       LTIP      ALL OTHER
NAME AND PRINCIPAL              SALARY                     COMPENSATION       RESTRICTED      UNDERLYING     PAYOUTS    COMPENSATION
POSITION                 YEAR    ($)      BONUS ($)            ($)             STOCK($)       OPTIONS(#)      ($)(1)       ($)(2)
-----------------------  ----  --------  ------------     --------------     -------------   ------------   ----------  ------------
Leonard D. Schaeffer...  1997  $856,733  $    630,000       $  3,757            --             200,000          --        $105,607
  Chairman and Chief     1996   744,524       532,440         12,908            --             437,700      $5,475,049     245,777
  Executive Officer(3)   1995   636,005       305,280         --                --              --             136,913      93,818

D. Mark Weinberg.......  1997  $453,302  $    240,000       $258,734(4)         --             100,000          --        $ 51,023
  Executive Vice
    President,           1996   456,285       234,000        206,987(4)         --             240,931      $1,976,199     136,473
  UNICARE Businesses     1995   407,075       157,538        172,490(4)         --              --              42,736      51,097

Ronald A. Williams.....  1997  $444,540  $    285,000       $204,701(4)         --             100,000          --        $ 70,399
  Executive Vice
    President,           1996   430,888       238,743        157,463(4)         --             230,511      $1,866,031     134,256
  Blue Cross of
    California           1995   371,612       143,814        125,970(4)         --              --              39,043      47,741
  Businesses

Thomas C. Geiser.......  1997  $336,119  $    189,000       $ 34,600(5)         --              75,000          --        $ 30,643
  Executive Vice
    President,           1996   321,002       155,000         35,989(5)       $159,750(7)      128,348      $1,007,791      63,085
  General Counsel and    1995   269,170       105,235        220,730(6)         --              --              27,963      20,965
  Secretary

David C. Colby(8)......  1997  $123,077  $    169,300(9)    $ 33,877(10)      $706,250(11)     116,673          --        $    138
  Executive Vice
  President
  and Chief Financial
  Officer

------------------------------

 (1) For the year ended December 31, 1996, the amounts shown include the following payments made in May 1996 upon completion of the Recapitalization and termination of the Special Performance Units ("SPUs") and Performance Units previously issued under the Company's 1994 Long Term Incentive Plan (which has been terminated): Leonard D. Schaeffer, $3,848,184; D. Mark Weinberg, $1,436,867; Ronald A. Williams, $1,364,112; and Thomas C. Geiser, $739,860. For Mr. Schaeffer, this amount was paid 50% in cash, with the remaining 50% allocated to deferred share units which will be received by Mr. Schaeffer upon termination of his employment with the Company. See "--Employment Contracts, Termination of Employment and Change in Control Arrangements." For Messrs. Weinberg, Williams and Geiser, these amounts were paid 50% in cash and 50% in unrestricted Common Stock. These amounts represented the existing value of such SPUs and Performance Units as of the time of their termination, but did not constitute regular compensation payments for 1996. For the year ended December 31, 1996, the amounts shown also include the following payments made under SPUs that matured on January 31, 1996: Leonard D. Schaeffer, $1,375,000; D. Mark Weinberg, $426,250;
    Ronald A. Williams, $398,750; and Thomas C. Geiser, $206,250. For 1995 and 1996, the LTIP payouts also include payments attributable to the three-year performance period ending in that year, but that were made in the following year.

 (2) For the year ended December 31, 1997, "All Other Compensation" includes the following: (i) contributions on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald A. Williams and Thomas C. Geiser in the amount of $8,075, $7,125, $7,125 and $7,125, respectively, to the 401(k) Plan to match 1997 pre-tax elective deferral contributions (included under Salary) made by each to such plan, (ii) contributions on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald A. Williams and Thomas C. Geiser of $77,334, $35,448, $46,261 and $21,471, respectively, to match 1997 pre-tax contributions (included under Salary) made by each to WellPoint's deferred compensation plan and additional contributions made by WellPoint to such plan on behalf of such person and (iii) life insurance premiums paid on behalf of Leonard
    D. Schaeffer, D. Mark Weinberg, Ronald A. Williams, Thomas C. Geiser and David C. Colby in the amount of $20,198, $8,450, $17,013, $2,047 and $138, respectively.

 (3) Prior to May 20, 1996 (the date of completion of the Recapitalization), Mr. Schaeffer also received compensation from BCC for his services as Chief Executive Officer of BCC. For 1995 and such period in 1996, amounts shown represent an allocation to the Company of the amounts payable under Mr. Schaeffer's prior employment agreement with BCC (which has been replaced by the employment agreement described in "--Employment Contracts, Termination of Employment and Change in Control Arrangements--Employment Agreement with Leonard D. Schaeffer") and were based on the estimated time spent by Mr. Schaeffer on the Company's affairs.

 (4) Represents a retention bonus paid pursuant to a management retention agreement that terminated in April 1997.

 (5) Includes forgiveness of $25,000 of a relocation loan.

 (6) Represents a special relocation bonus of $50,000, forgiveness of a $50,000 relocation loan and reimbursement for relocation expenses.

 (7) Represents a restricted share right grant of 4,500 shares vesting in equal installments on June 1, 1997, 1998 and 1999. As of December 31, 1997, the shares underlying this grant (1,500 shares of which were vested) had a fair market value of approximately $190,125, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

 (8) Mr. Colby joined the Company on September 1, 1997.

 (9) Includes a sign-on bonus of $100,000.

(10) Includes reimbursement of relocation expenses of $31,662.

(11) Represents a restricted share right grant of 12,500 shares vesting in equal installments on September 1, 1998, 1999, 2000, 2001 and 2002. As of December 31, 1997, the shares underlying this grant (none of which were vested) had a fair market value of approximately $528,125, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during 1997. No stock appreciation rights ("SARs") were granted in 1997.

                                                  INDIVIDUAL GRANTS
                               --------------------------------------------------------
                                NUMBER OF
                                 SHARES       PERCENTAGE OF
                               UNDERLYING     TOTAL OPTIONS                                GRANT DATE
                                 OPTIONS       GRANTED TO       EXERCISE    EXPIRATION       PRESENT
NAME                             GRANTED        EMPLOYEES         PRICE        DATE         VALUE(1)
-----------------------------  -----------  -----------------  -----------  -----------  ---------------
Leonard D. Schaeffer.........     200,000            11.6%      $   33.30      2/10/07     $ 2,808,440

D. Mark Weinberg.............     100,000             5.8       $   33.30      2/10/07     $ 1,404,220

Ronald A. Williams...........     100,000             5.8       $   33.30      2/10/07     $ 1,404,220

Thomas C. Geiser.............      75,000             4.4       $   33.30      2/10/07     $ 1,053,165

David C. Colby...............     100,000             5.8       $   54.38      9/01/07     $ 2,147,060
                                   16,673             1.0       $   55.85     10/07/07     $   381,963

--------------------------

(1) Grant date present values were calculated using the Black-Scholes option valuation model with the following assumptions:

Expected life of options...........................................     Five years

Volatility.........................................................       35.49%

Dividend yield.....................................................         0%

Risk-free interest rate:

  For the grants to Messrs. Schaeffer,

    Williams, Weinberg and Geiser..................................       6.31%

  For the 100,000 share grant to Mr. Colby.........................       6.11%

  For the 16,673 share grant to Mr. Colby..........................       5.90%

    The actual value, if any, which a Named Executive Officer may realize will be based upon the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price. There is no assurance that the actual realized value, if any, will be at or near the value estimated by the Black-Scholes model.

    Each grant vests in three equal annual installments beginning on the first anniversary of the grant date. Each grant made contains provisions for earlier vesting in full upon a change in control.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
  VALUES

    The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during 1997 and the value of all unexercised employee stock options as of

December 31, 1997 held by the Named Executive Officers. No SARs were exercised or outstanding in 1997.

                                                                            NUMBER OF SHARES        VALUE OF UNEXERCISED IN-
                                                                         UNDERLYING UNEXERCISED       THE-MONEY OPTIONS AT
                                                                                OPTIONS                FISCAL YEAR-END(1)
                                  SHARES ACQUIRED ON        VALUE      --------------------------  --------------------------
NAME                                   EXERCISE           REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  ---------------------  -------------  -----------  -------------  -----------  -------------
Leonard D. Schaeffer...........                0          $       0       212,081       425,619     $ 546,109    $ 2,370,369
D. Mark Weinberg...............                0                  0       121,148       219,783       311,956      1,203,141
Ronald A. Williams.............                0                  0       115,922       214,589       298,499      1,189,767
Thomas C. Geiser...............                0                  0        64,173       139,175       165,245        836,276
David C. Colby.................                0                  0             0       116,673             0              0

--------------------------

(1) Value at fiscal year-end is calculated as the difference between the aggregate trading price as of December 31, 1997 of all shares subject to the options, less the aggregate option exercise price. The actual amount realized from unexercised options is dependent upon the price of the Company's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions on exercise of such options lapse.

PENSION PLANS

PENSION PLAN

    The Company sponsors the WellPoint Health Networks Inc. Pension Accumulation Plan (the "Pension Plan"), a cash balance plan that is designed to be a qualified defined benefit pension plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

    The Company also sponsors the Supplemental Pension Plan (the "Supplemental Plan") of WellPoint Health Networks Inc. which provides additional benefits payable out of general corporate assets to certain employees equal to the benefits these employees cannot receive under the Pension Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees.

    The estimated annual benefit payable upon retirement at age 65 under the Pension Plan and the Supplemental Plan for the Named Executive Officers as of December 31, 1997 based on service and compensation to such date and as projected at age 65 is: Leonard D. Schaeffer, $92,627 and $105,501; D. Mark Weinberg, $98,974 and $284,212; Ronald A. Williams $75,554 and $210,830; Thomas
C. Geiser, $26,550 and $107,938; and David C. Colby, $2,376 and $107,231. Mr.
Schaeffer is also entitled to an additional annual annuity of $5,135 from the Prior Plan.

SPECIAL EXECUTIVE RETIREMENT PLAN

    The Company maintains a Special Executive Retirement Plan ("SERP") with respect to Mr. Schaeffer. The SERP, as amended September 1, 1997, provides that, within 30 days of his retirement, Mr. Schaeffer will begin receiving an annual benefit equal to two-thirds of his then-current "Target Annual Compensation," reduced by the benefits provided by the Pension Plan, the Prior Plan and Supplemental Plan described above. Target Annual Compensation is defined as base salary plus target annual incentive. For purposes of the SERP, base salary for any calendar month beginning after December 31, 1997 shall be computed in the following manner: (i) on each January 1 through January 1, 2001, Mr. Schaeffer's base salary, starting with his base salary as of December 31, 1997, shall be increased by five percent (5%), (ii) on any date after December 31, 1997 and before January 2, 2001 that Mr. Schaeffer's actual base salary is increased so that the cumulative increase in his actual base salary since the most recent December 31 is more than five percent (5%), his base salary shall be increased by the actual percentage increase in his base salary, but only to the extent that such increase, when added to earlier actual increases since the most recent December 31, exceeds five percent (5%), and (iii) on any date after January 1, 2001, his base salary will be increased in the same percentage amount that his actual base salary is increased. The benefit will be reduced by 6 1/4% per year for retirement before age 60. This retirement benefit is to be paid in monthly installments for the greater of Mr. Schaeffer's lifetime or a ten-year period, with payments, if any, made to Mr. Schaeffer's designated beneficiary after Mr. Schaeffer's death. On Mr. Schaeffer's death (or, if later, after retirement payments have been made for ten years), the SERP provides for a survivor benefit to be paid to his spouse for her lifetime equal to 50% of the benefit that he would receive. The Company's obligations under the SERP are secured by a trust to which the Company makes annual, irrevocable contributions. Based upon fiscal 1997 base salary and target annual incentive levels, the estimated annual benefit payable to Mr. Schaeffer under the SERP upon retirement at age 65 is $909,364.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH LEONARD D. SCHAEFFER

    In January 1997, Leonard D. Schaeffer entered into an employment agreement with the Company which covers a five-year period that expires in January 2002, but which will be extended automatically on January 22 of each year for an additional year unless the Board of Directors elects to cease such automatic extension. This employment agreement was amended as of September 1, 1997. Under Mr. Schaeffer's employment agreement, Mr. Schaeffer is entitled to receive an annual base salary of not less than $850,000, which can be adjusted upward as determined by the Board of Directors; provided, however, that the base salary in each successive year may not be less than the base salary in the preceding year. Mr. Schaeffer's base salary as of March 15, 1998 was $1,000,000.

    The employment agreement with Mr. Schaeffer also provides that the Company will provide long-term disability benefits equal to Mr. Schaeffer's then-current annual base salary until he reaches age 65 if he continues to be considered disabled during such period.

    In addition, Mr. Schaeffer's employment agreement provides that, in the event that he is constructively terminated or the Company terminates his employment other than for cause, he will receive, in addition to payments under the SERP described above, a lump-sum payment equal to 2.99 times his then-annual base salary plus an amount equal to 2.99 times his then-current annual target incentive compensation. Mr. Schaeffer's annual target incentive compensation for 1998 is $750,000. In the event of such termination, he will continue to receive certain fringe benefits for 48 months. In addition, Mr. Schaeffer will be entitled to a pro rata portion of any bonus pursuant to the Company's bonus programs, and any options granted to Mr. Schaeffer on or after January 22, 1997 will immediately become exercisable. If the Company agrees to a change of control, the employment agreement with Mr. Schaeffer provides that rights and privileges under the agreement may not be affected. Mr. Schaeffer may elect to terminate his employment with the Company upon 90 days' written notice to the Company. In such event, Mr. Schaeffer will continue to receive his salary during the 90-day notification period. In addition, Mr. Schaeffer will continue to receive health, dental and life insurance and disability benefits for a six-month period.

    The above-described employment agreement with Mr. Schaeffer replaces previous employment agreements with BCC and the Company. At the time of the execution of Mr. Schaeffer's current employment agreement, the Company also agreed that Mr. Schaeffer will receive 8,821 shares of the Company's Common Stock upon termination of Mr. Schaeffer's employment with the Company for any reason. At the time of the termination of outstanding SPUs and Performance Units in May 1996, the Company granted Mr. Schaeffer deferred share rights with respect to 55,366 shares of the Company's Common Stock, which will be issued to Mr. Schaeffer upon his termination from the Company.

OFFICER SEVERANCE AGREEMENTS AND POLICY

    D. Mark Weinberg and Ronald A. Williams have each entered into an officer severance agreement with the Company that provides a lump-sum payment, if either is involuntarily terminated (other than for cause), equal to 24 months salary and 200% of the previous fiscal year's target bonus, plus continuation for 24 months of health, dental, vision and life insurance premiums paid by the Company.

    Thomas C. Geiser has entered into an officer severance agreement with the Company that provides a lump-sum payment, if he is involuntarily terminated (other than for cause), equal to 18 months salary and 150% of the previous fiscal year's target bonus, plus continuation for 18 months of health, dental, vision and life insurance premiums paid by the Company.

    The Company maintains an officer severance policy for the benefit of officers not otherwise covered by employment agreements or special officer severance agreements. David C. Colby is covered under this policy. With respect to persons holding the title of Executive Vice President, this policy provides for a lump-sum payment, if an officer is involuntarily terminated (other than for cause), equal to 12 months salary and 100% of the previous fiscal year's target bonus, plus continuation for 12 months of health, dental, vision and life insurance premiums paid by the Company.

RELOCATION LOANS

    In connection with Thomas C. Geiser's purchase of a residence, the Company made an interest-free loan of $125,000 to Mr. Geiser in 1995, forgivable in five annual installments of $25,000, so long as he remains employed by the Company. Should he terminate employment before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due. Mr. Geiser was also entitled to a relocation bonus of $50,000, paid in 1995.

CHANGE IN CONTROL

    The Company has adopted the WellPoint Health Networks Inc. Officer Change in Control Plan (the "Change in Control Plan") effective as of February 12, 1998 to provide officers of WellPoint and affiliates controlled by WellPoint with benefits in the event of a "Change in Control" within the two-year term of the Change in Control Plan. The Change in Control Plan defines a Change in Control as (i) the acquisition, directly or indirectly by any person or related group of persons, but other than WellPoint or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities; provided that this provision does not apply to an acquisition by the Foundation that either: (a) is on or before May 20, 1996, or (b) is both (I) after May 20, 1996 but before the first day thereafter, if any, that the Foundation's beneficial ownership is less than 35% and (II) involves securities representing less than 50% (or, if lower, the lowest percentage of beneficial ownership by the Foundation on or after May 20, 1996 plus 10%) of the combined voting power of the Company's then-outstanding securities; (ii) a merger, recapitalization, consolidation or similar transaction to which WellPoint is a party, if (a) the beneficial owners of WellPoint's securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 60% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (b) the directors of WellPoint immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction; (iii) a change in the composition of the Board of Directors of WellPoint (the "Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination; or
(iv) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of WellPoint unless (a) the beneficial owners of WellPoint's securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 60% of the combined voting power of the then-outstanding securities of the entity acquiring WellPoint's assets, and (b) the directors of WellPoint immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring WellPoint's assets after consummation of the transaction.

    Officers will be eligible to receive Change in Control Plan severance benefits if the Company or any Affiliate (as defined in the Change in Control
Plan) involuntarily terminates (other than for cause) or constructively discharges the officer within 36 months after a Change in Control. An officer is deemed constructively discharged for purposes of the Change in Control Plan if, after a Change in Control, the Company or any Affiliate significantly reduces the officer's duties, responsibilities, status, titles or offices, reduces the officer's aggregate salary and target bonus by more than 10%, requests the officer to relocate further than 35 miles from the officer's place of employment or fails to assume the Company's obligations under the plan. Severance payments will consist of a base amount plus an outplacement benefit. The base amount is
2.75 times base salary plus 2.75 times target annual bonus in effect for an Executive Vice President. The outplacement benefit consists of outplacement services consistent with the Company's then-current policy. Each of Mr. Weinberg, Mr. Williams, Mr. Geiser and Mr. Colby currently participates in the Change in Control Plan. Mr. Schaeffer does not participate.

    Payments under the Change in Control Plan are reduced to the extent necessary to ensure that those payments do not constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

    An officer who is to receive other severance benefits from an Affiliate will not receive benefits under the Change in Control Plan unless the other severance benefit plan so provides or the officer waives benefits under the other severance benefit plan. The Change in Control Plan is effective until February 12, 2000 and automatically renews for successive one-year terms thereafter unless the Compensation Committee (which administers the plan) terminates the plan as of the end of its initial term or any renewal term. The Compensation Committee may not amend or terminate the plan during the initial term or any renewal term.

    In addition to the benefits under the Change in Control Plan, options granted under the Company's stock option plans, including grants to the Named Executive Officers under the Stock Option Plan, contain provision for immediate acceleration of vesting upon a change in control (which is defined in substantially similar terms as in the Change in Control Plan).

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    THE REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The Compensation Committee (the "Committee") of the Board of Directors is responsible for determining the compensation of the executive officers of the Company, including the Named Executive Officers. In making its determinations, the Committee relies on input from Fredric W. Cook & Co., compensation consultants, and reviews appropriate decisions with all non-employee directors who constitute a majority of the full Board of Directors. Four Committee meetings were held during 1997.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of the stockholders. The program emphasizes pay for performance and stock-based incentives, and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual return on stockholders' equity ("ROE") and earnings per share ("EPS") growth are the measures of short-term success, and are rewarded through the Corporate Incentive Plan (the "CIP"). Stockholder value (as indicated by stock price appreciation) is the long-term measure and is rewarded through stock options which are currently the sole form of long-term incentive compensation. Stock ownership is an important element of the Company's compensation philosophy, and there are guidelines for Company stock ownership levels covering officers (including the Named Executive Officers) and non-employee directors.

    Compensation surveys and external competitiveness are used as tests for reasonableness, but corporate, business unit and individual performance are the primary determinants of individual pay amounts. The competitive market is viewed to be the Company's competitors in the managed-care industry (which includes some but not all of the companies that are included in the peer group indices described under "Stock Performance" below) as well as companies in general industry of similar market value, size, operating complexity and growth potential, so that the Company can compete for the best talent across different market segments.

PROGRAM OVERVIEW

    The elements of the Company's executive compensation program in 1997 consisted of base salaries, annual cash incentives (under the CIP) and stock options. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries as position level increases.

BASE SALARIES

    Base salaries for the Named Executive Officers were set based upon the competitive market and individual responsibilities, experience and performance. In 1997, the Named Executive Officers received increases partly for merit, and partly for market adjustments to recognize the Company's significantly increased revenues from internal growth and acquisitions. The Committee believes that current base salaries for the Named Executive Officers generally are between the competitive median and 75th percentile for comparable positions, which is in accordance with the Company's pay-for-performance philosophy.

ANNUAL INCENTIVES

    The CIP is a goal-driven plan where participants, including all of the Named Executive Officers, have the opportunity to earn annual cash bonus awards in relation to specified target award levels defined as percentages of base salaries. Target awards correspond to 100% goal achievement. They are intended to result in approximately median-to-75th-percentile total annual compensation as compared to the competitive market when combined with WellPoint base salaries. An award pool or fund is determined based on Company-wide annual financial performance and is allocated to individuals primarily to reward teamwork, and secondarily to reward business-unit performance and individual accomplishments. The allocation is discretionary as determined by the Committee, giving strong consideration to the Chief Executive Officer's recommendations for positions other than his own.

    Company financial performance is measured against an index ("Performance Growth Index" or "PGI") established by the Committee at the start of the year, combining equally weighted goals for annual pre-tax ROE and annual EPS growth. The goals are based on internal business-plan objectives. No awards are earned unless a specified PGI threshold performance level is achieved. Overall, the Company moderately exceeded its financial goals for 1997, reflecting the combination of above-plan performance in some business units and below-plan performance in others. There were also significant strategic accomplishments during 1997, which included exceeding enrollment targets, completing the acquisition of the Group Benefits Operations of John Hancock Mutual Life Insurance Company, continuing the integration of the group health and related life business of Massachusetts Mutual Life Insurance Company and significantly increasing stockholder value ahead of averages for other large managed-care organizations.

STOCK OPTIONS

    The Committee discontinued the use of all long-term incentive awards other than stock options following the Company's Recapitalization in May 1996. Stock options are currently granted on an annual schedule. They generally have 10-year terms and become vested in one-third cumulative installments on each of the first three annual grant date anniversaries. Individual option grants are based on grant guidelines designed to approximate the present value of median competitive annual long-term incentives for comparable companies and positions. Individual grants to the Named Executive Officers under the Stock Option Plan varied above and below the guidelines based upon the Committee's evaluation of individual performance, past grant history and other relevant factors. The Committee believes that 1997 option grants for the Named Executive Officers generally are between the competitive median and 75th percentile for comparable positions, and the Committee intends to continue to use similar competitive guidelines for determining option grants after 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Schaeffer's base salary was increased by 5.8% in 1997. This was for merit and to reflect WellPoint's revenue growth. The Committee believes that Mr. Schaeffer's salary is in the median-to-75th-percentile competitive range for comparable positions. Mr. Schaeffer's annual incentive bonus was $630,000 for 1997 performance, based on the Company moderately exceeding its ROE and EPS growth goals for the year and his leadership in accomplishing critical strategic objectives. These include the accomplishments summarized earlier in the annual incentive discussion plus successfully completing a major primary and secondary stock offering in April 1997, strengthening the senior management team and implementing a new technology strategy.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's Chief Executive Officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Committee believes that stock options granted under the Stock Option Plan at an exercise price of 100% of the fair market value of the underlying common stock on the date of grant will qualify as performance-based compensation. However, the Committee determined not to qualify annual cash incentive compensation as performance-based compensation under Section 162(m), because to do so would require restricting the Committee's discretion over the amount of such compensation in a manner the Committee feels would not be beneficial to the Company. The Committee will make future determinations as to whether to qualify annual cash incentive compensation as performance-based compensation each year, taking into account the cost of potential loss of deductibility as one of the factors in such determination.

    The foregoing report has been furnished by the Compensation Committee of the Board of Directors of WellPoint Health Networks Inc.

                                          Stephen L. Davenport, Chairperson
                                          David R. Banks
                                          Julie A. Hill

                               STOCK PERFORMANCE

    THE STOCK PERFORMANCE GRAPHS SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    In accordance with regulations of the Securities and Exchange Commission, the following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder returns of the Standards & Poor's 500 stock index, an HMO Peer Group(1), a California-based HMO Peer Group(2) and a Managed Care Peer Group(3). The comparison assumes the investment of $100 on January 27, 1993 (the date the Common Stock of the Company's predecessor became registered under Section 12 of the Exchange Act).

                      Jan. 27, 1993  Dec. 31, 1993  Dec. 31, 1994  Dec. 31, 1995  Dec. 31, 1996  Dec. 31, 1997
--------------------------------------------------------------------------------------------------------------

WellPoint                   $100.00        $110.74        $104.05        $114.76        $112.50        $138.29
HMO Peer Group              $100.00        $124.40        $163.71        $217.82        $174.86        $151.58
CA HMO Peer Group           $100.00         $80.71        $140.68        $180.45        $164.09        $108.13
Managed Care Peer
Group                       $100.00        $119.55        $131.16        $185.90        $189.09        $193.57
S&P 500                     $100.00        $109.17        $110.61        $152.18        $187.12        $249.54

------------------------

(1) The HMO Peer Group is comprised of the following publicly traded companies:
    Coventry Corporation; Foundation Health Systems, Inc.; Humana Inc.; Mid Atlantic Medical Services, Inc.; Maxicare Health Plans, Inc.; Oxford Health Plans, Inc.; PacifiCare Health Systems, Inc.; Ramsay Health Care, Inc.; Sierra Health Services, Inc.; United American Healthcare Corporation; and United HealthCare Corporation. The returns of each company in the peer group indices have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

(2) The California-based HMO Peer Group is a subset of the HMO Peer Group, and is comprised of the following California-based publicly traded companies:
    Foundation Health Systems, Inc.; Maxicare Health Plans, Inc.; and PacifiCare Health Systems, Inc.

(3) The Managed Care Peer Group is comprised of the following publicly traded managed care companies: Aetna Inc.; CIGNA Corporation; Coventry Corporation; First Health Group Corp.; Foundation

    Health Systems, Inc.; Humana Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc. ; PacifiCare Health Systems, Inc.; United HealthCare Corporation; and WellPoint.

    The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder returns of the same peer group indices (computed using the same methodology as the prior graph) for the period from July 1, 1996 (the first fiscal quarter beginning after the Recapitalization) until December 31, 1997. The comparison assumes the investment of $100 on July 1, 1996. The Company believes that this time period provides a relevant comparison because the Recapitalization involved a significant restructuring of the Company and, prior to the Recapitalization, the Company was prohibited by the DOC from taking certain actions such as the implementation of the Stock Option Plan and other stock-based compensation plans.

                      July 1, 1996  Sept. 30, 1996  Dec. 31, 1996  March 31, 1997   June 30, 1997  Sept. 30, 1997  Dec. 31, 1997
-----------------------------------------------------------------------------------------------------------------

WellPoint                  $100.00         $102.77        $108.70          $131.23        $145.06         $183.20        $133.60
HMO Peer Group             $100.00          $96.67        $100.52          $106.76        $116.34         $117.39         $87.06
CA HMO Peer Group          $100.00         $113.41        $110.49          $117.30        $100.77         $103.34         $74.21
Managed Care Peer
Group                      $100.00          $97.81        $106.04          $114.06        $131.78         $132.02        $108.17
S&P 500                    $100.00         $103.09        $111.68          $114.68        $134.70         $144.79        $148.95

    The following companies which were included in prior years in the HMO Peer Group or California-based HMO Peer Group have been deleted because they were acquired or otherwise ceased operations during the period covered by the graphs:
CareNetwork, Inc.; FHP International Corporation; GenCare Health Systems, Inc.; Foundation Health Corporation; Healthsource, Inc.; Intergroup HealthCare Corp.; Physician Corporation of America; Physicians Health Services, Inc.; Takecare, Inc.; and U.S. Healthcare, Inc.

    The Managed Care Peer Group is included in these performance graphs because, as a result of mergers and acquisitions in the managed care industry, the Company does not believe that the HMO Peer Group and California-based HMO Peer Group continue to provide the most relevant comparisons of the Company's stock performance. As a result of the Company's national expansion and the expansion and consolidation of other participants in the managed care industry, the Managed Care Peer Group represents the publicly traded companies with which WellPoint most directly competes. The Company does not intend to present the HMO Peer Group or California-based HMO Peer Group in any future proxy statement stock performance graphs.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Besson is a partner in the law firm of Paul, Hastings, Janofsky & Walker. Paul, Hastings, Janofsky & Walker has been retained by the Company to advise it on a variety of matters. During 1997, approximately $239,000 was paid by WellPoint to such firm for legal fees and disbursements.

    Pursuant to the requirements of the BCBSA in connection with the Recapitalization, the Common Stock owned by the Foundation is subject to the terms of the Voting Trust Agreement and the Voting Agreement. Pursuant to the Voting Trust Agreement, as of March 15, 1998 the voting power of the Foundation was limited to less than 50% of the voting power of the outstanding shares of WellPoint Common Stock. WellPoint Common Stock owned by the Foundation above such limit is required to be held in a voting trust and will be voted by the voting trustee (i) with respect to elections and removal of directors, calling of stockholder meetings and amendments of the WellPoint charter and bylaws, to support the position of the Board of Directors, and (ii) with respect to other matters generally to support the vote of the other stockholders. Shares in excess of the Ownership Limit contemplated by WellPoint's Restated Certificate of Incorporation (currently set at up to, but not equal to or in excess of, 5% for noninstitutional investors such as the Foundation) will be subject to the Voting Agreement, which contains provisions similar to the Voting Trust Agreement with respect to elections and removal of directors, calling of stockholder meetings and amendment of the WellPoint charter and bylaws. As of March 15, 1998, no shares of Common Stock held by the Foundation were subject to the Voting Trust Agreement and approximately 26,411,404 shares of Common Stock (or approximately 37.7% of the outstanding Common Stock) held by the Foundation were subject to the Voting Agreement. See "May 1996 Recapitalization" for a more complete description of the restrictions in the Voting Trust Agreement and the Voting Agreement, including an anticipated change in the 50% ownership limitation under the Voting Trust Agreement.

    In connection with the Recapitalization, the Company and the Foundation also entered into a Registration Rights Agreement. Under certain circumstances and subject to certain limitations, the Registration Rights Agreement requires WellPoint to effect under applicable securities laws the registration of shares of WellPoint Common Stock held by the Foundation for sale to the public, as well as permit the Foundation to participate in certain of such registrations which WellPoint effects on its own initiative. The undertakings which the Foundation made to the California Department of Corporations (the "DOC") in order to secure the DOC's approval of the Recapitalization include annual distribution of approximately 5% of the value of its investment assets beginning in 1997. In order to fund such required distributions, the Foundation may sell shares of WellPoint. In November 1996, the Company effected a registration pursuant to which the Foundation sold 14,950,000 shares of WellPoint Common Stock to the public. In April 1997, the Company effected a registration statement pursuant to which the Foundation sold an additional 8,500,000 shares of WellPoint Common Stock to the public.

                                PROPOSAL NO. 2:
                   AMENDMENT TO 1994 STOCK OPTION/AWARD PLAN

GENERAL

    At the 1994 Annual Meeting, the Company's stockholders approved the Stock Option Plan. At the 1997 Annual Meeting, the Company's stockholders approved an amended and restated Stock Option Plan. At the 1998 Annual Meeting, the stockholders will be asked to approved a further amended and restated Stock Option Plan (the "Amended Plan").

    The amendments included in the Amended Plan provide for automatic annual option grants with respect to 2,000 shares to each of the Company's non-employee directors on the last business day of the second fiscal quarter of the year; permit discretionary grants to non-employee directors; allow the Company to incorporate a "reload" feature into new and existing stock option grants under the Amended Plan; and revise the restrictions under the Stock Option Plan on the maximum number of shares that may be issued to a single individual under the Stock Option Plan.

    If stockholder approval of the Amended Plan is not obtained, awards under the Stock Option Plan will continue to be granted in accordance with the Stock Option Plan provisions in effect before the Board adopted the Amended Plan.

    The description of the Amended Plan contained below is qualified in its entirety by reference to the provisions of the Amended Plan, which is attached as Appendix I to this Proxy Statement. As of March 15, 1998, approximately 431 employees (including officers and directors and the seven non-employee directors) were eligible to participate in the Stock Option Plan.

PURPOSE

    The purpose of the Stock Option Plan is to enable the Company to offer options, restricted stock, performance shares, performance units, phantom stock and automatic stock appreciation rights to key employees, officers, consultants and independent contractors of the Company or of an affiliate of the Company linked to the Company by a 50% or greater chain of ownership or in which the Company had a significant ownership interest. In addition, the Stock Option Plan provides for annual automatic stock grants to non-employee members of the Board. Under the Amended Plan, but not the Stock Option Plan as previously in effect, the non-employee members of the Board will also receive annual automatic option grants and may receive discretionary awards.

ADMINISTRATION

    The Stock Option Plan is administered by a committee or committees ("Committee") appointed by the Board, consisting of two or more members of the Board. In establishing the composition of the Committee, the Board will consider, but is not bound by compliance with, Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code. Rule 16b-3 provides several alternative means of exempting transactions under the Stock Option Plan from the short-swing trading liability provisions of Section 16 of the Exchange Act, including but not limited to administration by a committee that satisfies certain requirements as to composition.

    The Committee is generally authorized to construe and interpret the Stock Option Plan, to select eligible individuals for Stock Option Plan participation and to specify the terms of awards under the Stock Option Plan.

    The Company will pay all costs of administration of the Stock Option Plan. Cash proceeds received from the issuance of awards under the Stock Option Plan will be used for general corporate purposes.

SHARES AND TERMS

    Stock subject to awards granted under the Stock Option Plan is the Company's authorized but unissued or reacquired Common Stock. The stockholders have previously approved for issuance under the Stock Option Plan 5,000,000 shares of Common Stock, subject to future adjustments for certain changes in capital structure. The Stock Option Plan also provides that the maximum number of shares that may be subject to incentive stock options is 5,000,000 shares, subject to future adjustment for certain changes in capitalization.

    Subject to such limits, regulatory approvals and stockholder approvals as the Committee determines to be necessary, Common Stock issuable under the Stock Option Plan may include the stock of an affiliate, a subsidiary or a joint venture in which the Company is a participant.

    To the extent that an option expires or is terminated, canceled or forfeited for any reason without having been exercised in full, any remaining shares allocable to the unexercised portion of such option again become available for subsequent grants under the Stock Option Plan. Unvested shares that have been issued but forfeited or repurchased by the Company pursuant to its forfeiture and repurchase rights under the Stock Option Plan are available for the grant of new awards under the Stock Option Plan. Any shares held by an award holder that are delivered to the Company or that are otherwise withheld from shares issuable under an award in payment of all or a portion of the exercise price or tax withholding obligations for such award will be available for subsequent grants and awards. Finally, shares for which a cash payment is made in lieu of payment in stock will be available for subsequent grants and awards under the Amended Plan.

    The market value of the Company's Common Stock as reported on the New York Stock Exchange as of March 13, 1998 was $66 5/8 per share.

    The amended and restated Stock Option Plan as approved by the stockholders at the 1997 Annual Meeting provided that no individual may receive awards with respect to greater than 1,000,000 shares during any consecutive five-year period. The Board of Directors believes that this limitation will not allow the Company to make grants to the Company's Chief Executive Officer and other key executives on a competitive basis. Therefore, the Amended Plan provides that no individual may receive rewards with respect to greater than 1,000,000 shares during any consecutive three-year period.

    Nothing in the Stock Option Plan prohibits the Company from adopting other equity compensation programs for employees of the Company and its subsidiaries, including employees eligible for grants under the Plan. In 1996, the Company adopted the Employee Stock Option Plan (the "Employee Plan"), which permits the grant of nonstatutory stock options to those employees of the Company and its subsidiaries other than executive officers. The terms of options granted under the Employee Plan are substantially similar to the terms of options granted under the Stock Option Plan. Two million shares are reserved for issuance under the Employee Plan. Through March 15, 1998, 24,437 shares had been issued under the Employee Plan and 1,283,956 shares were subject to options outstanding thereunder.

AWARDS

    The recipients of awards under the Stock Option Plan, the number of shares subject to those awards, and the terms, conditions and restrictions of those awards will be determined in the sole discretion of the Committee, subject to the limitations set forth below, and may vary from award to award.

STOCK OPTIONS

    The Committee may grant incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to satisfy those requirements. Incentive stock options may only be granted to employees.

    The exercise price of an option will be determined by the Committee. In no event, however, will the exercise price of an incentive stock option be less than 100% of the fair market value (as defined in the Stock Option Plan) of the option shares on the date of the grant of the option. The duration of an option may not exceed 10 years. The exercise price will generally be payable in full in cash or, at the Committee's discretion, in previously owned shares held for the requisite period to avoid a charge to earnings or, under certain conditions, by the proceeds of a same-day sale of the award shares.

    Under the Amended Plan, any option granted under the Stock Option Plan may provide that upon exercise of the option, the option holder will automatically be granted a reload option covering the number of shares equal to (i) the number of shares delivered to the Company by the option holder or withheld from shares otherwise issuable to the option holder upon exercise in payment of the exercise price of the option or the applicable tax withholding obligation and/or (ii) that number of shares with a then-fair market value equal to the amount of withholding obligations paid in cash by the holder. The Company may incorporate a reload feature into any options granted prior to or after the approval of the Amended Plan.

RESTRICTED STOCK, PERFORMANCE SHARES, PHANTOM STOCK AND PERFORMANCE UNITS

    The Committee may provide award holders with an election, or require award holders to receive, a percentage of the total value of restricted stock or performance shares in cash, subject to such terms, conditions and restrictions as the Committee may specify. The Committee will also determine whether any consideration is to be received by the Company or its affiliates with regard to the awards described below.

    a.  RESTRICTED STOCK

    Restricted stock is Common Stock, the retention and transfer of which is subject to terms and conditions determined by the Committee. At the time the restricted stock award is made, the Committee will establish a restriction period applicable to the award. Generally, the recipient of the award will enjoy all stockholder rights (including dividends) during the restriction period, except that a breach of the terms and conditions of the award will result in a forfeiture of the award.

    b.  PERFORMANCE SHARES

    A performance share or share right consists of the holder's right, subject to terms, conditions and restrictions (including, but not limited to, performance standards) established by the Committee, to receive shares of Common Stock.

    c.  PHANTOM STOCK

    Phantom stock consists of the holder's right to receive an amount in cash equal to the fair market value of Common Stock on a valuation date, including if determined by the Committee, a cash dividend equivalent. The Committee will determine the terms and conditions of such a payment.

    d.  PERFORMANCE UNITS

    A performance unit is the right to receive cash, subject to such terms, conditions and restrictions (including, but not limited to, performance standards) as the Committee may determine.

AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

    The Stock Option Plan provides for automatic annual grants of 800 shares to each of the Company's non-employee directors that has served for a minimum of six months on the last business day of the second quarter of each fiscal year of the Company.

    Under the terms of the Amended Plan, on the last business day of the second quarter of the Company's fiscal year, each continuing non-employee director that has served for a minimum of six months will also receive an option with respect to 2,000 shares of the Company's Common Stock. The exercise price per share for such option will be equal to the fair market value on the date of grant. Each automatic option grant will have a term of 10 years and will be exercisable at any time during the 10-year term for all or any part of the option shares. Upon exercise of any automatic option granted, the option price will be payable immediately in cash or in shares of Common Stock that such non-employee director has held for at least six months. If the exercise price (or any tax obligations attributable thereto) is paid in shares of Common Stock (whether delivered to the Company or withheld from shares otherwise issuable), the non-employee director will automatically be granted a "reload" option covering the number of shares so delivered or withheld. The provisions of the "reload" option shall be the same as the option exercised, except that the per-share exercise price of the reload option will be the fair market value of the Common Stock on the date of grant of the reload option and the term of the reload option will be equal to the remaining term of the option exercised. In the event that a non-employee director ceases to provide services to the Company, the automatic option granted may be exercised within 12 months after the date that such non-employee director ceases to provide services.

ADJUSTMENTS

    If there is a change in the Common Stock due to a change in the corporate or capital structure of the issuer of the Common Stock, the Committee will make appropriate adjustments to the maximum number and class of shares subject to the Stock Option Plan, to the maximum number and class of securities issuable under automatic options and stock grants to non-employee directors, to the maximum number and class of shares issuable to one individual and to the number and class of shares and price per share of Common Stock subject to outstanding awards. The Committee's determination will be conclusive.

ASSIGNMENT

    The Stock Option Plan permits the assignment of awards to members of the recipient's immediate family or a family trust. Otherwise, awards under the Stock Option Plan may not be assigned or transferred during the lifetime of the award holder.

CORPORATE TRANSACTIONS

    Under the Amended Plan, the Committee may determine and set forth in any award the effect, if any, that any sale of stock or assets, merger, combination, spin-off, reorganization or liquidation of the Company will have upon the term, exerciseability or vesting of outstanding awards, provided that any awards that are continued, assumed or replaced with comparable award in connection with any transaction will be appropriately adjusted.

TAX WITHHOLDING

    The Committee may, in its discretion and on such terms and conditions as it deems appropriate, require or permit award holders to elect to have a portion of the shares of Common Stock otherwise issuable to them under the Stock Option Plan withheld in satisfaction of Federal, state and local employment and income taxes incurred in connection with the acquisition of those shares. Award holders may also be granted the right to deliver previously acquired shares of Common Stock held for the requisite period to avoid a charge to earnings in satisfaction of these taxes. The withheld or delivered shares will be valued at fair market value on the applicable determination date for the taxes.

TERM OF STOCK OPTION PLAN

    The Stock Option Plan, as approved by the stockholders at the 1997 Annual Meeting, provides that no further awards may be made under the Stock Option Plan after June 10, 2002, the date five years after the date of such approval.

AMENDMENT OR TERMINATION

    The Amended Plan provides that the Board may amend, suspend or discontinue the Stock Option Plan at any time, provided that, without stockholder approval, the Board may not make any change with respect to which the Board determines that stockholder approval is required by applicable law or regulatory standards. To the extent not inconsistent with the Stock Option Plan, the Committee may modify or waive the terms of any outstanding award, provided that no modification or waiver may adversely affect a holder's rights without the holder's consent.

NEW PLAN BENEFITS

    Generally, future awards under the Stock Option Plan are discretionary so that it is impossible to determine who will receive awards and in what amounts in the event the Amended Plan is approved. However, annual automatic option grants with respect to 2,000 shares of the Company's Common Stock would occur to each eligible non-employee director if the Amended Plan were approved.

    If the Amended Plan is approved by the stockholders at the Annual Meeting, the Company intends to allow non-employee directors to defer all or a portion of their annual retainer and meeting fees in the form of a right to receive Common Stock.

    The following table contains information on stock options and other awards granted under the Stock Option Plan for the period January 1, 1997 through March 15, 1998.

       STOCK OPTIONS AND OTHER AWARDS GRANTED UNDER THE STOCK OPTION PLAN

                                                                                                     OTHER COMMON
                                                                                                       STOCK OR
                                                                                                      RESTRICTED
                                                          NUMBER OF SHARES      AVERAGE EXERCISE         SHARE
NAME AND POSITION                                       SUBJECT TO OPTIONS(#)  PRICE OF OPTIONS($)   RIGHT AWARDS
------------------------------------------------------  ---------------------  -------------------  ---------------
Leonard D. Schaeffer..................................           335,000            $   42.50             --
D. Mark Weinberg......................................           160,000                41.86             --
Ronald A. Williams....................................           160,000                41.86             --
Thomas C. Geiser......................................           111,000                40.70             --
David C. Colby........................................           158,673                55.00             12,500
Current executive officers as a group (five
  persons)............................................           924,673                44.21             12,500
Non-executive Director group (seven persons)..........           --                    --                  5,802
All employees, including all current officers who are
  not executive officers, as a group (468 employees)..         1,374,454                45.45             17,000

FEDERAL INCOME TAX CONSEQUENCES

    The following is only a summary of the Federal income taxation consequences to the participant and the Company with respect to the awards under the Stock Option Plan. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

OPTIONS

    The Company will be entitled to a business expense deduction equal to the ordinary income recognized by an award holder on exercise of a non-statutory stock option. The ordinary income recognized will generally equal the excess of the fair market value of the purchased shares on the date of recognition over the exercise price. Generally, the date of recognition will be the date the option is exercised or, if later, the first date shares acquired on exercise are not subject to a substantial risk of forfeiture.

    The Company will also be entitled to a business expense deduction equal to the ordinary income recognized by an award holder due to a "disqualifying disposition" of stock acquired pursuant to an incentive stock option. A disqualifying disposition occurs if an award holder disposes of the acquired shares within two years of the date of the option grant, or within one year of the date the shares are acquired by the award holder. In the case of a disqualifying disposition, the award holder will generally recognize ordinary income in the year of disposition, in an amount equal to the amount of ordinary income the award holder would have recognized from the exercise of the option had the option been a non-statutory stock option at the time of exercise. If no disqualifying disposition is made of shares acquired under an incentive stock option, any gain on the subsequent sale of those shares will constitute long-term capital gains and the Company will not be entitled to any deduction with respect to such shares. For purposes of the alternative minimum tax, an award holder will incur alternative minimum taxable income upon exercise of an incentive stock option in an amount of ordinary income that the optionee would have recognized had the incentive stock option been a non-statutory stock option.

    To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as non-statutory stock options.

RESTRICTED STOCK

    An award holder receiving restricted stock recognizes ordinary income with respect to such stock at the time the restrictions lapse or, if the holder so elects, at the time of receipt of the stock. The amount of ordinary income is the fair market value of the stock at the applicable time, less any consideration paid by the award holder for the stock. The Company will be entitled to deduct from its taxable income an amount equal to the ordinary income recognized by the award holder in the year so recognized by the award holder. Dividends paid with respect to restricted stock will be taxable compensation income to the award holder and the Company will be entitled to a corresponding deduction, unless the award holder elects to be taxed on such stock at the time of receipt, in which case the award holder would recognize taxable dividend income upon receipt of the dividends and the Company would not be entitled to any corresponding deduction with respect to such dividends.

PERFORMANCE SHARES

    An award holder who is granted performance shares under the Stock Option Plan would recognize no taxable income by reason of such grant. However, when the conditions precedent to the issuance of shares pursuant to such performance shares are satisfied, the award holder would recognize ordinary income equal to the fair market value on the date of issuance of the shares less any consideration paid by the award holder. Any cash dividend equivalent paid to holders of performance shares is ordinary income. The Company will be entitled to deduct from its taxable income an amount equal to the award holder's ordinary income recognized pursuant to the issuance of shares under the award, in the year recognized by the award holder.

PHANTOM STOCK

    An award holder who has been granted a phantom stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at such time. Whether a phantom stock award is paid in cash or in shares of Common Stock, the award holder will have ordinary income and the Company will have a corresponding deduction when the award is paid. The measure of such income and deduction will be the fair market value of the shares at the time the phantom stock award is paid out.

PERFORMANCE UNITS

    An award holder who has been granted a performance unit award will realize ordinary income and the Company will have a corresponding deduction when the award is paid, in the amount paid.

SPECIAL DEDUCTION LIMITS

    If an award is accelerated as a result of a change in control of the Company, all or a portion of the value of the award at that time may be a parachute payment for purposes of the Internal Revenue Code's excess parachute provisions. Those provisions generally provide that if parachute payments exceed three times an award holder's average compensation for the five tax years preceding the change in control, the Company loses its deduction and the recipient is subject to a 20% excise tax for the amount of the parachute payments in excess of one times such average compensation.

    Section 162(m) limits federal income tax deductions for compensation paid to the Company's Chief Executive Officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company believes that options granted to an individual with an option price at 100% or more of fair market value of the underlying shares pursuant to the Stock Option Plan will qualify for the performance based-compensation exception to the deduction limit to the extent that such individual does not receive awards under the Stock Option Plan for more than 1,000,000 shares in any consecutive five-year period (three years if the Amended Plan is approved). However, there can be no assurance that the awards will so qualify.

ACCOUNTING TREATMENT

    The following is a summary of certain accounting consequences of awards under generally accepted accounting principles. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS No. 123"). This standard defines a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Under Opinion 25, compensation cost is recognized based on the difference, if any, between the market price of the stock and the amount an employee must pay to acquire the stock. The Company has elected to continue accounting for compensation cost arising from its stock-based compensation plans under the Opinion 25 approach, which serves as a basis for the following description.

    An option granted with an exercise price less than the fair market value of the option shares on the date of grant will give rise to compensation expense equal to the difference between the fair market value of the shares on the date of grant and the exercise price. The expense will be accrued as the optionee vests in the option or the shares purchasable under the option. Option grants at 100% of fair market value will not result in any charge to the Company's earnings.

    The grant of restricted stock or share rights will generally result in compensation expense equal to the market value of the underlying shares of Common Stock on the date of grant (less any consideration paid therefor). This expense will generally be amortized over the term of the vesting of such awards, but the expense may be subject to periodic adjustment depending on performance criteria. The expense may be amortized or the recognition and measurement of the expense may be delayed until the performance criteria are attained or are likely to be attained.

    Generally, the fair market value of a share unit on the date of grant (less any consideration paid therefor) will be accrued as an expense and, at the end of each fiscal quarter thereafter, the amount (if any) by which the fair market value of the unit has increased or decreased from the amount previously accrued will be recorded as an adjustment to compensation expense. In the case of certain vesting or performance criteria, the expense may be amortized or the recognition and measurement of the expense may be delayed until the performance criteria are attained or are likely to be attained.

    The number of outstanding options, restricted stock and share rights will be a factor in determining earnings per share on a fully diluted basis.

    For fiscal years beginning with the Company's 1996 fiscal year, FAS No. 123 requires the Company to disclose, in footnotes to the Company's financial statements, the impact the options and other awards granted under the Stock Option Plan would have had on the Company's reported earnings were the fair value of those awards treated as compensation expense.

VOTE REQUIRED FOR APPROVAL OF THE AMENDED AND RESTATED 1994 STOCK OPTION/AWARD
  PLAN

    The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is necessary to approve the Amended Plan. The Board believes that Amended Plan is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                PROPOSAL NO. 3:
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Coopers & Lybrand L.L.P. served as the Company's independent public accountants for the fiscal year ended December 31, 1997. The Board of Directors has selected that firm to continue in this capacity for the current fiscal year. Ratification by the stockholders will be sought by the Board of Directors for the selection of Coopers & Lybrand L.L.P. as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 1998, and to perform other appropriate services.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

    A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to this meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxyholders, acting in their sole discretion, may determine.

                 STOCKHOLDERS PROPOSALS FOR 1999 ANNUAL MEETING

    Proposals to be presented by stockholders of the Company at the 1999 Annual Meeting must be received by the Company at its principal executive office at 21555 Oxnard Street, Woodland Hills, California 91367 no later than November 27, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION

    The audited financial statements of the Company for the year ended December 31, 1997, a Management's Discussion and Analysis of Financial Condition and Results of Operations and certain other information are included as supplemental information to this Proxy Statement.

    THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, WELLPOINT HEALTH NETWORKS INC., 21555 OXNARD STREET, WOODLAND HILLS, CALIFORNIA 91367. THE COMPANY'S TELEPHONE NUMBER IS (818) 703-4000.

                                          By Order of the Board of Directors

                                                  [/S/ THOMAS C. GEISER]

                                          Thomas C. Geiser
                                          SECRETARY

                         WELLPOINT HEALTH NETWORKS INC.
                            SUPPLEMENTAL INFORMATION
                            TO 1998 PROXY STATEMENT

                       INDEX TO SUPPLEMENTAL INFORMATION

                                                                                                                PAGE
                                                                                                                -----
Executive Officers of the Registrant.......................................................................          33

Market for Registrant's Common Equity and Related Stockholder Matters......................................          34

Selected Financial Data....................................................................................          35

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          36

Selected Quarterly Financial Information (Unaudited).......................................................          49

Report of Independent Accountants..........................................................................          50

Consolidated Balance Sheets as of December 31, 1997 and 1996...............................................          51

Consolidated Income Statements for the Three Years Ended December 31, 1997.................................          52

Consolidated Statements of Changes in Stockholders' Equity for the Three Years Ended December 31, 1997.....          53

Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1997..........................          54

Notes to Consolidated Financial Statements.................................................................          55

EXECUTIVE OFFICERS OF THE REGISTRANT

    Leonard D. Schaeffer, age 52, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1992. From 1989 until May 1996, Mr. Schaeffer was also Chairman of the Board of Directors and, from 1986, Chief Executive Officer of BCC. From 1982 to 1986, Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice President and Chief Operating Officer of the Student Loan Marketing Association ("Sallie Mae"), a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of HCFA. HCFA administers the Federal Medicare, Medicaid and Peer Review Organization programs. Mr. Schaeffer serves as a director of Allergan, Inc.

    D. Mark Weinberg, age 45, has been Executive Vice President, UNICARE Businesses of the Company since October 1995. From August 1992 until May 1996, Mr. Weinberg served as a director of the Company. From February 1993 to October 1995, Mr. Weinberg was Executive Vice President, Consumer and Specialty Services of the Company. Prior to February 1993, Mr. Weinberg was Executive Vice President of BCC's Consumer Services Group from December 1989 to February 1993 and was Senior Vice President of Individual and Senior Services of BCC from April 1987 to December 1989. From 1981 to 1987, Mr. Weinberg held a variety of positions at Touche Ross & Co. From 1976 to 1981, Mr. Weinberg was general manager for the CTX Products Division of PET, Inc.

    Ronald A. Williams, age 48, has been Executive Vice President, Blue Cross of California Businesses of the Company since October 1995. From August 1992 until May 1996, Mr. Williams served as a director of the Company. From February 1993 to October 1995, Mr. Williams was Executive Vice President, Group and Network Services of the Company. Prior to February 1993, Mr. Williams was Executive Vice President of BCC's Group Services from May 1992 to February 1993. Prior to that time, Mr. Williams served as Executive Vice President of BCC's Health Services and Products Group from December 1989 to May 1992 and as BCC's Senior Vice President of Marketing and Related Products from November 1988 to December 1989. From May 1987 to November 1988 he was Vice President of Corporate Services of BCC. From July 1984 to May 1987 he was Senior Vice President of Vista Health Corporation, an alternative delivery system for outpatient psychological and substance abuse services of which he was also a co-founder.

    David C. Colby, age 44, joined the Company in September 1997 as Executive Vice President and Chief Financial Officer. From April 1996 until joining the Company, Mr. Colby was Executive Vice President, Chief Financial Officer and Director of American Medical Response, Inc., a health care services company focusing on ambulance services and emergency physician practice management. From July 1988 until March 1996, Mr. Colby was with Columbia/HCA Healthcare Corporation, most recently serving as Senior Vice President and Treasurer. From September 1983 until July 1988, Mr. Colby was Senior Vice President and Chief Financial Officer of The Methodist Hospital in Houston, Texas. Mr. Colby also serves as a director of 2 Connect Express, Inc. and OMNIS Technology Corporation.

    Thomas C. Geiser, age 47, has been Executive Vice President, General Counsel and Secretary of the Company since May 1996. From July 1993 until May 1996, Mr. Geiser held the position of Senior Vice President, General Counsel and Secretary. Prior to joining the Company, he was a partner in the law firm of Brobeck, Phleger & Harrison from June 1990 to June 1993 and a partner in the law firm of Epstein Becker Stromberg & Green from May 1985 to May 1990. Mr. Geiser joined the law firm of Hanson, Bridgett, Marcus, Vlahos & Stromberg as an associate in March 1979 and became a partner in the firm, leaving in May 1985.

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock has been traded on the New York Stock Exchange under the symbol "WLP" since the Company's initial public offering on January 27, 1993. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock. For periods prior to the consummation of the Recapitalization on May 20, 1996, the information given below is with respect to Old WellPoint Class A Common Stock, without adjustment for the two-for-three exchange occurring as part of the Recapitalization. In connection with the Recapitalization, Old WellPoint paid a special dividend of $10.00 per share to its stockholders of record as of May 15, 1996.

                                                                                 HIGH        LOW
                                                                                -------    -------
PRE-RECAPITALIZATION:
Year Ended December 31, 1996
  First Quarter................................................................ $36        $31 7/8
  Second Quarter (through May 20, 1996)........................................  36 5/8     26

POST-RECAPITALIZATION:
  Second Quarter (May 21, 1996 to June 30, 1996)............................... $39 1/8    $31 1/8
  Third Quarter................................................................  33 3/4     23 3/8
  Fourth Quarter...............................................................  35 1/2     28 1/4

Year Ended December 31, 1997
  First Quarter................................................................ $45 7/8    $32 7/8
  Second Quarter...............................................................  51         37 3/4
  Third Quarter................................................................  60 1/2     46 1/4
  Fourth Quarter...............................................................  58 13/16   38 13/16

    On March 13, 1998 the closing price on the New York Stock Exchange for the Company's Common Stock was $66 5/8 per share. As of March 13, 1998, there were approximately 1,117 holders of record of Common Stock.

    The Company did not pay any dividends on its Common Stock in 1996 or 1997, other than the payment of the $995 million special dividend in connection with the Recapitalization. Management currently expects that all of WellPoint's future income will be used to expand and develop its business. The Board of Directors has determined to retain its net earnings during 1998.

SELECTED FINANCIAL DATA

                                                                                 YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
                                                                    1997       1996       1995       1994       1993
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA, MEMBERSHIP
                                                                             DATA AND OPERATING STATISTICS)
CONSOLIDATED INCOME STATEMENTS
  Revenues:
    Premium revenue.............................................  $5,227,904 $3,879,806 $2,910,622 $2,647,951 $2,355,980
    Management services revenue.................................    383,238    147,948     61,151     36,274     18,121
    Investment income...........................................    215,302    142,028    135,306    107,447     75,074
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  5,826,444  4,169,782  3,107,079  2,791,672  2,449,175
  Operating Expenses:
    Health care services and other benefits.....................  4,245,281  3,003,117  2,199,953  1,927,954  1,719,853
    Selling expense.............................................    260,523    224,453    190,161    169,483    147,097
    General and administrative expense..........................    853,100    545,942    344,427    334,206    266,295
    Nonrecurring costs..........................................     14,535     --         57,074     --         --
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  5,373,439  3,773,512  2,791,615  2,431,643  2,133,245
                                                                  ---------  ---------  ---------  ---------  ---------
  Operating Income..............................................    453,005    396,270    315,464    360,029    315,930
    Interest expense............................................     36,658     36,628     --         --         --
    Other expense, net..........................................     34,147     20,134     12,677      8,008      2,901
                                                                  ---------  ---------  ---------  ---------  ---------
  Income before Provision for Income Taxes and Cumulative Effect
    of Accounting Changes.......................................    382,200    339,508    302,787    352,021    313,029
    Provision for income taxes..................................    154,791    137,506    122,798    138,851    126,385
                                                                  ---------  ---------  ---------  ---------  ---------
  Income before Cumulative Effect of Accounting Changes.........    227,409    202,002    179,989    213,170    186,644
    Cumulative Effect of Accounting Changes--Adoption of SFAS
      Nos. 106 and 109..........................................     --         --         --         --        (21,260)
                                                                  ---------  ---------  ---------  ---------  ---------
  Net Income....................................................  $ 227,409  $ 202,002  $ 179,989  $ 213,170  $ 165,384
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Per Share Data(A)(B)(C)
  Income before Cumulative Effect of Accounting Changes:
    Earnings Per Share..........................................  $    3.30  $    3.04  $    2.71  $    3.21  $    2.81
    Earnings Per Share Assuming Full Dilution...................  $    3.27  $    3.04  $    2.71  $    3.21  $    2.81
  Cumulative Effect of Accounting Changes--Adoption of SFAS
    Nos. 106 and 109:
    Earnings Per Share..........................................     --         --         --         --          (0.32)
    Earnings Per Share Assuming Full Dilution...................     --         --         --         --          (0.32)
  Net Income:
    Earnings Per Share..........................................  $    3.30  $    3.04  $    2.71  $    3.21  $    2.49
    Earnings Per Share Assuming Full Dilution...................  $    3.27  $    3.04  $    2.71  $    3.21  $    2.49
OPERATING STATISTICS(D)
    Loss ratio..................................................       81.2%      77.4%      75.6%      72.8%      73.0%
    Selling expense ratio.......................................        4.6%       5.6%       6.4%       6.3%       6.2%
    General and administrative expense ratio....................       15.2%      13.6%      11.6%      12.5%      11.2%
    Net income ratio............................................        4.1%       5.0%       6.1%       7.9%       7.0%


                                                                                      DECEMBER 31,
                                                                  -----------------------------------------------------
                                                                    1997       1996       1995       1994       1993
                                                                  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA
  Cash and investments..........................................  $2,939,445 $2,165,492 $2,257,269 $1,973,388 $1,779,495
  Total assets..................................................  $4,533,415 $3,405,542 $2,679,257 $2,385,636 $1,921,832
  Long-term debt................................................  $ 388,000  $ 625,000     --         --         --
  Total equity..................................................  $1,223,169 $ 870,459  $1,670,226 $1,418,919 $1,233,190
  Cash dividends declared per common share(E)...................     --      $   10.00     --         --         --
  Medical Membership(F).........................................  6,638,000  4,485,000  2,797,000  2,617,000  2,322,000

------------------------------
(A) Per share data for all periods presented prior to 1996 have been recomputed using 66,366,500 shares, the number of shares outstanding immediately following completion of the Recapitalization. Per share data for the year ended December 31, 1996 has been calculated using such 66,366,500 shares, plus the weighted average number of shares issued since the Recapitalization.

(B) Per share data includes nonrecurring costs of $0.13 per share and $0.52 per share for 1997 and 1995, respectively.

(C) Per share data for periods prior to 1997 has been restated to reflect the adoption of SFAS No. 128, "Earnings Per Share."

(D) The loss ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue.

(E) The Company paid a $995.0 million special dividend in conjunction with the Recapitalization which occurred on May 20, 1996. Management currently expects that all of the Company's future income will be used to expand and develop its business.

(F) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth under "Factors That May Affect Future Results of Operations."

GENERAL

    The Company is one of the nation's largest publicly traded managed health care companies with approximately 6.6 million medical members and approximately 22 million specialty members as of December 31, 1997. The Company offers a diversified mix of managed care products, including health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), point of service ("POS") plans, other hybrid plans and traditional indemnity products. In addition, WellPoint offers managed care services for self-funded employers under management services contracts, including claims processing, actuarial services, network access, medical cost management and other administrative services. The Company also offers a broad array of specialty and other products, including pharmacy, dental, utilization management, life, integrated workers' compensation, preventive care, disability, behavioral health, COBRA and flexible benefits account administration.

    RECENT ACQUISITIONS AND MAY 1996 RECAPITALIZATION

    On March 1, 1997, the Company completed its acquisition of certain portions of the health and related life group benefits operations (the "GBO") of the John Hancock Life Insurance Company. The purchase price was $89.7 million, subject to adjustment upon completion of a post-closing audit (which is still pending). The purchase method of accounting has been used to account for the acquisition of the GBO. The GBO, with an associated 1.3 million acquired members, targets large employers with 5,000 or more employees and a majority of the medical members it serves are in health plans that are self-funded by employers. The GBO offers indemnity and PPO plans and also provides life, dental, pharmacy, utilization management and disability coverage to a variety of employer groups. The GBO has historically experienced a higher administrative expense ratio than the Company's traditional California business due to the GBO's higher percentage of management services business. The higher administrative expense ratio of the GBO has contributed and may continue to contribute to an increase in the Company's overall administrative expense ratio in current and future periods.

    The Company expects to incur approximately $21 to $25 million of costs relating to the GBO acquisition during 1998, a portion of which is expected to be reflected in the Company's results of operations. At the time that the GBO Acquisition was consummated, the Company expected that it would experience material membership attrition of up to 30% as it integrated the GBO operations and implemented its strategy of motivating traditional indemnity insurance members to select managed care products through, among other things, product design and premium increases. Premium increases implemented in the second and third quarters of 1997 did not result in the expected membership attrition. The Company is currently unable to determine if and to what extent the Company may experience additional membership attrition as it continues to integrate this acquired business.

    On March 31, 1996, the Company acquired the Life and Health Benefits Management Division ("MMHD") of Massachusetts Mutual Life Insurance Company (the "MMHD Acquisition"). The acquired MMHD operations focus on employers with 250 to 5,000 employees and provide administrative services, PPO and indemnity insurance products. The Company has experienced membership attrition of approximately 18% through December 31, 1997 on acquired membership, a portion of which is the result of recently instituted premium increases with respect to certain accounts. The Company expects that it will experience some level of further membership attrition of its acquired MMHD members as it pursues its strategy of motivating members to select managed care products.

    On May 20, 1996, the Company completed the Recapitalization, including the acquisition of the commercial operations of BCC (the "BCC Commercial Operations") for $235.0 million in cash. The Recapitalization included the payment of a $995.0 million special dividend funded by $775.0 million in revolving debt and the remainder in cash (see Note 2 to the Consolidated Financial Statements for a description of the Recapitalization).

    As a result of the GBO and MMHD acquisitions, the Company has significantly expanded its operations outside of California. In order to implement the Company's regional expansion strategy, the Company will need to continue its development of satisfactory provider and sales networks and successfully convert these books of business to the Company's existing information systems, which will require additional expenditures by the Company.

    Prior to their acquisitions by WellPoint, each of the GBO, MMHD and the BCC Commercial Operations experienced a higher overall loss ratio than the Company. The inclusion of these acquisitions has contributed to an increase in the Company's overall loss ratio. In order to control the respective loss ratios and reduce the financial risk of these acquired businesses, the Company has undertaken a variety of measures, including the imposition of significant premium increases and changes in product design. The Company also implemented a series of price increases for certain of its California managed care businesses in response to an increased loss ratio in the second and third quarters of 1997. The Company will continue to evaluate the need for further price increases, plan design changes and other appropriate actions in the future. There can be no assurances, however, that the Company will be able to take subsequent pricing or other actions or that any actions previously taken or implemented in the future will be successful in addressing any concerns that may arise with respect to the performance of certain businesses.

    LEGISLATION

    A variety of health care reform measures are currently pending or have been recently enacted at the Federal, state and local levels. Recent Federal legislation seeks, among other things, to insure the portability of health coverage and mandates minimum maternity hospital stays. These and other proposed measures may have the effect of dramatically altering the regulation of health care and of increasing the Company's loss ratio or decrease the affordability of the Company's products. In May 1997, the Texas Legislature adopted Senate Bill No. 386 ("SB 386"), which purports to make managed care organizations ("MCOs"), such as the Company, liable for the failure by the MCO, its employees or agents to exercise ordinary care when making "health care treatment decisions" (as defined in SB 386). The legislation became effective as of September 1, 1997. It is too early to determine what effect, if any, this legislation may have on the Company. However, to the extent that this legislation (or similar legislation that may be subsequently adopted at the Federal or state level) effectively expands the scope of liability of MCOs such as the Company, it may have a material adverse effect on the Company's results of operations and financial condition.

    YEAR 2000

    The Company is substantially dependent on its computer systems and applications due to the nature of its managed health care business and the increasing number of electronic transactions in the industry. Historically, some computer systems and applications were developed to recognize the year as a two-digit number, with the digits "00" being recognized as the year 1900. The year 2000 presents a number of potential problems for such systems, including potentially significant processing errors or failure. In order to address these problems, the Company has developed and is in the midst of executing a comprehensive plan designed to address the "year 2000" issue for its computer systems and applications. During 1997, the Company completed a detailed risk assessment of its various computer systems and applications, formulated a plan for specific remediation efforts and began certain of such remediation efforts. During 1998 and the first quarter of 1999, the Company expects to continue and complete its remediation efforts and to undertake internal testing of its systems and applications. In the second quarter of 1999, the Company expects to undergo third-party testing of its applications and systems. The Company currently estimates that its costs related to year 2000 compliance remediation for Company-owned systems and applications will be approximately $20 million in 1998 and approximately $2 million in 1999. The Company expects that these costs will be expensed as incurred and will be funded through cash flow from operations.

    The Company has begun to assemble survey data from health care providers, health care transaction clearing houses, employers, agents and brokers and other parties with which it communicates electronically to determine the compliance efforts being undertaken by these parties and to assess WellPoint's potential business exposure to any non-compliant systems operated by these parties. Although the Company is implementing programs and procedures designed to mitigate the aforementioned risks, there can be no assurances that all potential problems may be mitigated by these procedures.

    DELAWARE REINCORPORATION

    On August 4, 1997, the Company completed a reincorporation in Delaware (the "Reincorporation") through the formation of a new holding company structure. The Reincorporation involved a merger among the Company, WellPoint Health Networks Inc., a California corporation ("WellPoint California"), and WLP Acquisition Corp. (the "Merger Subsidiary"), a wholly owned subsidiary of the Company. Merger Subsidiary was merged with and into WellPoint California, and WellPoint California's shareholders became stockholders of the Company. As a result of such merger, WellPoint California became a wholly owned subsidiary of the Company. The principal purpose of the Reincorporation was to allow a restructuring of the Company and its various subsidiaries in order to improve the Company's capital as measured for BCBSA purposes.

RESULTS OF OPERATIONS

    WellPoint's revenues are primarily generated from premiums earned for risk-based health care and specialty services provided to its members, fees for administrative services, including claims processing and access to provider networks for self-insured employers, and investment income. WellPoint's operating expenses include health care services and other benefits expenses, consisting primarily of payments for physicians, hospitals and other providers for health care and specialty products claims; selling expenses for broker and agent commissions; general and administrative expenses; interest expense; depreciation and amortization expense; and income taxes.

    The Company's consolidated results of operations for the year ended December 31, 1997 include a full year of earnings for MMHD and BCC Commercial Operations, and ten months of earnings for the GBO. The results of operations for the year ended December 31, 1996 include the results of MMHD for the period from April 1, 1996 (its date of acquisition) to December 31, 1996 and BCC Commercial Operations for the period from May 20, 1996 (its date of acquisition) to December 31, 1996.

    The following table sets forth selected operating ratios. The loss ratio for health care services and other benefits is shown as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue combined.

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
Operating Revenues:
  Premium revenue....................................................       93.2%      96.3%      97.9%
  Management services revenue........................................        6.8%       3.7%       2.1%
                                                                       ---------  ---------  ---------
                                                                           100.0%     100.0%     100.0%

Operating Expenses:
  Health care services and other benefits............................       81.2%      77.4%      75.6%
  Selling expense....................................................        4.6%       5.6%       6.4%
  General and administrative expense.................................       15.2%      13.6%      11.6%

MEMBERSHIP

    The following table sets forth membership data and the percent change in membership:

                                                             AS OF DECEMBER 31,
                                                         --------------------------   PERCENT
MEDICAL MEMBERSHIP:                                          1997          1996       CHANGE
-------------------------------------------------------  ------------  ------------  ---------
CALIFORNIA
  Group Services:
    HMO................................................       812,180       677,850       19.8%
    PPO and Other......................................     1,475,360     1,298,359       13.6%
                                                         ------------  ------------
      Total............................................     2,287,540     1,976,209       15.8%
                                                         ------------  ------------
  Individual, Small Group and Senior:
    HMO................................................       316,350       269,495       17.4%
    PPO and Other......................................     1,282,511     1,197,306        7.1%
                                                         ------------  ------------
      Total............................................     1,598,861     1,466,801        9.0%
                                                         ------------  ------------
    Medi-Cal HMO Programs..............................       284,281       111,029      156.0%
                                                         ------------  ------------
  Total California Medical Membership..................     4,170,682     3,554,039       17.4%
                                                         ------------  ------------
TEXAS
  Group Services.......................................       202,239        77,254      161.8%
  Individual, Small Group and Senior...................        74,261        29,095      155.2%
                                                         ------------  ------------
      Total............................................       276,500       106,349      160.0%
                                                         ------------  ------------
GEORGIA
  Group Services.......................................        91,070        50,713       79.6%
  Individual, Small Group and Senior...................         8,139           460    1,669.3%
                                                         ------------  ------------
      Total............................................        99,209        51,173       93.9%
                                                         ------------  ------------
OTHER STATES
  Group Services.......................................     2,083,122       773,140      169.4%
  Individual, Small Group and Senior...................         8,644       --             N/A
                                                         ------------  ------------
      Total............................................     2,091,766       773,140      170.6%
                                                         ------------  ------------
  Total National Medical Membership....................     2,467,475       930,662      165.1%
                                                         ------------  ------------
  TOTAL MEDICAL MEMBERSHIP(A)(B).......................     6,638,157     4,484,701       48.0%
                                                         ------------  ------------
                                                         ------------  ------------
  NETWORKS(B)(C)
    Proprietary Networks...............................     3,941,220     3,324,331       18.6%
    Other Networks.....................................     1,560,276       774,719      101.4%
    Non-Network........................................     1,136,661       385,651      194.7%
                                                         ------------  ------------
  TOTAL MEDICAL MEMBERSHIP.............................     6,638,157     4,484,701       48.0%
                                                         ------------  ------------
                                                         ------------  ------------

------------------------

(a) Medical membership includes 2,765,856 and 1,229,308 management services members as of December 31, 1997 and 1996, respectively, of which those management services members outside of California were 1,792,151 and 563,854, as of December 31, 1997 and 1996, respectively.

(b) Membership as of December 31, 1997 includes the acquired GBO medical membership (approximately 1.3 million members as of the date of acquisition).

(c) Proprietary networks consist of California, Texas and other
    WellPoint-developed networks. Other networks consist of third-party networks and networks owned by the Company as a result of acquisitions that incorporate provider discounts and some basic managed care elements. Non-network consists of fee for service and percentage-of-billed charges contracts with providers.

                                                                 AS OF DECEMBER 31,
                                                             --------------------------   PERCENT
                                                                 1997          1996       CHANGE
                                                             ------------  ------------  ---------
SPECIALTY MEMBERSHIP:
  Pharmacy.................................................    12,290,221    11,516,824        6.7%
  Dental...................................................     3,183,477     1,559,391      104.1%
  Utilization Management...................................     2,750,767       --             N/A
  Life Insurance...........................................     1,757,881       722,964      143.1%
  Disability...............................................     1,125,571       107,350      948.5%
  Behavioral Health........................................       721,350       502,212       43.6%

    The specialty membership as of December 31, 1997 includes the acquired GBO operations, which had approximately 0.3 million pharmacy members, 1.5 million dental members, 2.7 million utilization management members, 0.9 million life insurance members and 1.0 million disability members at the date of acquisition.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 TO THE YEAR ENDED
  DECEMBER 31, 1996

    Premium revenue increased 34.7%, or $1,348.1 million, to $5,227.9 million for the year ended December 31, 1997 from $3,879.8 million for the year ended December 31, 1996. The 1997 acquisition of the GBO contributed $419.4 million, or 31.1% of this increase. The 1996 acquisitions of MMHD and the BCC Commercial Operations contributed an incremental increase in 1997 premium revenue of $163.0 million and $147.7 million, respectively, or an aggregate of 23.0% of the total increase. Also, contributing to increased premium revenue in 1997 was an increase in insured member months of 12.9%, excluding the GBO from both periods and excluding MMHD and BCC Commercial Operations from the periods prior to their respective dates of acquisition in both periods. Additionally, there was an increase in the per member per month revenues as a result of premium increases associated with several of the Company's medical products.

    Management services revenue increased 159.1%, or $235.3 million, to $383.2 million for the year ended December 31, 1997 from $147.9 million for the year ended December 31, 1996. The increase was primarily due to $189.9 million of management services revenue related to the 1997 acquisition of the GBO and $18.9 million and $3.9 million, respectively, of incremental increase in management services revenue related to the acquisitions of MMHD and the BCC Commercial Operations in 1996, which together represented 90.4% of the increase. Also contributing to the increase was an increase in the California large group management services membership and the addition of a management services contract with the state of Illinois on July 1, 1997.

    Investment income increased $73.3 million to $215.3 million for the year ended December 31, 1997, compared to $142.0 million for the year ended December 31, 1996. Net realized gains from equity securities increased $45.5 million to $62.0 million for the year ended December 31, 1997 in comparison to $16.5 million for the year ended December 31, 1996. The year ended December 31, 1997 included a gain of $30.3 million related to the stock-for-stock exchange of the Company's interest in Health Partners, Inc. ("HPI"), a physician practice management company, for the common stock of FPA Medical Management, Inc. ("FPA") as a result of HPI's October 1997 merger with FPA. See Note 4 to the Notes to Consolidated Financial Statements. Net interest and dividend income increased $25.9 million to $153.4 million for the year ended December 31, 1997 in comparison to $127.5 million for the year ended December 31, 1996, primarily due to increased interest income on the investment portfolios of GBO and MMHD acquired businesses and slightly higher yields in 1997 over 1996, partially offset by the foregone interest from cash and investments used to finance the GBO, MMHD and BCC Commercial Operations acquisitions, the Recapitalization and cash used for repayment of indebtedness under the Company's senior credit facility.

    Health care services and other benefits expense increased 41.4%, or $1,242.2 million, to $4,245.3 million for the year ended December 31, 1997 from $3,003.1 million for the year ended December 31,

1996. The acquisition of the GBO accounted for 32.9% of the increase, or $408.2 million. The inclusion of MMHD and the BCC Commercial Operations for a full twelve months in 1997 accounted for an aggregate of 22.0% of the increase and resulted in increased health care expense of $133.9 million and $139.1 million, respectively. Additionally, the Company's health care benefits and other expenses for the year ended December 31, 1997 increased in comparison to the prior year as a result of the aforementioned increase in insured member months of 12.9%.

    The loss ratio for 1997 increased to 81.2% compared to 77.4% in 1996. The acquired MMHD operations, the GBO and the BCC Commercial Operations have traditionally experienced a higher loss ratio than the Company. Additionally, the MMHD operations experienced an increase in loss ratio for the year ended December 31, 1997 in comparison to 1996 due to higher actual claims incurred as a result of higher cost trends. Excluding the effects of the acquired businesses, the loss ratio in 1997 would have been 79.2%. The increase in loss ratio excluding acquired operations is due to a loss ratio increase in the Company's California businesses, primarily due to slightly higher medical utilization for certain managed care products and increased pharmacy costs.

    Selling expense consists of commissions paid to outside brokers and agents representing the Company. Selling expense for the year ended December 31, 1997 increased 16.0% to $260.5 million, compared to $224.5 million for the year ended December 31, 1996, corresponding with continued overall premium revenue growth and an additional $7.2 million in selling expense attributable to the GBO and the incrementatal impact in 1997 of the MMMD acquisition. The selling expense ratio for the year ended December 31, 1997 decreased to 4.6% from 5.6% for the year ended December 31, 1996, largely due to the acquisitions of the GBO and MMHD, which have lower selling expense ratios than the Company's existing business, and the BCC Commercial Operations, which has no selling expense. Excluding the effects of the acquisitions for the years ended December 31, 1997 and 1996, the selling expense ratio would have been 5.4% and 5.6%, respectively. This decrease is due to lower selling costs, in comparison to the Company's other products, for Medi-Cal and large employer group medical products which experienced higher growth in premium revenue in 1997.

    General and administrative expense for the year ended December 31, 1997 increased 56.2%, or $307.1 million, to $853.1 million from $546.0 million for the same period in 1996. The increase was primarily due to $196.9 million of general and administrative expense related to the Company's acquisition of the GBO in 1997 and $46.0 million and $8.0 million, respectively, of incremental increase in general and administrative expense related to the Company's acquisitions of MMHD and the BCC Commercial Operations in 1996.

    The administrative expense ratio increased to 15.2% for 1997 compared to 13.6% for 1996, primarily due to the increased administrative expense associated with the Company's continued investment in national expansion and the acquisition of the GBO. The GBO has historically experienced a higher administrative expense ratio than the Company's traditional California-based businesses due to the GBO's higher percentage of management services business. The increase was partially offset by the BCC Commercial Operations' lower administrative expense ratio. The administrative expense ratio for the year ended December 31, 1997, excluding the effect of the GBO acquisition in 1997 and the incremental effect in 1997 of MMHD and BCC Commercial Operations, was 13.0%.

    The Company recorded $14.5 million of nonrecurring costs for the year ended December 31, 1997, of which $8.0 million recorded in the second quarter of 1997 related primarily to the write-down of the Company's dental practice management operations and discontinuance of the Company's medical practice management operations. In addition, the Company incurred $6.5 million in the first quarter related to severance and retention payments associated with the GBO acquisition.

    Interest expense increased for the year ended December 31, 1997 to $36.7 million, from $36.6 million for the year ended December 31, 1996. The increase is primarily due to interest on debt incurred as a result of the Recapitalization in May 1996 being included in the results of operations for the entire year ended December 31, 1997 in comparison to a shorter period of time in the year ended December 31, 1996, partially offset by debt repayments during 1997. The weighted average interest rate for all debt for the year ended December 31, 1997, including the fees associated with the borrowings and interest rate swaps, was 7.45%. See "--Liquidity and Capital Resources."

    The Company's net income for the year ended December 31, 1997 was $227.4 million, compared to $202.0 million for the year ended December 31, 1996. Earnings per share totaled $3.30 and $3.04 for the years ended December 31, 1997 and 1996, respectively. Earnings per share assuming full dilution totaled $3.27 and $3.04 for the years ended December 31, 1997 and 1996, respectively. Earnings per share for the year ended December 31, 1997 included nonrecurring costs of $0.13 per share. Earnings per share for all periods presented has been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128").

    Earnings per share for the year ended December 31, 1997 is based upon weighted average shares outstanding of 68.8 million, excluding common stock equivalents, and 69.5 million shares, assuming full dilution. Earnings per share for the year ended December 31, 1996 has been calculated using 66.4 million shares for both measures. Common stock equivalents did not have a dilutive effect on earnings per share in 1996. The 1996 weighted average reflects the number of shares outstanding immediately following the Recapitalization, plus the weighted average number of shares issued in 1996 subsequent to the Recapitalization. For the year ended December 31, 1997, the increase in weighted average shares outstanding primarily relates to the public offering of 3,000,000 shares of the Company's common stock in April 1997 and, on a diluted basis, the inclusion of 651,000 common stock equivalents related to the Company's stock option plans.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 TO THE YEAR ENDED
  DECEMBER 31, 1995

    Premium revenue increased 33.3% to $3,879.8 million for the year ended December 31, 1996 from $2,910.6 million for the year ended December 31, 1995. Premium revenue for 1996 of $523.4 million and $200.2 million was attributable to MMHD and the BCC Commercial Operations, respectively. Also contributing to increased premium revenue in 1996 was a 9.8% increase in medical membership, excluding management services members and the acquired members of MMHD and the BCC Commercial Operations. Workers' compensation premium revenue increased 34.6% in 1996 from 1995, due to a large increase in the number of insured employer groups, primarily in the small employer and California school districts workers' compensation markets. In addition, an increase in premium revenue resulted from moderate increases in the premiums per member in the individual, senior and small group markets.

    Management services revenue increased $86.7 million to $147.9 million for the year ended December 31, 1996 from $61.2 million for the year ended December 31, 1995. The increase was primarily due to $62.9 million of management services revenue from MMHD. Also contributing to the increase were a 31.7% membership increase in the California large group market, excluding the acquired members of MMHD and the BCC Commercial Operations, new pharmacy and clinical management accounts and revenue from the BCC Commercial Operations.

    Investment income increased to $142.0 million for the year ended December 31, 1996 compared to $135.3 million for the year ended December 31, 1995. Interest and dividend income increased to $127.5 million in 1996 from $122.1 million in 1995. The increase in interest and dividend income was primarily due to MMHD interest income of $21.6 million and slightly higher yields in 1996 over 1995, offset by the foregone interest earned on cash and investments used to finance the MMHD and BCC Commercial Operations acquisitions, the Recapitalization, and cash used for repayment of indebtedness under the Company's senior credit facility.

    Health care services and other benefits expense increased 36.5% to $3,003.1 million for the year ended December 31, 1996 from $2,200.0 million for the year ended December 31, 1995. Of the $803.1 million increase, $412.2 million was attributable to MMHD and $189.9 million was attributable to the BCC

Commercial Operations. Excluding MMHD and the BCC Commercial Operations, increased health care services expense also resulted from medical membership growth. In addition, mix and product design changes, for example, the elimination of deductibles for some PPO plans and pharmacy products, contributed to an increase in health care expenses. Growth in the workers' compensation business also contributed to the increase. These increases were partially offset by savings from hospital recontracting, which was implemented in late 1995. Additional savings were realized by savings from specialist and laboratory recontracting, which was implemented during the third quarter of 1996.

    The loss ratio for 1996 increased to 77.4% compared to 75.6% in 1995 due to the PPO benefits changes described above, an increase in the loss and loss adjustment expense reserves related to a portion of the Company's workers' compensation business and the incremental effect of the MMHD Acquisition and the BCC Commercial Operations on the Company's overall results. The acquired MMHD operations and the BCC Commercial Operations have traditionally experienced a higher loss ratio than the Company. The increase in the loss ratio was partially offset by the Company's continuing cost containment efforts, such as the hospital recontracting program. Excluding the Company's workers' compensation business and the acquisitions of the MMHD operations and the BCC Commercial Operations, the loss ratio would have been 74.7% for the year ended December 31, 1996. The loss ratio for 1995, also excluding the workers' compensation business, was 75.2%.

    Selling expense for the year ended December 31, 1996 increased 18.0% to $224.5 million compared to $190.2 million in 1995, corresponding with continued overall premium revenue growth and an additional $21.4 million in selling expense attributable to MMHD. The selling expense ratio for 1996 decreased to 5.6% from 6.4% for the prior year, largely due to the acquisition of MMHD, which has a lower selling expense ratio than the Company's existing business and the BCC Commercial Operations, which has no selling expense. Excluding the acquisitions, the selling expense ratio would have been 6.3% for the year ended December 31, 1996, consistent with the prior year.

    General and administrative expense for the year ended December 31, 1996 increased 58.5% to $545.9 million from $344.4 million for the same period in 1995. Of the $201.5 million increase, $153.3 million resulted from the MMHD Acquisition. The administrative expense ratio increased to 13.6% for 1996 compared to 11.6% in 1995, primarily due to the increased administrative expense associated with the Company's continued investment in geographic expansion and the MMHD Acquisition. MMHD has historically had a higher administrative expense ratio due to its higher percentage of management services business. The Company also incurred additional expenses in 1996 for network development costs. The above increases were partially offset by the BCC Commercial Operations' lower administrative expense ratio. Excluding MMHD and the BCC Commercial Operations, the administrative expense ratio would have been 11.9% in 1996.

    Interest expense was $36.6 million for the year ended December 31, 1996. The Company had no interest expense in 1995. The interest expense in 1996 related primarily to $775.0 million drawn under the Company's revolving credit facility on May 15, 1996 to fund a special dividend paid in connection with the Recapitalization, as well as interest on amounts payable to MassMutual, including a Series A term note of $62.0 million issued in connection with the MMHD Acquisition. At December 31, 1996, the Company's outstanding long-term indebtedness was $625.0 million. The weighted average interest rate for all debt for the year ended December 31, 1996 was 5.9%.

    The Company's net income for the year ended December 31, 1996 was $202.0 million or $3.04 per share compared to $180.0 million or $2.71 per share for the year ended December 31, 1995. Earnings per share for the years ended December 31, 1996 and 1995 are based on 66.4 million shares, the number of shares outstanding immediately following the Recapitalization, plus the weighted average number of shares issued in 1996 subsequent to the Recapitalization. The number of shares outstanding prior to the Recapitalization were adjusted to reflect the two-for-three share exchange that occurred in connection with the Recapitalization. Earnings per share is determined by dividing net income by the weighted average number of common shares outstanding. Earnings per share for the year ended December 31, 1995 included nonrecurring costs of $0.52 per share. For the year ended December 31, 1995, there were no stock options outstanding and, for the year ended December 31, 1996, stock options did not have a dilutive effect on weighted average shares outstanding. Therefore, for 1995 and 1996 there is no difference between earnings per share and earnings per share assuming full dilution as calculated under SFAS No. 128.

FINANCIAL CONDITION

    The Company's consolidated assets increased by $1,127.9 million from $3,405.5 million as of December 31, 1996 to $4,533.4 million as of December 31, 1997. This represents a 33.1% increase and resulted primarily from the GBO acquisition as well as cash flows generated from operations. Cash and investments were $2,939.4 million as of December 31, 1997, or 64.8% of total assets.

    As of December 31, 1997, $388.0 million was outstanding under the Company's long-term debt facilities, compared to $625.0 million at December 31, 1996. Debt repayments were funded from the proceeds from the Company's April 1997 common stock offering and from cash flow from operations.

    Equity totaled $1,223.2 million as of December 31, 1997, an increase of $352.7 million from $870.5 million as of December 31, 1996. The increase resulted primarily from the net income of $227.4 million for the year ended December 31, 1997, $110.3 million and $9.9 million in additional paid-in capital from the Company's public offering of three million shares of common stock and stock issuances under the Company's stock option and stock purchase plans, respectively, and $4.9 million change in net unrealized valuation adjustments on investment securities, net of tax.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of cash are premium and management services revenues received and investment income. The primary uses of cash include health care claims and other benefits, capitation payments, income taxes, repayment of long-term debt, interest expense, broker and agent commissions, administrative expenses and capital expenditures. In addition to the foregoing, other uses of cash include costs of provider networks and systems development, and costs associated with acquisitions and the integration of acquired businesses. The Company receives premium revenue in advance of anticipated claims for related health care services and other benefits. The Company's investment policies are designed to provide liquidity, preserve capital and maximize yield. Cash and investment balances maintained by the Company are sufficient to meet applicable regulatory financial stability and net worth requirements. As of December 31, 1997, the Company's investment portfolio consisted primarily of fixed maturity securities (which are primarily rated "A" or better by rating agencies) and equity securities.

    Net cash flow provided by operating activities was $539.8 million for the year ended December 31, 1997, compared with $410.9 million in 1996. The positive cash flow from operations is due primarily to net income of $227.4 million, adjusted for certain operating liabilities such as increased medical claims payable of $170.7 million and accounts payable and accrued expenses of $116.9 million.

    Net cash used in investing activities in 1997 totaled $452.6 million, compared with net cash used in investing activities of $736.2 million in 1996. The cash used in 1997 was attributable primarily to the purchase of investments for $2,747.2 million partially offset by the proceeds from investments sold and matured of $2,009.4 million and the net cash acquired from the GBO purchase of $362.0 million. The GBO was acquired for a total purchase price of $89.7 million, all of which was funded with cash. GBO net cash acquired was $451.7 million.

    Net cash used in financing activities totaled $116.6 million in 1997, compared to net cash used in financing activities of $431.0 million in 1996. The net cash used in financing activities in 1997 was primarily due to borrowings and repayments on long-term debt which totaled $150.0 million and $387.0 million, respectively partially offset by net proceeds from the common stock offering of $110.3 million.

    The Company has a $1.0 billion unsecured revolving credit facility. Borrowings under the credit facility bear interest at rates determined by reference to the bank's base rate or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio (as defined in the credit agreement) or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Borrowings under the credit facility are made on a committed basis or pursuant to an auction-bid process. The credit facility expires as of May 15, 2002, although it may be extended for an additional one-year period under certain circumstances. The credit agreement requires the Company to maintain certain financial ratios and contains restrictive covenants, including restrictions on the occurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. The total amount outstanding under the credit facility was $368.0 million and $555.0 million as of December 31, 1997 and 1996, respectively. The weighted average interest rate for the year ended December 31, 1997, including the facility and other fees and the effect of the interest rate swaps discussed in the following paragraph, was 7.45%.

    As part of a hedging strategy to limit exposure to interest rate increases, in August 1996 the Company entered into a swap agreement for a notional amount of $100.0 million bearing a fixed interest rate of 6.45% and having a maturity date of August 17, 1999. In September 1996, the Company entered into two additional swap agreements for notional amounts of $150.0 million each, bearing fixed interest rates of 6.99% and 7.05%, respectively, and having maturity dates of October 17, 2003 and October 17, 2006, respectively.

    Prior to the Reincorporation, the Company held a license as a health care service plan under the California Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act"). As such, the Company was required to maintain minimum tangible net equity ("TNE") by the DOC, in addition to meeting minimum capital requirement prescribed by the BCBSA. As a DOC licensee, the Company used TNE in measuring capital for the BCBSA. The failure to meet a specified level (the "BCBSA Minimum Capital") of the BCBSA's base capital requirement can subject the Company to certain corrective actions, while the failure to meet a lower specified level can result in the termination of the Company's license agreement with BCBSA. As a result of the Reincorporation, the Company is no longer licensed under the Knox-Keene Act (Blue Cross of California remains a DOC licensee) and, as a result, its capital for BCBSA purposes is measured based on GAAP equity. As of December 31, 1997, the Company's GAAP equity was in excess of the BCBSA's Minimum Capital requirement. A principal purpose of the Reincorporation was to allow restructuring of the Company and its various subsidiaries in order to improve the Company's capital as measured for BCBSA purposes.

    In November 1996, in order to address an anticipated shortfall in its capital for BCBSA purposes, the Company entered into a subordinated debt agreement for $200 million. On March 17, 1997, prior to the Reincorporation, the Company borrowed $150.0 million under its subordinated debt agreement to ensure compliance with the Company's BCBSA capital requirements, bringing its total indebtedness under the facility to $200 million at that date. The Company used the proceeds of its April 1997 public offering of 3,000,000 shares of its common stock to pay down outstanding indebtedness under the Company's subordinated debt agreement. On July 1, 1997, the Company repaid the remaining $90.0 million outstanding under the subordinated debt agreement with borrowings under the revolving credit facility.

    Certain of the Company's subsidiaries are required to maintain minimum capital requirements prescribed by various regulatory agencies, including the California Department of Corporations and the Department of Insurance in various states. As of December 31, 1997, those subsidiaries of the Company were in compliance with all minimum capital requirements.

    In July 1996, the Company filed a registration statement relating to the issuance of $1.0 billion of senior or subordinated unsecured indebtedness. As of December 31, 1997, no indebtedness had been issued pursuant to this registration statement.

    The Company believes that cash flow generated by operations, its cash and investment balances, supplemented by the Company's ability to borrow under its existing revolving credit facility or to conduct a public offering under its debt registration statement will be sufficient to fund continuing operations and expected capital requirements for the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 will require companies to present all non-owner changes in equity, (e.g., market value adjustments to investments and adjustments to the minimum pension liability) that are currently included as a component of stockholders' equity as a component of comprehensive income. The new disclosures will be effective beginning in the first quarter of 1998.

    In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires that companies disclose "operating segments" based on the way management disaggregates the company for making internal operating decisions. The new disclosures will be effective for the Company's fiscal year ending on December 31, 1998. Abbreviated quarterly disclosure will be required beginning with the period ending March 31, 1999, with comparative information required for the corresponding period in the prior fiscal year.

    In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). SFAS No. 132 standardizes the disclosure requirements of pension and other postretirement benefits under previous guidance. In addition, SFAS 132 requires additional disclosures regarding changes in the benefit obligations and fair values of plan assets, eliminates certain disclosures no longer deemed useful, permits aggregation of information about certain plans and revises disclosure about defined contribution plans. The new disclosures are required for year-end financial statements for the year ending December 31, 1998.

    The Company is presently assessing the presentation and effect of SFAS Nos. 130, 131 and 132 on the financial statements of the Company.

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

    Certain statements contained herein, such as statements concerning potential or future loss ratios, expected membership attrition as the Company continues to integrate its recently acquired operations and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Exchange Act). Such statements involve a number of risks and uncertainties that may cause actual results to differ from those projected. Factors that can cause actual results to differ materially include, but are not limited to, those discussed below and those discussed from time to time in the Company's various filings with the Securities and Exchange Commission.

    As part of the Company's business strategy, the Company has recently acquired substantial operations in new geographic markets. These businesses, which include substantial indemnity-based insurance operations, have experienced varying profitability or losses in recent periods. During 1997, the Company worked extensively on the integration of these businesses, which will be continuing in 1998; however, there can be no assurances regarding the ultimate success of the Company's integration efforts or regarding the ability of the Company to maintain or improve the results of operations of these businesses as the Company pursues its strategy of motivating the acquired members to select managed care products. In order to implement this strategy, the Company has and will, among other things, need to continue to incur considerable expenditures for provider networks and information systems in addition to the costs associated with the integration of these acquisitions. The integration of these complex businesses may result in, among other things, temporary increases in claims inventory or other service-related issues. The Company's results of operations could be adversely affected in the event that the Company experiences such problems or is otherwise unable to implement fully its expansion strategy.

    The Company's operations are subject to substantial regulation by Federal, state and local agencies in all jurisdictions in which the Company now operates. Many of these agencies have increased their scrutiny of managed health care companies in recent periods. Future regulatory actions by any such agencies may have a material adverse affect on the Company's business.

    The Company's future results will depend in large part on accurately predicting health care costs and upon the Company's ability to control future health care costs through underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new technologies, clusters of high-cost, the regulatory environment and numerous other factors are beyond the control of any health plan and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition or results of operations. Additionally, the Company faces competitive pressure to contain premium prices. Fiscal concerns regarding the continued viability of government sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, or select underwriting criteria may adversely affect the Company's financial condition or results of operations.

    Managed care organizations, both inside and outside California, operate in a highly competitive environment that has undergone significant change in recent periods as a result of business consolidations, new strategic alliances, aggressive marketing practices by competitors and other market pressures. Additional increases in competition could adversely affect the Company's financial condition or results of operations.

    As a result of the Company's recent acquisitions, the Company now operates on a national basis and offers a spectrum of health care and specialty products through various risk sharing arrangements. The Company's health care products include a variety of managed care offerings as well as traditional fee-for-service coverage. With respect to product type, fee-for-service products are generally less profitable than managed care products. A critical component of the Company's expansion strategy is to transition over time the traditional insurance members of the Company's acquired businesses to more managed care products. With respect to the risk-sharing nature of products, managed care products that involve greater potential risk to the Company generally tend to be more profitable than those managed care products where the Company is able to shift risks to employer groups and management services products. Individuals and small employer groups are more likely to purchase the Company's higher-risk managed care products because such purchasers are generally unable or unwilling to bear greater liability for health care expenditures. Over the past few years, the Company has experienced greater margin erosion in its higher risk managed care products than in its lower-risk managed care and management services products. This margin erosion is attributable to product mix change, competitive pressure and greater regulatory restrictions applicable to the small employer group market. The Company has implemented price increases in certain of its managed care businesses. While these price increases are intended to improve profitability, there can be no assurance that this will occur. Subsequent unfavorable changes in the relative profitability between the Company's various products could have a material adverse effect on the Company's results of operations and on the continued feasibility of the Company's geographic expansion strategy.

    Substantially all of the Company's investment assets are in yielding securities of varying maturities. The value of such securities are highly sensitive to fluctuations in short-and long-term interest rates, with the value decreasing as such rates increase or increasing as such rates decrease. Changes in the value of the Company's investment assets, as a result of interest rate fluctuations, can impact the Company's total assets and stockholders' equity and can also result in gains or losses which impact the Company's results of operations. There can be no assurance that interest rate fluctuations will not have a material adverse affect on the results of operations or financial condition of the Company.

                    SELECTED QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)
            IN THOUSANDS, EXCEPT PER SHARE DATA AND MEMBERSHIP DATA

                                                                       FOR THE QUARTER ENDED
                                                      -------------------------------------------------------
                                                       MARCH 31,      JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                          1997          1997          1997           1997
                                                      ------------  ------------  -------------  ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA AND MEMBERSHIP
                                                                               DATA)
Total revenues......................................  $  1,271,632  $  1,485,609   $ 1,511,580    $1,557,623
Operating income....................................       103,916(A)       97,858(A)      108,415     142,816
Income before provision for income taxes............        85,279(A)       82,818(A)       93,383     120,720
Net income..........................................  $     50,755(A) $     49,263(A)  $    55,568  $   71,823
                                                      ------------  ------------  -------------  ------------
                                                      ------------  ------------  -------------  ------------
Per Share Data(B):
  Earnings Per Share................................  $       0.76(A)         0.71(A)  $      0.80  $     1.03
                                                      ------------  ------------  -------------  ------------
                                                      ------------  ------------  -------------  ------------
  Earnings Per Share Assuming Full Dilution.........  $       0.76(A)         0.70(A)  $      0.79  $     1.02
                                                      ------------  ------------  -------------  ------------
                                                      ------------  ------------  -------------  ------------
Medical membership..................................     5,914,726     6,067,966     6,473,467     6,638,157
                                                      ------------  ------------  -------------  ------------
                                                      ------------  ------------  -------------  ------------

                                                                           FOR THE QUARTER ENDED
                                                          -------------------------------------------------------
                                                           MARCH 31,      JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                              1996          1996          1996           1996
                                                          ------------  ------------  -------------  ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA AND MEMBERSHIP
                                                                                   DATA)
Total revenues..........................................  $    817,582  $  1,065,459   $ 1,130,686    $1,156,055
Operating income........................................       104,057       100,754        94,181        97,278
Income before provision for income taxes................       101,045        83,662        75,859        78,942
Net income..............................................  $     60,133  $     49,772   $    45,101    $   47,016
                                                          ------------  ------------  -------------  ------------
                                                          ------------  ------------  -------------  ------------
Per Share Data(B)(C):
  Earnings Per Share....................................  $       0.91  $       0.75   $      0.68    $     0.71
                                                          ------------  ------------  -------------  ------------
                                                          ------------  ------------  -------------  ------------
  Earnings Per Share Assuming Full Dilution.............  $       0.91  $       0.75   $      0.68    $     0.71
                                                          ------------  ------------  -------------  ------------
                                                          ------------  ------------  -------------  ------------
Medical membership......................................     3,926,820     4,243,673     4,387,510     4,484,701
                                                          ------------  ------------  -------------  ------------
                                                          ------------  ------------  -------------  ------------

--------------------------

(A) The first and second quarters of 1997 include nonrecurring costs of $6.5 million and $8.0 million, before taxes, $3.8 million and $4.8 million, after tax, or $0.06 and $0.07 per share on a basic and diluted basis, respectively.

(B) Per share data for all periods prior to the fourth quarter of 1997 has been restated to reflect the adoption of SFAS No. 128.

(C) Per share data for all periods presented prior to the quarter ended June 30, 1996 has been recomputed using 66,366,500 shares, the number of shares outstanding immediately following completion of the Recapitalization. Per share data for the quarters ended June 30, September 30 and December 31, 1996 has been calculated using such 66,366,500 shares, plus the weighted average number of shares issued subsequent to the Recapitalization.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
WellPoint Health Networks Inc.

    We have audited the accompanying consolidated balance sheets of WellPoint Health Networks Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated income statements, and consolidated statements of changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WellPoint Health Networks Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Los Angeles, California
February 2, 1998

                         WELLPOINT HEALTH NETWORKS INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997         1996
                                                                                         -----------  -----------
                                                                                          (IN THOUSANDS, EXCEPT
                                                                                               SHARE DATA)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents............................................................  $   283,851  $   313,256
  Investment securities, at market value...............................................    2,552,775    1,728,305
  Receivables, net.....................................................................      537,454      401,300
  Deferred tax assets..................................................................       79,733       67,147
  Other current assets.................................................................       52,004       28,463
                                                                                         -----------  -----------
      Total Current Assets.............................................................    3,505,817    2,538,471

Property and equipment, net............................................................      115,193       82,720
Intangible assets......................................................................      698,507      552,279
Long-term investments..................................................................      102,819      123,931
Deferred tax assets....................................................................       62,487       57,830
Other non-current assets...............................................................       48,592       50,311
                                                                                         -----------  -----------
      Total Assets.....................................................................  $ 4,533,415  $ 3,405,542
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Medical claims payable...............................................................  $   922,658  $   667,540
  Loss and loss adjustment expense reserves............................................      115,325      102,152
  Reserves for future policy benefits..................................................       51,189       13,001
  Unearned premiums....................................................................      210,337      160,036
  Accounts payable and accrued expenses................................................      372,441      251,480
  Experience rated and other refunds...................................................      255,625      146,882
  Income taxes payable.................................................................      107,018       99,086
  Other current liabilities............................................................      309,712      118,303
                                                                                         -----------  -----------
      Total Current Liabilities........................................................    2,344,305    1,558,480

Accrued postretirement benefits........................................................       63,891       61,086
Loss and loss adjustment expense reserves, non-current.................................      134,933      131,079
Reserves for future policy benefits, non-current.......................................      332,033       91,507
Long-term debt.........................................................................      388,000      625,000
Other non-current liabilities..........................................................       47,084       67,931
                                                                                         -----------  -----------
      Total Liabilities................................................................    3,310,246    2,535,083

Stockholders' Equity:
  Preferred stock--$0.01 par value, 50,000,000 shares authorized, none issued and
    outstanding........................................................................      --           --
  Common stock--$0.01 par value, shares authorized 300,000,000; issued 69,778,086 and
    66,526,985 in 1997 and 1996, respectively..........................................          698          665
  Treasury stock, at cost, 4,571 shares in 1997........................................         (103)     --
  Additional paid-in capital...........................................................      882,312      761,879
  Unrealized valuation adjustment......................................................       (5,056)      (9,994)
  Retained earnings....................................................................      345,318      117,909
                                                                                         -----------  -----------
      Total Stockholders' Equity.......................................................    1,223,169      870,459
                                                                                         -----------  -----------
        Total Liabilities and Stockholders' Equity.....................................  $ 4,533,415  $ 3,405,542
                                                                                         -----------  -----------
                                                                                         -----------  -----------

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.
                         CONSOLIDATED INCOME STATEMENTS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
                                                                             (IN THOUSANDS, EXCEPT EARNINGS PER
                                                                                           SHARE)
Revenues:
  Premium revenue.......................................................  $  5,227,904  $  3,879,806  $  2,910,622
  Management services revenue...........................................       383,238       147,948        61,151
  Investment income.....................................................       215,302       142,028       135,306
                                                                          ------------  ------------  ------------
                                                                             5,826,444     4,169,782     3,107,079

Operating Expenses:
  Health care services and other benefits...............................     4,245,281     3,003,117     2,199,953
  Selling expense.......................................................       260,523       224,453       190,161
  General and administrative expense....................................       853,100       545,942       344,427
  Nonrecurring costs....................................................        14,535       --             57,074
                                                                          ------------  ------------  ------------
                                                                             5,373,439     3,773,512     2,791,615
                                                                          ------------  ------------  ------------
Operating Income........................................................       453,005       396,270       315,464
  Interest expense......................................................        36,658        36,628       --
  Other expense, net....................................................        34,147        20,134        12,677
                                                                          ------------  ------------  ------------
Income before Provision for
  Income Taxes..........................................................       382,200       339,508       302,787
  Provision for income taxes............................................       154,791       137,506       122,798
                                                                          ------------  ------------  ------------
Net Income..............................................................  $    227,409  $    202,002  $    179,989
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Earnings Per Share......................................................  $       3.30  $       3.04  $       2.71
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Earnings Per Share Assuming Full Dilution...............................  $       3.27  $       3.04  $       2.71
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              COMMON STOCK
                                                                 ---------------------------------------
                                                                                                                 CLASS A
                                                                          ISSUED            IN TREASURY        COMMON STOCK
                                                    PREFERRED    ------------------------  -------------  ----------------------
(IN THOUSANDS)                                        STOCK        SHARES       AMOUNT        AMOUNT       SHARES      AMOUNT
------------------------------------------------  -------------  -----------  -----------  -------------  ---------  -----------
Balance as of January 1, 1995...................    $  --            --        $  --         $  --           19,500   $     195
  Net income....................................
  Change in unrealized valuation adjustment on
    investment securities, net of tax...........
                                                        -----    -----------       -----         -----    ---------         ---
Balance as of December 31, 1995.................       --            --           --            --           19,500         195
  Net income....................................
  Recapitalization
    Dividends...................................
    Share exchange..............................                     66,367          664                    (19,500)       (195)
  Stock grants to employees and directors.......                        117            1
  Stock issued for employee stock purchase
    plan........................................                         43
  Change in unrealized valuation adjustment on
    investment securities, net of tax...........
                                                        -----    -----------       -----         -----    ---------         ---
Balance as of December 31, 1996.................       --            66,527          665        --           --          --
  Net income....................................
  Net proceeds from common stock offering.......                      3,000           30
  Stock grants to employees and directors.......                          6
  Stock issued for employee stock option and
    stock purchase plans........................                        245            3
  Stock repurchased, 4,571 shares at cost.......                                                  (103)
  Change in unrealized valuation adjustment on
    investment securities, net of tax...........
                                                        -----    -----------       -----         -----    ---------         ---
Balance as of December 31, 1997.................    $  --            69,778    $     698     $    (103)      --       $  --
                                                        -----    -----------       -----         -----    ---------         ---
                                                        -----    -----------       -----         -----    ---------         ---


                                                         CLASS B
                                                       COMMON STOCK       ADDITIONAL   UNREALIZED
                                                  ----------------------    PAID-IN     VALUATION   RETAINED
(IN THOUSANDS)                                     SHARES      AMOUNT       CAPITAL    ADJUSTMENT   EARNINGS     TOTAL
------------------------------------------------  ---------  -----------  -----------  -----------  ---------  ---------
Balance as of January 1, 1995...................     80,000   $     800    $1,100,288   $ (69,498)  $ 387,134  $1,418,919
  Net income....................................                                                      179,989    179,989
  Change in unrealized valuation adjustment on
    investment securities, net of tax...........                                           71,318                 71,318
                                                  ---------         ---   -----------  -----------  ---------  ---------
Balance as of December 31, 1995.................     80,000         800    1,100,288        1,820     567,123  1,670,226
  Net income....................................                                                      202,002    202,002
  Recapitalization
    Dividends...................................                            (343,784)                (651,216)  (995,000)
    Share exchange..............................    (80,000)       (800)         331                              --
  Stock grants to employees and directors.......                               4,082                               4,083
  Stock issued for employee stock purchase
    plan........................................                                 962                                 962
  Change in unrealized valuation adjustment on
    investment securities, net of tax...........                                          (11,814)               (11,814)
                                                  ---------         ---   -----------  -----------  ---------  ---------
Balance as of December 31, 1996.................     --          --          761,879       (9,994)    117,909    870,459
  Net income....................................                                                      227,409    227,409
  Net proceeds from common stock offering.......                             110,310                             110,340
  Stock grants to employees and directors.......                                 270                                 270
  Stock issued for employee stock option and
    stock purchase plans........................                               9,853                               9,856
  Stock repurchased, 4,571 shares at cost.......                                                                    (103)
  Change in unrealized valuation adjustment on
    investment securities, net of tax...........                                            4,938                  4,938
                                                  ---------         ---   -----------  -----------  ---------  ---------
Balance as of December 31, 1997.................     --       $  --        $ 882,312    $  (5,056)  $ 345,318  $1,223,169
                                                  ---------         ---   -----------  -----------  ---------  ---------
                                                  ---------         ---   -----------  -----------  ---------  ---------

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                           ---------------------------------------
                                                                               1997          1996         1995
                                                                           ------------  ------------  -----------
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................................  $    227,409  $    202,002  $   179,989
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization, net of accretion......................        57,100        37,739       22,034
    Gains on sales of assets, net........................................       (59,168)      (15,677)     (14,510)
    Provision (benefit) for deferred income taxes........................        22,042       (22,341)     (17,973)
    Amortization of deferred gain on sale of building....................        (4,426)       (2,582)     --
    Writedown for impairment of intangible assets........................       --            --            27,316
    (Increase) decrease in certain assets, net of acquisitions:
      Receivables, net...................................................       (16,884)       14,812      (37,508)
      Other current assets...............................................       (29,536)       46,929       (4,907)
      Other non-current assets...........................................         1,719       (47,552)     --
    Increase (decrease) in certain liabilities, net of acquisitions:
      Medical claims payable.............................................       170,728        (9,805)      (4,422)
      Loss and loss adjustment expense reserves..........................        17,027        59,742       25,581
      Reserves for future policy benefits................................           407          (492)     --
      Unearned premiums..................................................        15,798        20,382        4,935
      Accounts payable and accrued expenses..............................       116,926        74,320        3,711
      Experience rated and other refunds.................................        20,954        11,043      (34,910)
      Income taxes payable and other current liabilities.................        13,350        48,752       (3,304)
      Accrued postretirement benefits....................................         2,805        (1,600)       4,352
      Other non-current liabilities......................................       (16,421)       (4,772)     --
                                                                           ------------  ------------  -----------
        Net cash provided by operating activities........................       539,830       410,900      150,384
                                                                           ------------  ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments purchased..................................................    (2,747,205)   (1,220,370)    (706,792)
  Proceeds from investments sold.........................................     1,854,987       899,080      771,074
  Proceeds from matured investments......................................       154,402        81,448      686,221
  Property and equipment purchased, net..................................       (58,442)      (43,327)     (25,223)
  Additional investment in subsidiaries..................................       (18,317)      --           --
  Purchase of subsidiaries, net of cash acquired.........................       361,977      (453,068)     (13,177)
                                                                           ------------  ------------  -----------
        Net cash provided by (used in) investing activities..............      (452,598)     (736,237)     712,103
                                                                           ------------  ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...........................................       150,000       825,000      --
  Repayment of long-term debt............................................      (387,000)     (262,000)     --
  Net proceeds from common stock offering................................       110,340       --           --
  Proceeds from the issuance of common stock.............................        10,126           962      --
  Common stock repurchased...............................................          (103)      --           --
  Dividends paid in connection with the Recapitalization.................       --           (995,000)     --
  Additional capital contributed by Blue Cross of California.............       --            --            43,700
                                                                           ------------  ------------  -----------
        Net cash provided by (used in) financing activities..............      (116,637)     (431,038)      43,700
                                                                           ------------  ------------  -----------
Net increase (decrease) in cash and cash equivalents.....................       (29,405)     (756,375)     906,187
Cash and cash equivalents at beginning of year...........................       313,256     1,069,631      163,444
                                                                           ------------  ------------  -----------
Cash and cash equivalents at end of year.................................  $    283,851  $    313,256  $ 1,069,631
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

    WellPoint Health Networks Inc. (the "Company" or "WellPoint"), one of the nation's largest publicly traded managed health care companies, is organized under the laws of Delaware and holds the exclusive license for the right to use the Blue Cross name and related service marks in California. The Company has medical members in all 50 states and the District of Columbia.

    On August 4, 1997, the Company completed its plan, which was approved by shareholders, to reincorporate in Delaware (the "Reincorporation") through the formation of a new holding company structure. The Reincorporation involved a merger among the Company, WellPoint Health Networks Inc., a California corporation ("WellPoint California") and WLP Acquisition Corp. (the "Merger Subsidiary"), a wholly owned subsidiary of the Company. The Merger Subsidiary was merged with and into WellPoint California, and WellPoint California's shareholders became the stockholders of the Company. As a result of such merger, WellPoint California became a wholly owned subsidiary of the Company and changed its name to Blue Cross of California. A principal purpose of the Reincorporation was to allow a restructuring of the Company and its various subsidiaries in order to improve the Company's capital as measured for purposes of the Blue Cross Blue Shield Association ("BCBSA") which owns the rights to the Blue Cross name and mark.

    The Company offers a broad spectrum of quality network-based health plans, including health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), point-of-service ("POS") plans, other hybrid plans and traditional indemnity products to large and small employers, individuals and seniors. The Company's managed care plans incorporate a full range of financial incentives and cost controls for both members and providers. In addition, the Company provides underwriting, actuarial service, network access, medical cost management, claims processing and administrative services to self-funded employers under management services contracts. The Company also provides a broad array of specialty and other products and services, including pharmacy, dental, utilization management, life, integrated workers' compensation, preventive care, disability, behavioral health, COBRA and flexible benefits account administration.

2.  ACQUISITIONS AND RECAPITALIZATION

    PURCHASE OF GROUP BENEFITS OPERATIONS OF JOHN HANCOCK MUTUAL LIFE INSURANCE
     COMPANY AND LIFE AND HEALTH BENEFITS MANAGEMENT DIVISION OF MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

    On March 1, 1997, the Company completed its acquisition of certain portions of the group benefits operations (the "GBO") of John Hancock Mutual Life Insurance Company for approximately $89.7 million in cash, subject to adjustment upon completion of a post-closing audit. The GBO, which is now part of the Company's wholly owned subsidiary, UNICARE Life & Health Insurance Company, focuses on the large employer segment (employers with 5,000 or more employees) and provides medical, life, dental and disability services to some of the largest employers in the nation.

    On March 31, 1996, the Company completed its acquisition of the Life and Health Benefits Management Division ("MMHD") of Massachusetts Mutual Life Insurance Company ("MassMutual"), which conducts business under the name UNICARE Life & Health Insurance Company. The purchase price was $402.2 million, which was funded with $340.2 million in cash and a Series A term note for $62.0 million, of which $20.0 million was outstanding at December 31, 1997.

    The purchase method of accounting has been used to account for both of the above acquisitions. The acquired operations are included in the Company's results of operations from their respective date of

                         WELLPOINT HEALTH NETWORKS INC.

2. ACQUISITIONS AND RECAPITALIZATION (CONTINUED) acquisition. The excess purchase price over net assets acquired was approximately $148.8 million for the GBO and $251.0 million for MMHD and is being amortized on a straight-line basis over 35 years for both the GBO and MMHD.

    RECAPITALIZATION AND PURCHASE OF BCC COMMERCIAL OPERATIONS

    On May 20, 1996, the Company concluded a series of transactions (collectively, the "Recapitalization") to recapitalize its publicly traded, majority-owned subsidiary, WellPoint Health Networks Inc., a California corporation ("Old WellPoint"), pursuant to the Amended and Restated Recapitalization Agreement dated as of March 31, 1995 (the "Amended Recapitalization Agreement"), by and among Old WellPoint, the company formerly known as Blue Cross of California ("BCC"), the California HealthCare Foundation (the "Foundation") and the California Endowment (the "Endowment"). In connection with the Recapitalization, (a) Old WellPoint distributed an aggregate of $995.0 million by means of a special dividend of $10.00 per share to the record holders of its Class A and Class B Common Stock as of May 15, 1996, (b) BCC, the sole shareholder of Old WellPoint's Class B Common Stock, donated its portion of such dividend ($800.0 million) to the Endowment, (c) BCC donated its assets, other than the shares of the Old WellPoint Class B Common Stock held by BCC and its commercial operations (the "BCC Commercial Operations"), to the Foundation, (d) BCC changed its status from a California nonprofit public benefit corporation to a California for-profit business corporation, in conformity with the terms and orders of the California Department of Corporations (the "DOC"), immediately following which BCC issued to the Foundation 53,360,000 shares of its common stock and (e) Old WellPoint merged with and into BCC (the "Merger"), with the resulting entity changing its name to WellPoint Health Networks Inc. In connection with the Merger, (i) each outstanding share of Old WellPoint's Class A Common Stock was converted into 0.667 shares of the Company's Common Stock,
(ii) the outstanding shares of the Company's common stock issued to the Foundation prior to the Merger were converted into 53,360,000 shares of the post-merger Company's Common Stock, (iii) a cash payment of $235.0 million was made to the Foundation to reflect the value of the BCC Commercial Operations and
(iv) the outstanding shares of Old WellPoint's Class B Common Stock were canceled. The BCC Commercial Operations consisted of, among other things, the health care lines of business conducted by BCC, substantially all agreements with health care providers that provided services to enrollees of BCC and all of the cash and securities of BCC on hand at the time of closing of the Recapitalization. In November 1996, the Company and the Foundation amended the terms of the Recapitalization to provide for the substitution by the Company of $7.0 million in cash for the capital stock of certain entities owning the real estate parcel surrounding the Company's headquarters building in Woodland Hills, California.

    The purchase method of accounting has been used to account for the acquisition of the BCC Commercial Operations. The excess purchase price over assets acquired was approximately $206.7 million and is being amortized on a straight-line basis over 40 years.

    By virtue of the Merger and the exchange of shares of Old WellPoint for those of the Company, as of May 20, 1996 (the effective date of the Merger), there were a total of 66,366,500 shares of the Company's Common Stock outstanding, of which 53,360,000 shares (or approximately 80.4%) were held beneficially by the Foundation. On November 21, 1996 and April 10, 1997, the Foundation sold approximately 15.0 and 8.5 million shares, respectively, of the Company's Common Stock through public offerings. Upon completion of the April 1997 offering, the Foundation owned 29.9 million shares (or approximately 43.0%) of the Company's outstanding shares.

                         WELLPOINT HEALTH NETWORKS INC.

2.  ACQUISITIONS AND RECAPITALIZATION (CONTINUED)
    See Note 19 for unaudited pro forma combined condensed financial statements for the above acquisitions.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies used in the preparation of the accompanying consolidated financial statements. Such policies are in accordance with generally accepted accounting principles and have been consistently applied. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. The significant estimates made in the preparation of the Company's consolidated financial statements relate to the assessment of the carrying value of the intangible assets, medical claims payable, loss and loss adjustment expense reserves, reserves for future policy benefits, experience rated refunds and contingent liabilities. While management believes that the carrying value of such assets and liabilities are adequate as of December 31, 1997 and 1996, actual results could differ from the estimates upon which the carrying values were based.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

    CASH EQUIVALENTS

    The Company considers cash equivalents to include highly liquid debt instruments purchased with an original remaining maturity of three months or less.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, investment securities and interest rate swaps. The Company invests its excess cash primarily in commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by financial institutions and reviews the financial viability of these institutions on a periodic basis. The Company attempts to limit its risk in investment securities by maintaining a diversified portfolio. The components of investment securities are shown in Note 4.

    INVESTMENTS

    Investment securities consist primarily of U.S. Treasury and agency securities, mortgage-backed securities, investment grade corporate bonds and equity securities. The Company has determined that its investment securities are available for use in current operations and, accordingly, has classified such investment securities as current without regard to contractual maturity dates.

    Long-term investments consist primarily of restricted assets, equity and other investments. Restricted assets included in long-term investments at December 31, 1997 and 1996 were $94.2 million and $93.7 million, respectively, and consist of deposits required by the DOC. These deposits consist primarily of U.S.

                         WELLPOINT HEALTH NETWORKS INC.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Treasury bonds and notes. Due to their restricted nature, such investments are classified as long-term without regard to contractual maturity.

    The Company has determined that its debt and equity securities are available for sale. Debt and equity securities are carried at estimated fair value based on quoted market prices for the same or similar instruments. Unrealized gains and losses are computed on the basis of specific identification and are included in stockholders' equity, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The specific identification method is used in determining the cost of debt and equity securities sold.

    The Company participates in a securities lending program whereby marketable securities in the Company's portfolio are transferred to an independent broker or dealer in exchange for collateral equal to at least 102% of the market value of securities on loan.

    PREMIUMS RECEIVABLE

    Premiums receivable are shown net of an allowance based on historical collection trends and management's judgment on the collectibility of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations.

    PROPERTY AND EQUIPMENT, NET

    Property and equipment are stated at cost, net of depreciation, and are depreciated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated net of amortization and are amortized over a period not exceeding the term of the lease.

    INTANGIBLE ASSETS

    Intangible assets represent the cost in excess of fair value of the net assets (including tax attributes) acquired in purchase transactions. Intangible assets are amortized on a straight-line basis over periods ranging from 25 to 40 years. Amortization charged to operations was $20.9 million, $12.8 million and $5.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. Accumulated amortization as of December 31, 1997 and 1996 was $41.9 million and $21.6 million, respectively.

    The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of goodwill and other identifiable intangible assets. Impairment of an intangible asset is triggered when the estimated future undiscounted cash flows (excluding interest charges) do not exceed the carrying amount of the intangible asset. If the events or circumstances indicate that the remaining balance of the intangible asset may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the intangible asset and the fair value of such asset determined using the estimated future discounted cash flows (excluding interest charges) generated from the use and ultimate disposition of the respective acquired entity.

                         WELLPOINT HEALTH NETWORKS INC.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MEDICAL CLAIMS PAYABLE

    The liability for medical claims payable includes claims in process and a provision for incurred but not reported claims, which is actuarially determined based on historical claims payment experience and other statistics. Claim processing expenses are also accrued based on an estimate of expenses necessary to process such claims. Such reserves are continually monitored and reviewed with any adjustments reflected in current operations. Capitation costs represent monthly fees paid to physicians, certain other medical service providers and hospitals in the Company's HMO networks as retainers for providing continuing medical care. The Company maintains various programs that provide incentives to physicians, certain other medical service providers and hospitals participating in its HMO networks through the use of risk-sharing agreements and other programs. Payments under such agreements are made based on the providers' performance in controlling health care costs while providing quality health care. Expenses related to these programs, which are based in part on estimates, are recorded in the period in which the related services are rendered.

    LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

    The estimated liabilities for loss and loss adjustment expenses relate to the Company's workers' compensation business and include the accumulation of estimates for losses and claims reported prior to the balance sheet dates, estimates (based upon historical information) of claims incurred but not reported and estimates of expenses for investigating and adjusting all incurred and unadjusted claims. Amounts reported are estimates of the ultimate net cost of settlement which is subject to the impact of future changes in economic and social conditions. Such amounts are not discounted for interest. Reserves are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are reflected in current operations. The current portion of loss and loss adjustment expense reserves relates to the portion of such reserves which management expects to pay within one year.

    RESERVES FOR FUTURE POLICY BENEFITS

    The estimated reserves for future policy benefits relate to the life and disability business. Reserves for future extended benefit coverage are based on projections of past experience. Reserves for future policy and contract benefits for certain long-term disability products and group paid-up life products are based upon interest, mortality and morbidity assumptions from published actuarial tables, modified based upon the Company's experience. Reserves are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are reflected in current operations. The current portion of reserves for future policy benefits relates to the portion of such reserves which management expects to pay within one year.

    POSTRETIREMENT BENEFITS

    The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents under plans administered by the Company. The Company accrues the estimated costs of retiree health and other postretirement benefits during the periods in which eligible employees render service to earn the benefits.

                         WELLPOINT HEALTH NETWORKS INC.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Beginning in 1996, the Company filed a consolidated income tax return with its subsidiaries. For 1995, the operating results of Old WellPoint were included in the consolidated income tax returns filed by BCC. The income tax provision for 1995 was calculated separately for the Company without the benefit of any special tax provisions applicable to BCC or its other subsidiaries. The Company's provision for income taxes reflects the current and future tax consequences of all events that have been recognized in the financial statements as measured by the provision of currently enacted tax laws and rates applicable to future periods.

    RECOGNITION OF PREMIUM REVENUE AND MANAGEMENT SERVICES REVENUE

    For most health care and life insurance contracts, premiums are billed in advance of coverage periods and are recognized as revenue over the period in which services or benefits are obligated to be provided. For other contracts, revenue is recognized based on claims paid, estimated outstanding claims and related administrative fees. Premium revenue is adjusted by a provision for experience rated refunds, which are estimated for certain group contracts based on historical and current claims experience.

    Workers' compensation insurance premiums are based upon the payroll of the employer. Premiums are earned on a pro rata basis over the term of the policy, generally one year. The ultimate premiums on retrospectively rated policies are estimated and, if necessary, adjusted for current claims experience.

    Premiums applicable to the unexpired contractual coverage periods are reflected in the accompanying consolidated balance sheets as unearned premiums.

    Management services revenue is earned as services are performed and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks.

    HEALTH CARE SERVICES AND OTHER BENEFITS

    Health care services and other benefits expense includes the costs of health care services, capitation expenses and expenses related to risk-sharing agreements with participating physicians, medical groups and hospitals and incurred losses on the workers' compensation, disability and life products. The costs of health care services are accrued as services are rendered, including an estimate for claims incurred but not yet reported.

    ADVERTISING COSTS

    The Company uses print and broadcast advertising to promote its products. The cost of advertising is expensed as incurred and totaled approximately $36.6 million, $34.8 million and $21.2 million for the years ended December 31, 1997, 1996 and 1995, respectively.

    EARNINGS PER SHARE

    The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," effective for fiscal years ending on or after December 31, 1997. Earnings per share are now presented in a dual format, computed both including and excluding the impact of common stock equivalents. Prior year information has been restated in order to provide comparable disclosure.

                         WELLPOINT HEALTH NETWORKS INC.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," effective in 1996 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options, under existing plans is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

    RECLASSIFICATIONS

    Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the 1997 presentation.

4.  INVESTMENTS

    INVESTMENT SECURITIES

    The Company's investment securities consist of the following (in thousands):

                                                             DECEMBER 31, 1997
                                              ------------------------------------------------
                                                              GROSS UNREALIZED
                                               AMORTIZED    --------------------   ESTIMATED
                                                  COST        GAINS     LOSSES     FAIR VALUE
                                              ------------  ---------  ---------  ------------
U.S. Treasury and agency....................  $    384,250  $   2,361  $     299  $    386,312
Mortgage-backed securities..................       721,816      8,370      2,229       727,957
Corporate and other securities..............     1,248,984     14,679      5,784     1,257,879
                                              ------------  ---------  ---------  ------------
  Total debt securities.....................     2,355,050     25,410      8,312     2,372,148

Equity and other investments................       206,616      8,411     34,400       180,627
                                              ------------  ---------  ---------  ------------
    Total investment securities.............  $  2,561,666  $  33,821  $  42,712  $  2,552,775
                                              ------------  ---------  ---------  ------------
                                              ------------  ---------  ---------  ------------

                                                             DECEMBER 31, 1996
                                              ------------------------------------------------
                                                              GROSS UNREALIZED
                                               AMORTIZED    --------------------   ESTIMATED
                                                  COST        GAINS     LOSSES     FAIR VALUE
                                              ------------  ---------  ---------  ------------
U.S. Treasury and agency....................  $    831,497  $     578  $  14,558  $    817,517
Mortgage-backed securities..................       154,249        433      2,751       151,931
Corporate and other securities..............       650,788      3,309      3,559       650,538
                                              ------------  ---------  ---------  ------------
  Total debt securities.....................     1,636,534      4,320     20,868     1,619,986

Equity and other investments................       109,955      2,519      4,155       108,319
                                              ------------  ---------  ---------  ------------
    Total investment securities.............  $  1,746,489  $   6,839  $  25,023  $  1,728,305
                                              ------------  ---------  ---------  ------------
                                              ------------  ---------  ---------  ------------

    The amortized cost and estimated fair value of debt securities as of December 31, 1997, based on contractual maturity dates are summarized below (in thousands). Expected maturities for mortgage-

                         WELLPOINT HEALTH NETWORKS INC.

4.  INVESTMENTS (CONTINUED)
backed securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     AMORTIZED     ESTIMATED
                                                                        COST       FAIR VALUE
                                                                    ------------  ------------
Due in one year or less...........................................  $    128,499  $    127,395
Due after one year through five years.............................       866,409       870,574
Due after five years through ten years............................       764,562       770,004
Due after ten years...............................................       595,580       604,175
                                                                    ------------  ------------
  Total debt securities...........................................  $  2,355,050  $  2,372,148
                                                                    ------------  ------------
                                                                    ------------  ------------

    For the years ended December 31, 1997, 1996 and 1995, proceeds from the sales and maturities of debt securities were $1,595.7 million, $647.5 million and $1,253.0 million, respectively. Gross gains of $9.6 million and gross losses of $7.2 million were realized on the sales of debt securities for the year ended December 31, 1997. For 1996, gross realized gains and gross realized losses from sales of debt securities were $2.3 million and $3.0 million, respectively. In 1995, gross realized gains and gross realized losses from sales of debt securities were $2.2 million and $5.2 million, respectively.

    For the years ended December 31, 1997, 1996 and 1995, proceeds from the sales of equity securities were $413.7 million, $333.0 million and $204.3 million, respectively. Gross gains of $68.5 million and gross losses of $6.5 million were realized on the sales of equity securities in 1997. For 1996, gross realized gains and gross realized losses on the sales of equity securities were $19.1 million and $2.5 million, respectively. In 1995, gross realized gains and gross realized losses on the sales of equity securities were $21.1 million and $2.7 million, respectively.

    Securities on loan under its securities lending program are included in the Company's cash and investment portfolio shown on the accompanying consolidated balance sheets. Under this program, broker/ dealers are required to deliver substantially the same security to the Company upon completion of the transaction. The balance of securities on loan as of December 31, 1997 and 1996 was $499.3 million and $691.5 million, respectively, and income earned on security lending transactions for the years ended December 31, 1997, 1996 and 1995 was $2.0 million, $2.2 million and $1.2 million, respectively.

    LONG-TERM INVESTMENTS

    The Company's long-term investments consist of the following (in thousands):

                                                             DECEMBER 31, 1997
                                              ------------------------------------------------
                                                              GROSS UNREALIZED
                                               AMORTIZED    --------------------   ESTIMATED
                                                  COST        GAINS     LOSSES     FAIR VALUE
                                              ------------  ---------  ---------  ------------
U.S. Treasury and agency securities.........  $     92,957  $     214  $  --      $     93,171
Equity and other investments................         9,648     --         --             9,648
                                              ------------  ---------  ---------  ------------
    Total long-term investments.............  $    102,605  $     214  $  --      $    102,819
                                              ------------  ---------  ---------  ------------
                                              ------------  ---------  ---------  ------------

                         WELLPOINT HEALTH NETWORKS INC.

4.  INVESTMENTS (CONTINUED)

                                                             DECEMBER 31, 1996
                                              ------------------------------------------------
                                                              GROSS UNREALIZED
                                               AMORTIZED    --------------------   ESTIMATED
                                                  COST        GAINS     LOSSES     FAIR VALUE
                                              ------------  ---------  ---------  ------------
U.S. Treasury and agency securities.........  $     93,718  $      23  $     389  $     93,352
Corporate and other securities..............           228     --             16           212
                                              ------------  ---------  ---------  ------------
  Total debt securities.....................        93,946         23        405        93,564

Equity and other investments................        30,367     --         --            30,367
                                              ------------  ---------  ---------  ------------
    Total long-term investments.............  $    124,313  $      23  $     405  $    123,931
                                              ------------  ---------  ---------  ------------
                                              ------------  ---------  ---------  ------------

    At December 31, 1997, the Company's debt securities have contractual maturity dates: due in one year or less, amortized cost of $26.7 million and market value of $26.8 million and due after one year and through five years, amortized cost of $66.2 million and market value of $66.4 million.

    In 1997 and 1996, the Company owned an interest in the stock of Health Partners, Inc. ("HPI") which was accounted for under the equity method. In October 1997, HPI entered into a business combination with FPA Medical Management, Inc. ("FPA"), a publicly traded company, which was accounted for as a pooling of interests. As a result of the transaction, the Company exchanged its HPI stock for FPA stock and recognized a gain of $30.3 million at the date of the transaction. At December 31, 1997, the Company's investment in FPA is held in its investment portfolio at estimated fair value. Fluctuation in the market price of FPA since the date of the transaction is reflected in stockholders' equity, net of tax.

5.  RECEIVABLES, NET

    Receivables consist of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Premiums receivable...................................................  $  357,814  $  301,897
Investment income and other receivables...............................     212,227     121,060
                                                                        ----------  ----------
                                                                           570,041     422,957
Less allowance for doubtful accounts..................................      32,587      21,657
                                                                        ----------  ----------
Receivables, net......................................................  $  537,454  $  401,300
                                                                        ----------  ----------
                                                                        ----------  ----------

                         WELLPOINT HEALTH NETWORKS INC.

6.  PROPERTY AND EQUIPMENT, NET

    Property and equipment, at cost, consist of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Furniture and fixtures................................................  $   48,715  $   37,869
Equipment.............................................................     154,878     109,302
Leasehold improvements................................................      32,227      24,486
                                                                        ----------  ----------
                                                                           235,820     171,657
Less accumulated depreciation and amortization........................     120,627      88,937
                                                                        ----------  ----------
Property and equipment, net...........................................  $  115,193  $   82,720
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 was $33.2 million, $19.9 million and $16.3 million, respectively.

7.  LONG-TERM DEBT

    NOTES PAYABLE

    In connection with the MMHD acquisition, the Company issued a Series A term note for $62.0 million on March 31, 1996. At December 31, 1997 and 1996, $20 million was outstanding under this note. The Series A note will mature on March 31, 1999. Interest is paid quarterly and the interest rate is equal to the Company's average cost on the revolving credit facility, as described below.

    REVOLVING CREDIT FACILITY

    In May 1996, the Company entered into an agreement with a consortium of financial institutions for a five-year revolving credit facility to provide a line of credit up to $1.25 billion. In May 1996, $775.0 million was drawn on this facility for the payment of a special dividend to the stockholders of Old WellPoint in connection with the Recapitalization. In April 1997 the Company amended this facility to decrease the maximum amount which could be borrowed to $1.0 billion. The facility expires as of May 15, 2002, although it may be extended for an additional one-year period under certain circumstances. At December 31, 1997 and 1996, $368.0 million and $555.0 million, respectively, was outstanding under this facility.

    The agreement provides for interest on committed advances at rates determined by reference to the bank's base rate or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio (as defined in the credit agreement) or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Interest is determined using whichever of these methods is the most favorable to the Company (6.1% at December 31, 1997). Borrowings under the credit facility are made on a committed basis or pursuant to an auction-bid process. A facility fee based on the facility amount, regardless of utilization, is payable quarterly. The facility fee rate is also determined by the unsecured debt ratings or the leverage ratio of the Company.

    SUBORDINATED DEBT

    In November, 1996, the Company entered into a subordinated term loan agreement with a bank for a $200 million two-year unsecured subordinated term loan facility, maturing on December 31, 1998. The

                         WELLPOINT HEALTH NETWORKS INC.

7.  LONG-TERM DEBT (CONTINUED)
agreement provided for interest at rates determined by reference to the bank's base rate or to the LIBOR plus a margin determined by reference to the Company's leverage ratio or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Interest was determined using whichever of these methods was the most favorable to the Company and was paid quarterly. On December 30, 1996, the Company borrowed $50 million in order to meet increased capital requirements of the BCBSA, which borrowing was outstanding on December 31, 1996. All amounts outstanding under the subordinated term loan agreement were repaid as of April 1997, and the agreement has expired.

    In July 1996, the Company filed a registration statement relating to the issuance of $1.0 billion of senior or subordinated unsecured indebtedness. As of December 31, 1997, no indebtedness had been issued pursuant to this registration statement.

    MATURITIES

    At December 31, 1997, the Company's long-term debt maturities are as follows: 1998--zero; 1999-- $20 million; 2000--zero; 2001--zero; 2002--$368 million.

    DEBT COVENANTS

    The Company's revolving credit facility requires the maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on the occurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. As of December 31, 1997, the Company was in compliance with the requirements outlined in these agreements.

    INTEREST RATE SWAPS

    During the third quarter of 1996, the Company entered into three interest rate swap agreements to manage interest costs and risks associated with changing interest rates. These agreements effectively convert underlying variable-rate debt (weighted average rate for 1997 of 6.1%) into fixed-rate debt (weighted average rate for 1997 of 6.9%). The agreements mature at various dates through 2006. As of December 31, 1997 and 1996, the total notional amount outstanding under the three agreements was $400.0 million. The interest rate swap agreements subject the Company to financial risk that will vary during the life of this agreement in relation to market interest rates. The Company does not anticipate any material adverse effect on its financial position or results of operations resulting from its involvement in these agreements, nor does it anticipate non-performance by any of its counterparties. The weighted average interest rate for the year ended December 31, 1997, including the facility and other fees and the effect of the interest rate swaps, was 7.45%.

    INTEREST PAID

    Interest paid on long-term debt for the years ended December 31, 1997 and 1996 was $38.9 million and $30.3 million, respectively. No interest was paid for the year ended December 31, 1995.

                         WELLPOINT HEALTH NETWORKS INC.

8.  INCOME TAXES

    The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Current:
  Federal................................................  $  104,258  $  129,317  $  111,814
  State..................................................      28,491      30,530      28,957
                                                           ----------  ----------  ----------
                                                              132,749     159,847     140,771
                                                           ----------  ----------  ----------
Deferred:
  Federal................................................      20,384     (17,813)    (14,998)
  State..................................................       1,658      (4,528)     (2,975)
                                                           ----------  ----------  ----------
                                                               22,042     (22,341)    (17,973)
                                                           ----------  ----------  ----------
Provision for income taxes...............................  $  154,791  $  137,506  $  122,798
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The overall effective tax rate differs from the statutory federal tax rate as follows (percent of pretax income):

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1997       1996       1995
                                                                         ---------  ---------  ---------
Tax provision based on the federal statutory rate......................       35.0%      35.0%      35.0%
State income taxes, net of federal benefit.............................        5.1        5.0        5.6
Tax exempt income......................................................       (0.6)      (1.0)      (1.3)
Non-deductible expenses................................................        0.5        1.6        0.8
Other, net.............................................................        0.5       (0.1)       0.5
                                                                               ---        ---        ---
Effective tax rate.....................................................       40.5%      40.5%      40.6%
                                                                               ---        ---        ---
                                                                               ---        ---        ---

                         WELLPOINT HEALTH NETWORKS INC.

8.  INCOME TAXES (CONTINUED)
    Net deferred tax assets are comprised of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Gross deferred tax assets:
  Market valuation on investment securities...........................  $    5,004  $    5,536
  Vacation and holiday accruals.......................................       7,986       7,046
  Incurred claim reserve discounting..................................      21,686      16,255
  Provision for doubtful accounts.....................................      15,733      13,665
  Unearned premium reserve............................................      14,479      11,583
  State income taxes..................................................       9,893       9,316
  Postretirement benefits.............................................      26,033      25,073
  Policyholder dividends..............................................      --             796
  Deferred gain on building...........................................       8,867      10,748
  Deferred compensation...............................................       8,555       6,182
  Expenses not currently deductible...................................      44,615      21,450
  Intangible asset impairment.........................................       8,189       9,263
  Other, net..........................................................       5,460       3,972
                                                                        ----------  ----------
    Total gross deferred tax assets...................................     176,500     140,885
                                                                        ----------  ----------
Gross deferred tax liabilities:
  Depreciation and amortization.......................................     (11,382)     (6,972)
  Bond discount and basis differences.................................     (20,895)     (7,146)
  Other, net..........................................................      (2,003)     (1,790)
                                                                        ----------  ----------
    Total gross deferred tax liabilities..............................     (34,280)    (15,908)
                                                                        ----------  ----------
Net deferred tax assets...............................................  $  142,220  $  124,977
                                                                        ----------  ----------
                                                                        ----------  ----------

    Management believes that the deferred tax assets listed above are fully recoverable and, accordingly, no valuation allowance has been recorded. Expenses not currently deductible include various financial statement charges and expenses that will be deductible for income tax purposes in future periods.

    In 1995, in accordance with the tax allocation agreement among BCC and certain subsidiaries of BCC (including the Company and its subsidiaries), a portion of BCC's consolidated alternative minimum tax ("AMT") credit was allocated to the Company based on the respective tax liabilities in the years that the AMT credits were utilized in the consolidated federal income tax return. The tax benefits associated with the AMT credits were reflected as capital contributions from BCC based on the Company's contribution to consolidated taxable income. An AMT credit of $43.7 million was reflected as a capital contribution in 1994 and was received in 1995.

    Income taxes paid for the years ended December 31, 1997, 1996 and 1995 were $121.2 million, $90.0 million and $79.0 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

9.  PENSION AND POSTRETIREMENT BENEFITS

    The BCC pension and postretirement plans were assumed by the Company as a result of the Recapitalization in 1996.

    PENSION BENEFITS

    The Company covers substantially all employees through two non-contributory defined benefit pension plans. One plan covers bargaining unit employees, while the second plan, which was established on January 1, 1987, covers all eligible exempt and administrative employees meeting certain age and employment requirements. Plan assets are invested primarily in pooled income funds. The Company's policy is to fund its plans according to the applicable Employee Retirement Income Security Act of 1974 and income tax regulations. The Company uses the unit credit method of cost determination.

    The funded status of the plans is as follows:

                                                        NON-BARGAINING          BARGAINING
                                                        UNIT EMPLOYEES        UNIT EMPLOYEES
                                                         DECEMBER 31,          DECEMBER 31,
                                                     --------------------  --------------------
                                                       1997       1996       1997       1996
                                                     ---------  ---------  ---------  ---------
                                                               (DOLLARS IN THOUSANDS)
Actuarial present value of projected benefit
  obligations:
  Vested...........................................  $  45,904  $  34,704  $   9,106  $   7,962
  Non-vested.......................................      3,834      2,546         80         72
                                                     ---------  ---------  ---------  ---------
Accumulated benefit obligation.....................     49,738     37,250      9,186      8,034
Provision for future salary increases..............      3,866      2,798        764        550
                                                     ---------  ---------  ---------  ---------
Projected benefit obligation.......................     53,604     40,048      9,950      8,584
Less plan assets at fair value.....................     45,603     35,712      9,570      9,111
                                                     ---------  ---------  ---------  ---------
Projected benefit obligation in excess of (less
  than) plan assets................................      8,001      4,336        380       (527)
Unrecognized prior service benefit.................       (567)        91        156        204
Unrecognized net loss..............................     (6,860)    (4,842)    (1,776)      (956)
Unrecognized net transition asset..................     --         --         --             15
Adjustment to recognize minimum liability..........      3,561      1,953     --         --
                                                     ---------  ---------  ---------  ---------
Accrued pension liability (asset)..................  $   4,135  $   1,538  $  (1,240) $  (1,264)
                                                     ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------

MAJOR ASSUMPTIONS:
  Discount rate....................................       7.25%      7.75%      7.25%      7.75%
  Rate of increase in compensation levels..........       5.50%      5.50%      5.50%      5.50%
  Expected long-term rate of return on plan
    assets.........................................       8.50%      8.50%      8.50%      8.50%

                         WELLPOINT HEALTH NETWORKS INC.

9.  PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    Net periodic pension expense (benefit) for the Company's defined benefit pension plans includes the following components:

                                    NON-BARGAINING UNIT EMPLOYEES   BARGAINING UNIT EMPLOYEES YEAR
                                       YEAR ENDED DECEMBER 31,            ENDED DECEMBER 31,
                                   -------------------------------  -------------------------------
                                     1997       1996       1995       1997       1996       1995
                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                            (IN THOUSANDS)
Service cost--benefits earned
  during the year................  $   6,347  $   4,143  $   3,084  $     163  $     108  $      76
Interest cost on projected
  benefits obligations...........      3,675      2,896      2,402        678        642        589
Actual return on plan assets.....     (5,538)    (3,723)    (5,417)      (750)      (956)    (1,062)
Net amortization and deferral....      2,548      1,754      3,878        (67)       266        342
                                   ---------  ---------  ---------  ---------  ---------  ---------
Net periodic pension expense
  (benefit)......................  $   7,032  $   5,070  $   3,947  $      24  $      60  $     (55)
                                   ---------  ---------  ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------  ---------  ---------

    For the year ended December 31, 1997, the pension expense was $7.1 million. Prior to the Recapitalization in 1996, BCC allocated pension expense to Old WellPoint based on the number of employees. Management believed this to be a reasonable and appropriate method of allocation. For the years ended December 31, 1996 and 1995, the pension expense was $5.1 million and $3.6 million, respectively.

    The Company has a Salary Deferral (401(k)) Savings Program (the "401(k) Plan"). Employees over 18 years of age are eligible to participate in the Plan if they meet certain length of service requirements. Under this plan, employees may contribute a percentage of their pre-tax earnings to the 401(k) Plan. After one year of service, employee contributions up to 6% are matched by an employer contribution equal to 75% of the employee's contribution. Matching contributions are immediately vested. Effective January 1, 1997, 25% of the employer contribution was in the Company's common stock. The employer contribution is 85% for employees with ten to nineteen years of service as of January 1, 1997 and 100% for employees with twenty years or more of service as of such date. Company expense related to the 401(k) Plan totaled $11.8 million, $8.2 million and $6.1 million for the years ended December 31, 1997, 1996 and 1995, respectively.

    POSTRETIREMENT BENEFITS

    The Company provides certain health care and life insurance benefits to eligible retirees and their dependents. Employees acquired as a result of the MMHD acquisition and all employees hired after January 1, 1997 are not covered under the Company's postretirement benefit plan. All other Company employees are fully eligible for retiree benefits upon attaining 10 years of service and a minimum age of 55. The plan in effect for those retiring prior to September 1, 1994 provides for Company-paid life insurance for all retirees based on age and a percent of salary. In addition, the majority of retirees age 62 or greater receive fully paid health benefit coverage for themselves and their dependents. For employees retiring on or after September 1, 1994, the Company currently subsidizes health benefit coverage based on the retiree's years of service at retirement and date of hire. Life insurance benefits for retirees hired on or after May 1, 1992 are set at $10,000 upon retirement and are reduced to $5,000 at age 70.

                         WELLPOINT HEALTH NETWORKS INC.

9.  PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    The accumulated postretirement benefit obligation ("APBO") and the accrued postretirement benefits as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Actives not eligible....................................................  $  29,545  $  23,312
Actives fully eligible..................................................        252        221
Retirees and dependents.................................................     24,890     24,333
                                                                          ---------  ---------
Accumulated postretirement benefits obligation..........................     54,687     47,866
Unrecognized net gain from accrued postretirement benefit cost..........      9,204     13,220
                                                                          ---------  ---------
Accrued postretirement benefits.........................................  $  63,891  $  61,086
                                                                          ---------  ---------
                                                                          ---------  ---------

    The above actuarially determined APBO was calculated using discount rates of 7.25% and 7.75% as of December 31, 1997 and 1996, respectively. The medical trend rate is assumed to decline gradually from 12% (under age 65) and 10% (age 65 and over) to 6% by the year 2002. These estimated trend rates are subject to change in the future. The medical trend rate assumption has a significant effect on the amounts reported. For example, an increase in the assumed health care trend rates of one percent in each year would increase the APBO as of December 31, 1997 by $7.8 million and would increase service and interest costs by $1.0 million. For life insurance benefit calculations, a compensation increase of 5.5% was assumed.

    Net periodic postretirement benefit cost includes the following components (in thousands):

                                                                            DECEMBER 31,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Service cost.....................................................  $   1,980  $   2,047  $   1,691
Interest cost....................................................      3,783      3,490      3,216
Net amortization and deferral....................................       (621)      (438)    --
                                                                   ---------  ---------  ---------
Net periodic postretirement benefit cost.........................  $   5,142  $   5,099  $   4,907
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

10.  COMMON STOCK

    STOCK OPTION PLANS

    In 1996 the Company adopted its Employee Stock Option Plan (the "Employee Option Plan"). In May 1996, all eligible employees were granted options to purchase common stock under the Employee Option Plan. The exercise price of options granted under the Employee Option Plan is the fair market value of the Common Stock on the day of the grant. Each option granted has a maximum term of ten years. The options granted in 1997 and 1996 vest ratably over a three-year period. The maximum number of shares of Common Stock issuable under the Employee Option Plan is 2.0 million shares, subject to adjustment for certain changes in the Company's capital structure.

    In 1996, the Company also implemented its Stock Option/Award Plan (the "Stock Option/Award Plan") for key employees, officers and directors. The exercise price per share is fixed by the committee appointed by the Board of Directors to administer the Stock Option/Award Plan, but for any incentive stock option, the exercise price will not be less than the fair market value on the date of grant. The number

                         WELLPOINT HEALTH NETWORKS INC.

10.  COMMON STOCK (CONTINUED)
of shares that may be issued under the Stock Option/Award Plan will not exceed
5.0 million shares, subject to adjustment in accordance with the terms of the plan. The maximum term for an option is ten years. Options granted will vest in accordance with the terms of each grant. The Stock Option/Award Plan also allows the grant or award of restricted stock, performance units, phantom stock and stock appreciation rights.

    The following summarizes activity in the Company's stock option plans for the year ended December 31, 1997 and 1996:

                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                                  EXERCISE
                                                                                    PRICE
                                                                      SHARES      PER SHARE
                                                                    ----------  -------------
Outstanding at January 1, 1996....................................      --        $  --
Granted...........................................................   3,273,089        39.27
Canceled..........................................................    (108,093)       39.68
Exercised.........................................................      --           --
                                                                    ----------
Outstanding at December 31, 1996..................................   3,164,996        39.26
Granted...........................................................   1,698,327        36.13
Canceled..........................................................    (572,511)       37.76
Exercised.........................................................    (192,089)       39.61
                                                                    ----------
Outstanding at December 31, 1997..................................   4,098,723        38.12
                                                                    ----------
                                                                    ----------
Exercisable at:
December 31, 1996.................................................     135,548        39.68
December 31, 1997.................................................   1,077,221        39.32

    The options outstanding at December 31, 1997 have exercise prices ranging from $25.16 to $60.20 per share.

                                 OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  -------------------------------------------------  ----------------------------
  ACTUAL RANGE      NUMBER      WEIGHTED AVERAGE       WEIGHTED        NUMBER        WEIGHTED
  OF EXERCISE     OUTSTANDING       REMAINING           AVERAGE      OUTSTANDING      AVERAGE
     PRICES       AT 12/31/97   CONTRACTUAL LIFE    EXERCISE PRICE   AT 12/31/97  EXERCISE PRICE
----------------  -----------  -------------------  ---------------  -----------  ---------------
  $25.16-35.27     1,415,854              9.1          $   33.06         39,245      $   30.10
  $36.67-56.06     2,682,369              7.8          $   40.79      1,037,976      $   39.67
  $60.20-60.20           500              9.7          $   60.20         --             --
                  -----------                                        -----------
                   4,098,723              8.2          $   38.12      1,077,221      $   39.32
                  -----------                                        -----------
                  -----------                                        -----------

    STOCK PURCHASE PLAN

    On May 18, 1996, the Company's stockholders approved the Company's Employee Stock Purchase Plan (the "ESPP"). The ESPP allows eligible employees to purchase Common Stock at the lower of 85% of the market price of the stock at the beginning or end of each offering period. The aggregate amount of common stock that may be issued pursuant to the ESPP shall not exceed 400,000 shares, subject to adjustment pursuant to the terms of the ESPP. As of December 31, 1997 and 1996, approximately 50,700

                         WELLPOINT HEALTH NETWORKS INC.

10.  COMMON STOCK (CONTINUED)
and 43,000 shares of common stock were purchased under the ESPP at a purchase price of $29.22 and $22.53 per share, respectively. Through 1997, shares issued under the ESPP are generally subject to a one-year holding period. The Company maintains the right to repurchase shares held in escrow upon termination of the employee. Beginning in 1998, newly issued shares are no longer subject to such holding period.

    SFAS 123 DISCLOSURE

    In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize the compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and earnings per share for the years ended December 31, 1997 and 1996 would have been reduced to the pro forma amounts indicated in the table which follows:

                                                                               1997       1996
                                                                             ---------  ---------
                                                                             (IN MILLIONS, EXCEPT
                                                                              PER SHARE AMOUNTS)
Net income--as reported....................................................  $   227.4  $   202.0
Net income--pro forma......................................................  $   218.2  $   190.9
Earnings per share--as reported............................................  $    3.30  $    3.04
Earnings per share--pro forma..............................................  $    3.17  $    2.87
Earnings per share assuming full dilution--as reported.....................  $    3.27  $    3.04
Earnings per share assuming full dilution--pro forma.......................  $    3.14  $    2.87

                                                                              1997
                                                                    -------------------------
                                                                     OFFICERS     EMPLOYEES
                                                                    -----------  ------------
ASSUMPTIONS
Expected dividend yield...........................................      --            --
Risk-free interest rate...........................................        6.26%         6.13%
Expected stock price volatility...................................       37.00%        37.00%
Expected life of options..........................................   five years   three years

                                                                              1996
                                                                    -------------------------
                                                                     OFFICERS     EMPLOYEES
                                                                    -----------  ------------
ASSUMPTIONS
Expected dividend yield...........................................      --            --
Risk-free interest rate...........................................        6.40%         6.21%
Expected stock price volatility...................................       35.68%        37.16%
Expected life of options..........................................   five years   three years

    The above pro forma disclosures may not be representative of the effects on reported pro forma net income for future years. The weighted average fair value of options granted during 1997 and 1996 is $13.72 and $15.74 per share, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

11.  EARNINGS PER SHARE

    In accordance with Statement of Financial Accounting Standards No. 128, the following is an illustration of the dilutive effect of the Company's common stock equivalents on earning per share ("EPS"). There were no antidilutive securities for each of the three periods presented.

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1997        1996        1995
                                                           ----------  ----------  ----------
                                                                 (IN THOUSANDS, EXCEPT
                                                                  EARNINGS PER SHARE)
Net Income...............................................  $  227,409  $  202,002  $  179,989

Weighted average shares outstanding......................      68,811      66,433      66,367
Net effect of dilutive stock options.....................         651      --          --
                                                           ----------  ----------  ----------
Fully diluted weighted average shares outstanding........      69,462      66,433      66,367
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Earnings Per Share.......................................  $     3.30  $     3.04  $     2.71
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Earnings Per Share Assuming Full Dilution................  $     3.27  $     3.04  $     2.71
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The number of shares outstanding for the year ended December 31, 1995 has been calculated using 66.4 million shares, the number of shares outstanding immediately following the Recapitalization, to give effect to the two-for-three share exchange that occurred as part of the Recapitalization. For the year ended December 31, 1996, has been calculated using such 66.4 million shares, plus the weighted average number of shares issued since the Recapitalization.

12.  LEASES

    Effective January 1, 1996, the Company entered into a new lease agreement for a 24-year period for its corporate headquarters, expiring in December 2019, with two options to extend the term for up to two additional five-year terms. In addition to base rent, beginning in January 1997, the Company must pay a contingent amount based upon annual changes in the consumer price index. In 1996, the Company paid $30 million to the owner of the building in connection with the new lease agreement. This prepayment is being amortized on a straight-line basis over the life of the new lease.

    The Company's other lease terms range from one to twenty-two years with certain options to renew. Certain lease agreements provide for escalation of payments which are based on fluctuations in certain published cost-of-living indices.

                         WELLPOINT HEALTH NETWORKS INC.

12.  LEASES (CONTINUED)
    Future minimum rental payments under operating leases utilized by the Company having initial or remaining noncancellable lease terms in excess of one year at December 31, 1997 are as follows:

                                                                                 YEAR ENDING
                                                                                 DECEMBER 31,
                                                                                --------------
                                                                                (IN THOUSANDS)
1998..........................................................................   $     35,373
1999..........................................................................         35,462
2000..........................................................................         31,340
2001..........................................................................         26,197
2002..........................................................................         16,250
Thereafter....................................................................        257,123
                                                                                --------------
    Total payments required...................................................   $    401,745
                                                                                --------------
                                                                                --------------

    Rental expense for the years ended December 31, 1997, 1996 and 1995 for all operating leases was $34.8 million, $18.3 million and $18.7 million, respectively. Contingent rentals included in the above rental expense for the years ended December 31, 1997 and 1995 were $0.3 million and $2.0 million, respectively. There were no contingent rentals for the year ended December 31, 1996.

13.  RELATED PARTY TRANSACTIONS

    Prior to the Recapitalization in May 1996, and pursuant to the Administrative Services and Product Marketing Agreement by BCC and Old WellPoint, BCC provided office space and certain administrative and support services, including computerized data processing and management information systems, telecommunications systems and other management services to the Company. These expenses were allocated to and paid by the Company in an amount equal to the direct and indirect costs and expenses incurred in furnishing these services. In addition, the Company provided services to BCC which included health plan services, claims processing related to such plans, other financial management services and provider contracting (excluding hospitals and other institutional health care providers), which were reimbursed on a basis that approximated cost. Management of both the Company and BCC considered the allocation methodologies and cost approximations to be reasonable and appropriate.

    Intercompany charges between the Company and BCC for the respective periods prior to the Recapitalization are as follows:

                                                                      JANUARY 1    YEAR ENDED
                                                                     TO MAY 20,   DECEMBER 31,
                                                                        1996          1995
                                                                     -----------  ------------
                                                                          (IN THOUSANDS)
Services provided by BCC...........................................   $  13,601    $   17,418
Services provided to BCC...........................................      (3,931)      (11,592)
                                                                     -----------  ------------
Net intercompany charges included in general and administrative
  expense..........................................................   $   9,670    $    5,826
                                                                     -----------  ------------
                                                                     -----------  ------------

    As required by the DOC prior to the Recapitalization, non-contract provider services under the Company and BCC's jointly marketed Prudent Buyer and Medicare supplement products were required to be provided by BCC, and revenues attributable to such non-contract provider services were, therefore, not

                         WELLPOINT HEALTH NETWORKS INC.

13.  RELATED PARTY TRANSACTIONS (CONTINUED)
included in the Company's consolidated financial statements prior to May 20, 1996. BCC recorded a portion of premium revenue for these products based on the estimated cost of providing these non-contract provider health care services, plus an underwriting margin equal to the greater of 2.0% or the average percentage of underwriting gain among member plans of the BCBSA (which included
BCC). For the period January 1, 1996 through May 20, 1996, the underwriting margin was estimated at 2.0%. For the year ended December 31, 1995, the underwriting margin was estimated at 2.0%. Such aggregate premium revenue recognized by BCC related to the non-contract provider services for these products for the period from January 1, 1996 through May 20, 1996 and for the year ended December 31, 1995 was $59.3 million, and $163.4 million, respectively.

    Operating income recognized by BCC on such non-contract provider services for the period from January 1, 1996 through May 20, 1996 and for the year ended December 31, 1995 was $1.2 million, and $3.2 million, respectively. In conjunction with the Recapitalization of May 20, 1996, the DOC approved the Company to offer non-contract provider services, and, therefore, revenues attributable to such services are included in the Company's 1997 and 1996 consolidated financial statements subsequent to the Recapitalization date.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

    CASH AND CASH EQUIVALENTS. The carrying amount approximates fair value, based on the short-term maturities of these instruments.

    INVESTMENT SECURITIES. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments.

    LONG-TERM INVESTMENTS. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments and at cost for certain equity investments.

    LONG-TERM DEBT. The carrying amount for long-term debt approximates fair value as the underlying instruments have variable interest rates at market value.

    INTEREST RATE SWAPS. The fair value of the interest rate swaps is based on the quoted market prices by the financial institutions which are the counterparties to the swaps.

    The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1997 are summarized below:

                                                                      CARRYING     ESTIMATED
                                                                       AMOUNT      FAIR VALUE
                                                                    ------------  ------------
                                                                          (IN THOUSANDS)
Cash and cash equivalents.........................................  $    283,851  $    283,851
Investment securities.............................................     2,552,775     2,552,775
Long-term investments.............................................       102,819       102,819
Long-term debt....................................................       388,000       388,000
Interest rate swaps...............................................       --            (17,283)

                         WELLPOINT HEALTH NETWORKS INC.

15.    CONTINGENCIES

    From time to time, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims. However, the financial and operational impact that such evolving theories of recovery will have on the managed care industry generally, or the Company in particular, is at present unknown.

    Certain of such legal proceedings are or may be covered under insurance policies or indemnification agreements. Based upon information presently available, management of the Company believes that the final outcome of all such proceedings should not have a material adverse effect on the Company's results of operations or financial condition.

16.  NONRECURRING COSTS

    The Company recorded $14.5 million of nonrecurring costs for the year ended December 31, 1997, of which $8.0 million recorded in the second quarter of 1997 related primarily to the write-down related to the Company's dental practice management operations and discontinuance of the Company's medical practice management operations in Santa Barbara and San Luis Obispo. In addition, $6.5 million incurred in the first quarter of 1997 consisted of severance and retention payments associated with the GBO acquisition.

    During the fourth quarter of 1995, the operating results of the Company included charges of $57.1 million ($34.5 million net of a $22.6 million tax benefit) for nonrecurring costs. Of the total, $29.8 million resulted from costs, primarily professional fees, associated with the terminated acquisition of Health Systems International. In addition, the Company recorded a charge of $27.3 million for the impairment of its pharmacy benefits management business based on the Company's analysis evaluating impairment of long-lived assets in accordance with Company policy. The impairment reflected an anticipated dramatic reduction in future claims processing fees. The anticipated reduced fees resulted from an industry market shift whereby pharmaceutical manufacturing companies had purchased pharmacy benefits management companies to market their products by reducing claims processing fees.

17.  REGULATORY REQUIREMENTS

    Certain of the Company's regulated subsidiaries must comply with certain minimum capital or tangible net equity requirements in each of the states in which they operate. As of December 31, 1997, the Company's regulated subsidiaries were in compliance with these requirements.

18.  FISCAL INTERMEDIARY FUNCTION

    Under an agreement with the BCBSA, the Company has contracted to administer Part A of Title XVIII of the Social Security Act (Medicare) in certain regions or for certain healthcare providers. The agreement is renewable annually unless terminated by the parties involved. As fiscal intermediary under the agreement, the Company makes disbursements to providers for medical care from funds provided by

                         WELLPOINT HEALTH NETWORKS INC.

18. FISCAL INTERMEDIARY FUNCTION (CONTINUED) the Federal Government and is reimbursed for these expenses incurred under the agreement. The Company disbursed approximately $8.4 billion and $4.6 billion and received administrative fees of approximately $29.9 million and $16.4 million for the years ended December 31, 1997 and 1996, respectively. The reimbursement is treated as a direct recovery of administrative expenses.

19.  UNAUDITED PRO FORMA FINANCIAL INFORMATION

    In accordance with APB No. 16, Business Combinations, the following unaudited pro forma summary presents revenue, net income and per share data of WellPoint as if the GBO acquisition had occurred as of the beginning of each period presented. The pro forma adjustments made include the results of operations for the GBO prior to its acquisition, amortization of intangible assets and foregone interest on the net cash used for the acquisition and the related income tax effects of such adjustments. For comparison purposes, adjustments also include all pro forma adjustments necessary to reflect the MMHD acquisition and the Recapitalization as if such transactions had been completed as of January 1, 1996. The pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations as they would have been if WellPoint, the GBO, MMHD and the BCC Commercial Operations had been a single entity during the years ended December 31, 1997 and 1996, nor is it necessarily indicative of the results of operations which may occur in the future. Pro forma earnings per share is calculated based on 68.8 million and 66.4 million shares for the years ended 1997 and 1996, respectively. Pro forma earnings per share assuming full dilution is calculated based on 69.5 million and 66.4 million shares for the years ended 1997 and 1996, respectively.

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                         --------------------
                                                                           1997       1996
                                                                         ---------  ---------
                                                                         (IN MILLIONS, EXCEPT
                                                                         EARNINGS PER SHARE)
Revenues...............................................................  $ 5,953.2  $ 5,284.1
Net Income.............................................................  $   223.7  $   192.0
Earnings Per Share.....................................................  $    3.25  $    2.89
Earnings Per Share Assuming Full Dilution..............................  $    3.22  $    2.89

                                                                      APPENDIX I

             WELLPOINT HEALTH NETWORKS INC. STOCK OPTION/AWARD PLAN
                      AS AMENDED THROUGH FEBRUARY 12, 1998

                                  ARTICLE ONE
                               GENERAL PROVISIONS

1.1 PURPOSE OF THE PLAN

    This WellPoint Health Networks Inc. Stock Option\Award Plan ("PLAN"), originally adopted effective January 1, 1994 ("EFFECTIVE DATE"), is intended to enable WellPoint Health Networks Inc. ("COMPANY") to offer options, restricted stock, performance shares, performance units, phantom stock, and automatic stock appreciation rights to the following eligible individuals ("ELIGIBLE INDIVIDUALS"): Key employees and officers, directors, consultants and independent contractors of the Company or of an affiliate ("AFFILIATE") linked to the Company by a 50% or greater chain of ownership or in which the Company has a significant ownership interest, directly or indirectly (as determined by the Committee, as defined below). In addition to the aforementioned discretionary grants, this Plan provides for automatic stock grants to non-employee members of the Board of Directors of the Company ("BOARD").

1.2 ADMINISTRATION OF THE PLAN

    A. COMMITTEE. The Plan will be administered by a committee or committees appointed by the Board and consisting of two or more members of the Board. The Board may delegate responsibility for administration of the Plan with respect to designated grant and award recipients to different committees, subject to such limitations as the Board deems appropriate. Members of a committee will serve for such term as the Board may determine, and may be removed by the Board at any time. The term "COMMITTEE," when used in this Plan, refers to the committee that has been delegated authority with respect to a matter.

    In determining the composition of any committee or subcommittee, the Board or committee, as the case may be, shall consider the desirability of compliance with the compositional requirements of (i) Rule 16b-3 of the Securities and Exchange Commission with respect to award holders who are subject to the trading restrictions of Section 16(b) of the Securities and Exchange Act of 1934 ("1934 ACT") with respect to securities of the Corporation and (ii) Section 162(m) of the Internal Revenue Code ("CODE"), but shall not be bound by such compliance.

    B. AUTHORITY. Each Committee has full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are Eligible Individuals and which Eligible Individuals are to receive grants and/or awards under the Plan, to determine the amount and/or number of shares subject to such a grant or award, and to determine the terms of such a grant or award made under the Plan (which terms need not be identical). Decisions of a Committee made within the discretion delegated to it by the Board are final and binding on all persons.

1.3 STOCK SUBJECT TO THE PLAN

    A. NUMBER OF SHARES. Shares of the Company's Common Stock ("COMMON STOCK") available for issuance under the Plan will be drawn from the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market. The number of shares of Common Stock that may be issued under the Plan will not exceed 5 million, after adjustment for the Company's 1996 recapitalization and subject to further adjustment in accordance with the terms of the Plan. Not more than 5 million shares, after adjustment for the Company's

1996 recapitalization and subject to further adjustment as provided in Paragraph 1.3.D., may be subject to Incentive Options (as defined below).

    B. AFFILIATE STOCK. Subject to such limits, regulatory approvals and stockholder approvals as the Committee determines to be necessary, Common Stock issuable under the Plan may include the stock of an Affiliate, a subsidiary, or a joint venture in which the Company is a participant.

    C. SHARE COUNTING. In determining whether the number shares issued under the Plan exceeds the maximum number set forth in Paragraph 1.3.A., only the net number of shares actually issued under an award shall count against the limit. Thus, if any outstanding grant or award under the Plan expires, is terminated, is cancelled or is forfeited for any reason before the full number of shares governed by the grant or award are issued, those remaining shares will not be charged against the limit in Paragraph 1.3.A. above and will be available for subsequent grants and awards under the Plan. Shares issued under the Plan and subsequently forfeited to or repurchased by the Company pursuant to its forfeiture and repurchase rights under this Plan will be available for subsequent grants and awards under the Plan. If shares held by an awardholder are delivered to the Company, or are withheld from shares otherwise issuable under the award, in payment of all or a portion of the exercise price or tax withholding obligations under the award, only the net number of shares issued by the Company (i.e., the gross number less the shares delivered or withheld) shall be counted toward the limit of Paragraph 1.3.A. Similarly, shares for which a cash payment is made in lieu of payment in stock will be available for subsequent grants and awards under this Plan.

    D. ADJUSTMENTS. If any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and, if applicable, price per share in effect under automatic option and stock grants to directors and each outstanding grant and award under the Plan and
(iii) the maximum number of shares issuable to one individual pursuant to Paragraph 1.3.E. The purpose of these adjustments will be to preclude the enlargement or dilution of rights and benefits under the grants and awards.

    E. INDIVIDUAL LIMIT. No Eligible Individual will receive options, restricted stock, performance shares, performance units, phantom stock, automatic stock appreciation rights or any combination of each under this Plan for more than 1 million shares (subject to adjustment as provided in Paragraph 1.3.D.) during any consecutive three-year period.

                                  ARTICLE TWO
                                    OPTIONS

2.1 TERMS AND CONDITIONS OF OPTIONS

    A. TYPE AND TERM. The Committee has full authority to determine whether options are to be incentive stock options ("INCENTIVE OPTIONS") that satisfy the requirements of Section 422 of the Internal Revenue Code or non-qualified options not intended to satisfy those requirements ("NON-QUALIFIED OPTIONS"), the time or times at which grants become exercisable, the maximum term for which grants remain outstanding and the remaining terms of options, subject to the remaining provisions of the Plan. No grants under the Plan will be exercisable after the expiration of 10 years from the date of grant.

    B. PRICE. The option price per share will be fixed by the Committee; provided, however, that in no event will the option price per share for Incentive Options be less than 100% of the Fair Market Value of a share of Common Stock on the date of the grant.

    C. EXERCISE AND PAYMENT. After any option granted under the Plan becomes exercisable, it may be exercised by notice to the Company, in such form as the Committee shall authorize, at any time before termination of the option. The option price will be payable in full in cash or check made payable to the

Company; provided, however, that the Committee may, either at the time the option is granted or at any subsequent time, and subject to such limitations as it may determine, authorize payment of all or a portion of the option price in one or more of the following alternative forms:

        (1) in shares of Common Stock valued as of the Exercise Date (defined below) and held for the requisite period to avoid a charge to earnings; or

        (2) through a sale and remittance procedure under which the option holder delivers, in such form as the Committee shall authorize, an exercise notice and irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds to pay the option price.

    For purposes of Subparagraph (2) immediately above, the "EXERCISE DATE" is the date on which notice, in such form as the Committee shall authorize, of the exercise of the option is delivered to the Company. In all other cases, the Exercise Date is the date on which notice and actual payment is received by the Company.

An option may provide, to the extent subject to such terms as the Committee authorizes, that upon the exercise of the option, the holder will automatically be granted a new option covering that number of shares equal to (i) the number of shares delivered to the Company by the holder, or withheld from shares otherwise issuable to the holder upon exercise, in payment of the exercise price of the option or the tax withholding obligations attributable thereto and\or
(ii) that number of shares with a then Fair Market Value equal to the amount of the withholding obligations paid in cash by the holder.

    D. STOCKHOLDER RIGHTS. An option holder will have no stockholder rights with respect to any shares covered by an option before the Exercise Date of the option, as defined in the immediately preceding Paragraph.

    E. SEPARATION FROM SERVICE. The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms of such exercise, on and after the date that an optionee ceases to be employed by or to provide services to the Company or an Affiliate. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

    F. INCENTIVE OPTIONS. Options granted under the Plan that are intended to be Incentive Options will be subject to the following additional terms:

        (1) DOLLAR LIMIT. To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be Incentive Options are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Company, a parent or subsidiary corporation or predecessor thereof) exceeds the sum of $100,000 (or a greater amount permitted under the Internal Revenue Code), whether by reason of acceleration or otherwise, those options will not be treated as Incentive Options. In making this determination, options will be taken into account in the order in which they were granted.

        (2) 10% STOCKHOLDER. If any employee to whom an Incentive Option is to be granted is, on the date of grant, the owner of stock (determined using the attribution rules of Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary ("10% STOCKHOLDER"), then the following special provisions will apply to the option granted to that individual:

           (i) The option price per share of the stock subject to that Incentive Option will not be less than 110% of the Fair Market Value of the option shares on the date of grant; and

           (ii) The option will not have a term in excess of 5 years from the date of grant.

        (3) PARENT AND SUBSIDIARY. For purposes of this Paragraph, "PARENT" and "SUBSIDIARY" will have the meaning attributed to those terms, as they are used in Section 422(b) of the Internal Revenue Code.

        (4) EMPLOYEES. Incentive Options may only be granted to employees of the Company or of a parent or subsidiary.

    G. TRANSFERABILITY. During the lifetime of the optionee, options will be exercisable only by the optionee and will not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution following the optionee's death. However, if and to the extent that the Committee so authorizes at the time an award is granted or amended, an option or other award may, in connection with the holder's estate plan, be assigned in whole or in part during the grantee's lifetime to one or more members of the grantee's family or to a trust established exclusively for one or more such family members. Rights under the assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the award pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

2.2 REPURCHASE RIGHTS

    The Committee may in its discretion determine that it shall be a term and condition of one or more options exercised under the Plan that the Company or its assigns will have the right, exercisable upon the optionee's separation from service with the Company and/or its Affiliates, to repurchase any or all of the shares of Common Stock previously acquired by the optionee upon the exercise of that option. Any such repurchase right will be exercisable on such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions for the expiration of the repurchase right in one or more installments) as the Committee may specify in the instrument evidencing the right. The Committee will also have full power and authority to provide for the automatic termination of repurchase rights, in whole or in part, thereby accelerating the vesting of any or all of the purchased shares.

                                 ARTICLE THREE
                     RESTRICTED STOCK, PERFORMANCE SHARES,
                      PERFORMANCE UNITS, AND PHANTOM STOCK

3.1 RESTRICTED STOCK

    Restricted stock granted under the Plan consists of shares of Common Stock (together with cash dividend equivalents if so determined by the Committee), the retention and transfer of which is subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Company) as the Committee shall determine. The terms, conditions and restrictions to which restricted stock is subject will be evidenced by such instruments as the Committee may from time to time approve and may vary from grant to grant. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its Affiliates as a condition precedent to the issuance of restricted stock.

3.2 PERFORMANCE SHARES

    Performance shares granted under the Plan consist of the right, subject to such terms, conditions and restrictions as the Committee may determine (including, but not limited to continued employment and/or performance standards), to receive a share of Common Stock. Performance shares will be evidenced by such instruments as the Committee may from time to time approve. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its Affiliates as a condition precedent to the issuance of shares pursuant to performance shares. The terms, conditions and restrictions to which performance shares are subject may vary from grant to grant.

3.3 PHANTOM STOCK

    Phantom stock granted under the Plan consists of the right to receive an amount in cash equal to the Fair Market Value of one share of Common Stock on the date of valuation of the phantom stock (together with cash dividend equivalents if so determined by the Committee) less such amount, if any, as the Committee shall specify. Phantom stock will be evidenced by such instruments as the Committee may from time to time approve. The date of valuation and payment of cash under phantom stock and the conditions, if any, to which such payment will be subject (whether based on performance standards or periods of service or otherwise) will be determined by the Committee.

3.4 PERFORMANCE UNITS

    Performance units granted under the Plan consist of the right to receive cash, subject to such terms, conditions and restrictions (including, but not limited to performance standards) as the Committee may determine. Performance units will be evidenced by such instruments as the Committee may from time to time approve. The terms, conditions and restrictions to which performance units are subject may vary from grant to grant.

3.5 CASH PAYMENTS

    The Committee may provide award holders with an election, or require a holder, to receive a portion of the total value of the Common Stock subject to restricted stock or performance shares in the form of a cash payment, subject to such terms, conditions and restrictions as the Committee may specify.

                                  ARTICLE FOUR
                   AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

4.1 AUTOMATIC STOCK GRANTS

    In consideration of their past services, individuals who have been non-employee members of the Board for at least six full calendar months on the last day of the second quarter of each fiscal year of the Company beginning after December 31, 1997 ("ELIGIBLE INDEPENDENT DIRECTORS") will automatically be granted on that date ("AUTOMATIC GRANT DATE") 800 shares of Common Stock ("AUTOMATIC STOCK GRANTS"), subject to adjustment under Paragraph 1.3.D. of this Plan.

4.2 AUTOMATIC STOCK OPTION GRANTS

    A. OPTION GRANTS. On each Automatic Grant Date, each continuing Eligible Independent Director will receive an Automatic Option to purchase 2,000 shares of Common Stock, subject to adjustment under Paragraph 1.3.D. of this Plan.

    B. TERMS AND CONDITIONS. The terms and conditions applicable to each Automatic Option will be as follows:

        (1) PRICE. The option price per share will be equal to one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant.

        (2) TERMS. Each Automatic Option will have a term of ten (10) years, measured from the date of grant, and will be exercisable at any time during the term for all or any part of the covered shares; provided, however, that no Automatic Options may be exercised prior to approval by the Company's stockholders of the amendment to the Plan first providing for the grant of Automatic Options.

        (3) PAYMENT. Upon exercise of the Automatic Option, the option price for the purchased shares will become payable immediately in cash or in shares of Common Stock that the optionee has held for at least six (6) months. Payment may also be made through a sale and remittance procedure under which the option holder delivers, in such form as the Committee shall authorize, an exercise notice and irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds to pay the option price. To the extent that the exercise price of an Automatic Option (or any tax obligations attributable thereto) is paid in shares of Common Stock (whether delivered to the Company by the holder or withheld from shares otherwise issuable upon exercise), the holder will automatically be granted a new Automatic Option covering the number of shares so delivered or withheld; the terms of the new Automatic Option shall be the same as the Automatic Option so exercised, except that the per share exercise price of the new Automatic Option shall be the fair market value of one share of Common Stock on the date of grant of the new Automatic Option and the term of the New Automatic Option shall be equal to the remaining term of the Automatic Option so exercised.

        (5) CESSATION. In the event the optionee ceases to provide services to the Company or its subsidiaries as a director, an employee, a consultant or an independent contractor, the Automatic Option may be exercised, within the term of the Automatic Option, for a period of twelve (12) months after the date of such cessation. In the case of death, the Automatic Option may be exercised within such period by the estate or heirs of the optionee.

4.3 NO DISCRETION; EFFECT ON OTHER AWARDS

    No person will have any discretion to select which Independent Directors will be granted automatic awards under this Article Four or to determine the number of shares of Common Stock subject thereto. However, nothing in this Plan will be construed to prevent an Eligible Independent Director from either declining to receive an award under this Article Four or to receive a discretionary award under the Plan or any other compensatory plan or arrangement. This Article Four and the terms of options granted hereunder may be amended at any time by action of the Board of Directors, subject only to the limitations of Section 5.1

                                  ARTICLE FIVE
                                 MISCELLANEOUS

5.1 AMENDMENT

    A. BOARD ACTION. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (1) except to the extent necessary to qualify as Incentive Options any or all options granted under the Plan that are intended to so qualify, such action shall not adversely affect a holder's rights and obligations with respect to grants and awards at the time outstanding under the Plan and (2) certain amendments may, as determined by the Board in its sole discretion, require stockholder approval pursuant to applicable laws or regulations.

    B. MODIFICATION OF GRANTS AND AWARDS. The Committee has full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding grant or award under the Plan, to the extent not inconsistent with the Plan; provided, however, that no such modification or waiver shall, without the consent of the holder of the grant or award, adversely affect the holder's rights thereunder.

    C. OTHER PROGRAMS. Nothing in this Plan shall prevent the Company from adopting any other compensation program, including programs involving equity compensation, for employees, directors or consultants. The adoption or amendment of any such program shall not be considered an amendment to this Plan.

5.2 TAX WITHHOLDING

    A. OBLIGATION. The Company's obligation to deliver shares or cash upon the exercise of grants and awards under the Plan is subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

    B. STOCK WITHHOLDING. The Committee may require or permit, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3) any or all holders of outstanding grants or awards under the Plan to elect to have the Company withhold, from the shares of Common Stock otherwise issuable pursuant to such grant or award, one or more of such shares with an aggregate Fair Market Value equal to the Federal, State and local employment and income taxes ("TAXES") incurred in connection with the acquisition of such shares. Holders of grants or awards under the Plan may also be granted the right to deliver previously acquired shares of Common Stock held for the requisite period to avoid a charge to earnings in satisfaction of such Taxes. The withheld or delivered shares will be valued at Fair Market Value on the applicable determination date for such Taxes.

5.3 VALUATION

    For all purposes under this Plan, the fair market value per share of Common Stock on any relevant date under the Plan ("FAIR MARKET VALUE") will be determined as follows:

        (1) NATIONAL EXCHANGE. If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value will be the closing selling price per share of Common Stock on the day before the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the day before the date in question, then the Fair Market Value will be the closing selling price on the exchange on the last preceding date for which such quotation exists.

        (2) NASDAQ. If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded in the over-the-counter market, the fair market value will be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist will be determinative of fair market value.

        (3) COMMITTEE. Notwithstanding the foregoing, if the Committee determines that, as a result of circumstances existing on any date, the use of the above rules is not a reasonable method of determining Fair Market Value on that date or if Common Stock is not at the time listed or admitted to trading as outlined above, the Committee may use such other method as, in its judgment, is reasonable.

5.4 EFFECTIVE DATE AND TERM OF PLAN

    A.  EFFECTIVE DATE.  This Plan became effective on the Effective Date.

    B. TERM. No options or other awards may be granted under the Plan after June 10, 2002 ("TERMINATION DATE"), the date five years following approval of the Plan, as amended through January 15, 1997, by the shareholders of the Company. Subject to this limit, the Committee may make grants and awards under the Plan at any time after the Effective Date of the Plan and before the Termination Date.

    C. APPROVALS. The Plan and subsequent amendments thereto were approved by shareholders on May 10, 1994 and June 10, 1997, respectively. The Board subsequently further amended the Plan, in the form set forth in this document, subject to approval of the shareholders at the Company's 1998 annual meeting of shareholders. If shareholder approval of such amendments is not obtained at such meeting, the Plan shall continue in accordance with its terms as in existence immediately before such amendments. The Board may, in its discretion, condition any award under the Plan upon obtaining any other required or desired regulatory approvals.

5.5 USE OF PROCEEDS

    Any cash proceeds received by the Company from the sale of shares pursuant to grants and awards under the Plan will be used for general corporate purposes.

5.6 NO EMPLOYMENT/SERVICE RIGHTS

    Neither the establishment of this Plan, nor any action taken under the terms of this Plan, nor any provision of this Plan will be construed to grant any individual the right to remain in the employ or service of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the Company (or any subsidiary or parent of the Company retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause. Nothing contained in this Plan or in any grant or award under this Plan will affect any contractual rights of an employee or other service provider pursuant to a written employment or service agreement executed by both parties.

5.7 DEFERRAL OF AWARDS

    The Committee may, subject to such terms as it shall determine, permit the holder of an award under the Plan to elect to defer receipt of shares or cash otherwise payable under the award.

5.8 ELECTIVE AND TANDEM AWARDS

    The Committee may award stock options, restricted stock, performance shares, phantom stock and performance units independently of other compensation or in lieu of other compensation whether at the election of the potential award holder or otherwise. The number of shares subject to options or shares of restricted stock, phantom stock, performance shares, or performance units to be awarded in lieu of other compensation will be determined by the Committee in its sole discretion and need not be equal to the foregone compensation in Fair Market Value. In addition, stock options, restricted stock, performance shares, phantom stock and performance units may be awarded in tandem, so that a portion of that award becomes payable or becomes free of restrictions only if and to the extent that the tandem award is not exercised or is forfeited, subject to such terms and conditions as the Committee may specify.

5.9 CORPORATE TRANSACTIONS

    The Committee may determine and set forth in each award, either at the time of grant or by amendment thereafter, the effect, if any, that any sale of stock or assets, merger, combination, spinoff, reorganization, or liquidation of the Company will have upon the term, exercisability and\or vesting of outstanding awards, provided that any awards that are continued, assumed or replaced with comparable awards in connection with any transaction will be adjusted as provided in Section 1.3.D. The grant of awards under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

--------------------------------------------------------------------------------
                         WELLPOINT HEALTH NETWORKS INC.
                         ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Leonard D. Schaeffer and Thomas C. Geiser, or either of them, are hereby constituted and appointed to lawful attorneys and proxies of the undersigned, each with full power of substitution to vote and act as proxy with respect to all shares of Common Stock of WellPoint Health Networks Inc. ("WellPoint") standing in the name of the undersigned on the books of WellPoint at the close of business on March 27, 1998, at the Annual Meeting of Shareholders to be held at 10:00 A.M. on May 12, 1998, at the Warner Center Marriott, 21850 Oxnard Street, Woodland Hills, California 91367, or at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in WellPoint's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     The powers hereby granted may be exercised by both of said attorneys or proxies or their substitutes present and acting at the Annual Meeting of Shareholders or any adjournment or postponement thereof or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 through 3. Whether or not you are able to attend the meeting, you are urged to sign and mail the Proxy in the return envelope so that your stock maybe represented at the meeting.

                   (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------
                 TRIANGLE      FOLD AND DETACH HERE      TRIANGLE

                                ADMISSION TICKET

                          WELLPOINT HEALTH NETWORKS INC.
                       1998 ANNUAL MEETING OF STOCKHOLDERS

                              TUESDAY, MAY 12, 1998
                                    10:00 A.M.

                              WARNER CENTER MARRIOTT
                               21850 OXNARD STREET
                         WOODLAND HILLS, CALIFORNIA 91367



     PLEASE ADMIT                                       NON-TRANSFERABLE

--------------------------------------------------------------------------------
A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

                                                             Please mark
                                                             vote in the
                                                              following      /X/
                                                             manner using
                                                             dark ink only

                                                      FOR           WITHHOLD
                                                  all nominees      AUTHORITY
                                                 listed (except     to vote for
                                                 as indicated       all nominees
                                                     below)         listed below
1. Election of the two (2) Class II
   directors proposed in the                           / /                / /
   accompanying Proxy Statement to
   serve until the 2001 Annual Meeting.

   Nominees: David R. Banks, Stephen L. Davenport

   (INSTRUCTION: To withhold authority to vote for any individual, cross his or her name out above.)


                                                         FOR   AGAINST   ABSTAIN
2. Approval of an amendment to
   WellPoint's 1994 Stock Option/Award                   / /     / /       / /
   Plan (the "Stock Option Plan") which,
   among other things, provides for
   automatic annual option grants to the
   Company's non-employee directors,
   modifies the Stock Option Plan's
   limits on aggregate grants to a
   single person and allows the Company
   to incorporate a reload feature into
   new and existing option grants.

                                                         FOR   AGAINST   ABSTAIN
3. Ratification of the appointment of
   Coopers & Lybrand L.L.P. as the                       / /     / /       / /
   Company's independent public
   accountants for the fiscal year
   ending December 31, 1998.

                                 SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR
                                 STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY, AND THE CORPORATE SEAL SHOULD BE AFFIXED THERETO. EXECUTORS OR ADMINISTRATORS OR OTHER FIDUCIARIES WHO EXECUTE TO ABOVE PROXY FOR A DECEASED SHAREHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY.


Signature(s)                                              Dated           , 1998
            --------------------------------------------       -----------


--------------------------------------------------------------------------------
                 TRIANGLE      FOLD AND DETACH HERE      TRIANGLE

-------------------------------------------------------------------------------
VOTING CARD


                         WELLPOINT HEALTH NETWORKS INC.
                         ANNUAL MEETING OF STOCKHOLDERS

TO CHASEMELLON SHAREHOLDER SERVICES:

   I acknowledge receipt of the Notice of Annual Meeting of Stockholders of WellPoint Health Networks Inc. ("WellPoint") to be held on May 12,1998 at 10:00 A.M. at the Warner Center Marriott, 21850 Oxnard Street, Woodland Hills, California 91367, and the Proxy Statement furnished in connection with the solicitation of proxies by WellPoint's Board of Directors. You are directed to vote the shares which are held for my account pursuant to the Salary Deferral Savings Program of WellPoint (401(k) Plan) in the manner indicated on the reverse side of this card and, in your discretion, upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

   I understand that in the event I do not return this card, any shares held for my account in the 401(k) Plan will be voted by you in accordance with the direction of the 401(k) Plan's trustee, Vanguard Fiduciary Trust Company.

                  (Continued and to be signed on reverse side)


-------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -

-------------------------------------------------------------------------------
A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

  Please mark
  vote in the
   following     /X/
 manner using
 dark ink only


1. Election of the two (2) Class II directors proposed in the accompanying Proxy Statement to serve until the 2001
   Annual Meeting.

                             FOR                        WITHHOLD AUTHORITY
                    all nominees listed                   to vote for all
                 (except as indicated below)           nominees listed below
                            / /                                / /

   Nominees: David R. Banks, Stephen L. Davenport

   (INSTRUCTION: To withhold authority to vote for any individual, cross his or her name out above.)


2. Approval of an amendment to WellPoint's 1994 Stock Option/Award Plan (the "Stock Option Plan") which, among other things, provides for automatic annual option grants to the Company's non-employee directors, permits discretionary grants to non-employee directors, modifies the Stock Option Plan's limit on aggregate grants to a single person and allows the Company to incorporate a reload feature into new and existing option grants.

                                                  FOR   AGAINST   ABSTAIN
                                                  / /     / /       / /

3. Ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 31, 1998.

                                                  FOR   AGAINST   ABSTAIN
                                                  / /     / /       / /


SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY, AND THE CORPORATE SEAL SHOULD BE AFFIXED THERETO. EXECUTORS OR ADMINISTRATORS OR OTHER FIDUCIARIES WHO EXECUTE TO ABOVE PROXY FOR A DECEASED SHAREHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY .



SIGNATURE(S)___________________________________________   DATED _________, 1998

Please sign your name exactly as it appears printed hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should sign their full title as such.


--------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -


THIS IS YOUR VOTING INSTRUCTION CARD. PLEASE VOTE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE.

IT IS IMPORTANT THAT THIS CARD BE RETURNED PROMPTLY. THEREFORE, 401(K) PLAN PARTICIPANTS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING CARD IN THE ENCLOSED ENVELOPE.

IF YOU HOLD SHARES OF WELLPOINT STOCK OTHER THAN THROUGH THE 401(K) PLAN, YOU WILL RECEIVE A SEPARATE PROXY CARD TO VOTE SUCH SHARES.